  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1995

                                                       REGISTRATION NO. 33-54545
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3

                                    TO

                                 FORM S-1

                          REGISTRATION STATEMENT

                                   UNDER

                        THE SECURITIES ACT OF 1933

                               ----------------

                           HOST MARRIOTT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      7011                   53-0085950
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL      (IRS EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                              10400 FERNWOOD ROAD
                            BETHESDA, MARYLAND 20817
                                 (301) 380-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            STEPHEN J. MCKENNA, ESQ.
                              10400 FERNWOOD ROAD
                            BETHESDA, MARYLAND 20817
                                 (301) 380-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

                            BRUCE E. ROSENBLUM, ESQ.
                             SCOTT C. HERLIHY, ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W. SUITE 1300
                          WASHINGTON, D.C. 20004-2505

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           HOST MARRIOTT CORPORATION

                             CROSS REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

     FORM S-1                           LOCATION OR HEADING IN THE PROSPECTUS
     ITEM NUMBER AND CAPTION                  OR REGISTRATION STATEMENT
     -----------------------            -------------------------------------
  1. Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.....   Outside Front Cover Page

  2. Inside Front and Outside Back
     Cover Pages of Prospectus....   Inside Front and Outside Back Cover Page

  3. Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges.............   Prospectus Summary; Risk Factors

  4. Use of Proceeds..............   Use of Proceeds
  5. Determination of Offering
     Price........................   The Offering

  6. Dilution.....................   *

  7. Selling Security Holders.....   *

  8. Plan of Distribution.........   Plan of Distribution

  9. Description of Securities to
     be Registered................   Description of the Warrants; Description of
                                     Capital Stock
 10. Interests of Named Experts
     and Counsel..................   Legal Matters; Experts

  11. Information With Respect to
     the Registrant...............   Business and Properties; Legal Proceedings;
                                     Price Range of Common Stock and Dividends;
                                     Selected Historical Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Capitalization of the Company;
                                     Pro Forma Condensed Consolidated Financial
                                     Data; Management; Certain Transactions;
                                     Ownership of Company Securities; Index to
                                     Financial Statements

 12. Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................   *

- --------
* Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED APRIL 11, 1995

PROSPECTUS

                           HOST MARRIOTT CORPORATION

              7,700,000 WARRANTS TO ACQUIRE SHARES OF COMMON STOCK
                        7,700,000 SHARES OF COMMON STOCK

  Host Marriott Corporation, a Delaware corporation (the "Company"), is issuing 7,700,000 Warrants (the "Warrants") to acquire shares of the Company's common stock, $1.00 par value per share ("Common Stock") in connection with the settlement of class action lawsuits instituted against the Company and certain individual defendants by certain holders and purchasers of senior notes and debentures of the Company. The Warrants were distributed pursuant to such settlement to the "Initial Warrantholders" as described more fully herein. See "Plan of Distribution." Additionally, 7,700,000 shares of Common Stock which may be purchased upon exercise of the Warrants by holders thereof are being offered hereby on a continuous basis. As of the date of this Prospectus, approximately 66,000 Warrants have been exercised and approximately 66,000 shares of Common Stock have been issued thereunder.

  Each Warrant entitles the holder upon exercise to acquire one share of Common Stock, at the exercise price of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996 or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998, subject to adjustment. See "Description of the Warrants." The Warrants may be exercised at any time on or before 5:00 p.m. New York City time on October 8, 1998 (the "Expiration Time"). The Warrants were issued in connection with the settlement of certain lawsuits and the Company did not receive any proceeds from issuance of the Warrants. Proceeds to the Company from the exercise of all Warrants, assuming an exercise price for each Warrant of $8.00 and $10.00 would be $61,600,000 and $77,000,000, respectively, before deducting expenses payable by the Company. No underwriting discounts or commissions will be paid in connection with this offering.

  The Company does not intend to list the Warrants on any securities exchange and no assurances can be given that a trading market for the Warrants will develop or be maintained. The Common Stock is traded on the New York Stock Exchange and on the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT." On April 10, 1995, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $10.625 per share. See "Price Range of the Common Stock and Dividends."

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

               The date of this Prospectus is April   , 1995

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 or the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Warrants and the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, the Warrants and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The Registration Statement, together with the exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers to Host Marriott Corporation and its subsidiaries and their respective operations.

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company owns 100 lodging properties that are generally operated under Marriott brand names and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly-owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own, in the aggregate, over 260 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (primarily Marriott Hotels, Resorts and Suites), moderately-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott).

  The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels in the U.S. and abroad. The Company believes that the full-service segment of the market offers opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. The Company believes that the full-service segment, in particular, has potential for improved performance as the economy continues to improve and as business travel continues to increase. During 1994, the Company acquired 15 full-service hotels totalling approximately 6,000 rooms in several transactions for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). In 1995, the Company purchased a 300-room full-service hotel for $15 million. The Company considers all nineteen properties as owned hotels for accounting purposes. The Company is also engaged in discussions with respect to other acquisition opportunities. In 1994, the Company sold 26 of its 30 Fairfield Inns. The Company also sold its 14 senior living communities in 1994. In 1995, the Company sold and leased back 21 of its Courtyard properties and entered into an agreement to sell and lease back 17 additional Courtyard properties.

  The Company is also the leading operator of airport and tollroad food and merchandise concessions, with facilities in virtually every major commercial airport in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 95 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, Starbucks, TCBY (The Country's Best Yogurt), Mrs. Fields and Cheers.

                   THE DISTRIBUTION AND RELATED TRANSACTIONS

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting the Company's existing businesses of owning lodging properties (the "Ownership Business") and operating restaurants, cafeterias, gift shops and related facilities at airports, stadiums, arenas and tourist attractions and on highway systems (the "Host/Travel Plazas Business"), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, Marriott Corporation made a special dividend consisting of the distribution (the "Distribution") to holders of outstanding shares of Common Stock, on a share-for-share basis, of all outstanding shares of its wholly-owned subsidiary, Marriott International, Inc. ("Marriott International"), which at the time of the Distribution held all of the assets relating to the Management Business. Marriott International now conducts the Management Business as a separate publicly-traded company. See "The Distribution." The Company and Marriott International are parties to several important ongoing arrangements, including agreements pursuant to which Marriott International manages most of the Company's lodging properties and a $630 million line of credit (the "Line of Credit") provided by Marriott International to the Company's wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings") pursuant to a Credit Agreement between Holdings and Marriott International (the "Credit Agreement"). See "Financing--Credit Agreement." In connection with the Distribution, the Company consummated an exchange offer (the "Exchange Offer") pursuant to which holders of approximately $1.2 billion of its senior notes ("Old Notes") exchanged Old Notes for a combination of (i) cash, (ii) Common Stock and (iii) new notes ("New Notes") issued by Host Marriott Hospitality, Inc. ("Hospitality"), an indirect wholly-owned subsidiary of the Company. See "The Exchange Offer and Restructuring." References herein to "the Distribution and related transactions" include the Exchange Offer.

                                  THE OFFERING


Securities Offered......  7,700,000 Warrants to acquire shares of Common Stock of the Company; and 7,700,000 shares of Common Stock issuable upon the exercise of the Warrants.

Use of Proceeds.........  The Warrants were issued as part of a settlement of class action litigation and will not result in any cash proceeds to the Company. Proceeds from exercises of Warrants will be used for general corporate purposes.

NYSE Trading Symbol.....  HMT

Risk Factors............  Prospective investors should carefully consider the matters set forth under "Risk Factors."


DESCRIPTION OF THE WARRANTS

Total Number of
Warrants................  Warrants which, when exercised, entitle the holders thereof (each such holder, a "Warrantholder") to acquire an aggregate of 7,700,000 shares of Common Stock (subject to adjustments).

Expiration Time.........  No Warrant may be exercised after 5:00 p.m., New York
                          City time on October 8, 1998.

Exercise of Warrants....  Each Warrant entitles the Warrantholder, upon exercise, to acquire from the Company one share of Common Stock, at the exercise price of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996 or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998, subject to adjustment. Warrants are not exercisable during any Suspension Period (as described below).
No Rights as a
Stockholder.............  Warrantholders will not be entitled to any assets of the Company or rights as shareholders of the Company, including with respect to voting.

No Fractional Shares....  The Company will not issue warrants to purchase fractional shares of Common Stock. As a result, the Warrants to which each Initial Warrantholder is entitled will be rounded downward where the fractional portion of such entitlement, if any, involves less than one-half of a Warrant or upward where the fractional portion of such entitlement, if any, involves one-half or more of a Warrant, subject to the overall limitation on the issuance of Warrants. In the event of certain transactions, described below, the number of shares of Common Stock that may be purchased upon the exercise of each Warrant is subject to adjustment. The Company will not issue fractional shares of Common Stock on the exercise of Warrants otherwise issuable as a result of any of the aforementioned adjustments. If any fraction of a share of Common Stock would be issuable on the exercise of any Warrants (or portion thereof), the Company shall pay to the exercising Warrantholder (in lieu of issuance of such fractional share of Common Stock) an amount of cash equal to the Exercise Price on the date the Warrant is presented for exercise, multiplied by such fraction.

Adjustment Provisions...  The exercise price and number of shares of Common
                          Stock issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events, including (i) a change in the capital stock of the Company (as described more fully herein); (ii) certain distributions by the Company of rights, options or warrants to acquire Common Stock and (iii) certain other pro rata distributions to holders of Common Stock. See "Description of Warrants--Adjustment Provisions."

Registration of Warrant
Shares..................  The Company has agreed to use its reasonable best efforts to maintain the effectiveness under the Securities Act of the registration statement of which this Prospectus is a part, until the earlier of the Expiration Time or the date on which all Warrants have been exercised, subject to the Company's right to discontinue the effectiveness of such registration statement for such periods as the Company determines are necessary and appropriate (any such period referred to as a "Suspension Period").

Warrants Outstanding....  Warrants to acquire 7,700,000 shares of Common Stock were issued in 1994. Approximately 66,000 warrants have been exercised as of the date of this Prospectus.

Common Stock
Outstanding.............  As of March 24, 1995, 158.7 million shares of Common
                          Stock are outstanding. This does not include (i) 7.6 million shares of Common Stock issuable upon exercise of the Warrants, (ii) 11.1 million shares of Common Stock subject to options granted to executive officers and certain current and former employees of the Company, with a weighted average exercise price of $4.33 per share (certain of which options are subject to vesting requirements), (iii) 2.6 million shares of Common Stock issuable to executive officers and certain current and former employees under deferred stock incentive plans (certain of which shares are subject to vesting requirements) and (iv) 737,000 shares of Common Stock issuable upon exercise of conversion rights by holders of the Company's Series A Cumulative Convertible Preferred Stock. See "Management--Executive Officer Compensations,"
                          "Description of the Warrants" and "Description of Capital Stock--Convertible Preferred Stock."

              SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents (i) summary historical and pro forma financial data of the Company for the year ended December 30, 1994, and (ii) summary historical balance sheet and pro forma income statement data of the Company for the year ended December 31, 1993. The historical financial data provided herein is derived from the consolidated financial statements of the Company included in this Prospectus and the 1994 pro forma financial data provided herein is derived from the Pro Forma Condensed Consolidated Statement of Income of the Company and the consolidated financial statements of the Company included in this Prospectus, and includes the effect of the acquisitions and dispositions discussed in this Prospectus. The 1993 pro forma income statement data is derived from the pro forma financial data included in the Prospectus dated October 17, 1994, and includes the effect of the October 8, 1993 Distribution, Exchange Offer and Restructuring discussed in this Prospectus. The pro forma financial information set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future. The information presented below should be read in conjunction with the Host Marriott Corporation Consolidated Financial Statements and Notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus, and the Prospectus dated October 17, 1994. The following information is unaudited, except for the historical financial income statement and balance sheet data for 1994 and the balance sheet data as of December 31, 1993.

                                                                  FISCAL YEAR
                                                                      1993
                                     FISCAL YEAR   FISCAL YEAR    (PRO FORMA,
                                         1994          1994      EXCEPT BALANCE
                                     (HISTORICAL) (PRO FORMA)(5) SHEET DATA)(6)
                                     ------------ -------------- --------------
                                                   (IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues..........................    $1,501        $1,478         $1,354
  Operating profit before corporate
   expenses and interest............       191           177            122
  Interest expense..................       206           168            190
  Loss before extraordinary item and
   cumulative effect of changes in
   accounting principles(1).........       (19)           (7)           (60)
BALANCE SHEET DATA:
  Total assets......................    $3,822        $3,591         $3,848
  Debt(2)...........................     2,259         2,033          2,499
OTHER DATA:
  EBITDA(3).........................    $  376
  Cash from operations..............       158
  Cash used in investing activities.      (192)
  Cash from financing activities....        26
  Ratio of earnings to fixed
   charges(4).......................       --

- --------
(1) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. In the second fiscal quarter of 1993, the Company changed its accounting method for assets held for sale. See "Notes to Consolidated Financial Statements."

(2) The December 31, 1993 debt amount includes $20 million of convertible subordinated debt in the form of Liquid Yield Option Notes (LYONs). Long-term debt of the Company at December 30, 1994 and December 31, 1993 was $2.1 billion, respectively.

(3) EBITDA, as defined in the New Notes Indenture, consists of the sum of consolidated net income (loss), interest expense, income taxes, depreciation and amortization and certain other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets. EBITDA measures the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles.

(4) The ratio of earnings to fixed charges is computed by dividing income
    (loss) before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest. Earnings were inadequate to cover fixed charges by $17 million for the year ended December 30, 1994. The deficiency is largely the result of depreciation and amortization of $174 million for the year ended December 30, 1994.

(5) The 1994 pro forma balance sheet information presents the financial information of the Company as if the sale/leaseback of the 21 Courtyard properties and the probable 1995 sale/leaseback of 17 additional Courtyard properties had been completed as of December 30, 1994. The 1994 pro forma income statement information presents the results of operations of the Company as if the following transactions had been completed as of January 1, 1994: 1994 addition of 18 full-service properties; 1994 sale of 14 senior living communities; 1994 sale of 26 Fairfield Inns; 1995 sale/leaseback of 21 Courtyard properties; and the probable 1995 sale/leaseback of 17 additional Courtyard properties. See "Pro Forma Condensed Consolidated Financial Data".

(6) The 1993 pro forma income statement information presents the financial information of the Company as if the Distribution, Exchange Offer and Restructuring occurred on January 2, 1993. This 1993 pro forma information does not include the effect of the 1994 and 1995 acquisition and disposition transactions.

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company has substantial indebtedness. As of December 30, 1994, the Company had consolidated debt of $2.3 billion and total shareholders' equity of $710 million. The Real Estate Group and Operating Group businesses are capital intensive, and the Company will have significant capital requirements in the future. The Company's leverage could affect its ability to obtain financing in the future or to undertake refinancings on terms and subject to conditions deemed acceptable by the Company.

  A significant portion of the business of the Company's Real Estate and Operating Groups (each as defined herein) is conducted by subsidiaries of Hospitality (a second-tier subsidiary of the Company). As of December 30, 1994, Hospitality had approximately $930 million in aggregate principal amount of New Notes outstanding, which are secured by a pledge of the stock of, and guaranteed by, Hospitality and certain of its subsidiaries. The indenture governing these notes contains covenants that, among other things, (i) limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, (ii) limit the ability of Hospitality and its subsidiaries to incur additional debt, (iii) limit the ability of Hospitality and its subsidiaries to create additional liens on their respective assets, (iv) limit the ability of the subsidiaries of Hospitality to incur debt and issue preferred stock, (v) limit the ability of Hospitality and its subsidiaries to engage in certain transactions with related parties, (vi) limit the ability of each subsidiary of Hospitality to enter into agreements which restrict such subsidiary in paying dividends or making certain other payments and (vii) limit the activities and businesses of Holdings. See "Financing--New Notes" and "The Exchange Offer and Restructuring." In addition, the Credit Agreement with Marriott International imposes certain restrictions on the ability of the Company and certain other subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures. The above restrictions may limit the Company's ability to secure additional financing, and may prevent the Company from engaging in transactions that might otherwise be beneficial to the Company. See "Financing--Credit Agreement."

PENDING LITIGATION

  In March 1993, the Company reached agreement in principle (the "Class Action Settlement") with certain holders and recent purchasers of the Company's old notes, who had either instituted or threatened litigation in response to the Distribution. In August 1993, the United States District Court approved the Class Action Settlement. In connection with this settlement, the Company issued warrants in 1994 to purchase up to 7.7 million shares of Host Marriott common stock. Such warrants are exercisable for five years from the Distribution Date, at $8.00 per share during the first three years and $10.00 per share during the last two years.

  A group of bondholders (the "PPM Group"), who purported to have at one time owned approximately $120 million of Senior Notes, and another group purporting to hold approximately $7.5 million of Senior Notes, opted out of the Class Action Settlement. The PPM Group alleged that federal securities laws had been violated in connection with the sale by the Company of certain series of its Senior Notes and debentures and claimed damages of approximately $30 million. The group purporting to hold $7.5 million of Senior Notes settled with the Company in April 1994. Under the terms of the settlement, the Company repurchased the Senior Notes at their par value.

  In September 1994, the Company settled with certain members of the PPM Group whose claims represent 40% of the PPM Group's aggregate claims. The claims of the remainder of the PPM Group went to trial in September 1994, and in October 1994 the judge declared a mistrial based on the inability of the jury to reach a verdict. In January 1995, the judge granted the Company's motion for judgment notwithstanding the verdict to dismiss the PPM Group's claims as a matter of law. An appeal was filed by the PPM Group in February 1995.

  The Company believes that all claims of the PPM Group are without merit and that the appeal will not be successful.

  The Company is from time to time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

POTENTIAL CONFLICTS WITH MARRIOTT INTERNATIONAL

  The interests of the Company and Marriott International may potentially conflict due to the ongoing relationships between the companies. In addition, the Company and Marriott International share two common directors--J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and will assume the responsibilities as President and Chief Executive Officer of the Company, effective May 1, 1995, until a replacement for Stephen F. Bollenbach, current President and Chief Executive Officer of the Company, is found. Richard E. Marriott also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of Marriott International and the Company, also own shares (and/or options or other rights to acquire shares) in both companies. With respect to the various contractual arrangements between the two companies, the potential exists for disagreement as to the quality of services provided by Marriott International and as to contract compliance. Additionally, the possible desire of the Company, from time-to-time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreement with Marriott International with respect to such property. Any such modification proposed by the Company may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and Marriott International to result in a mutually productive relationship. Moreover, appropriate policies and procedures are followed by the Board of Directors of each of the companies to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Marriott International (or as directors of any of their subsidiaries) on certain matters which present a conflict between the companies. See "Relationship Between the Company and Marriott International."

DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying regular cash dividends on the Common Stock. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policy" and "Financing." The Company has also stated its intention not to pay dividends on its outstanding Convertible Preferred Stock. The Company has not paid six quarterly dividend payments since the Distribution on the Convertible Preferred Stock and, accordingly, the remaining holders of the Convertible Preferred Stock are entitled to elect two directors of the Company at the 1995 Annual Meeting of Shareholders. Approximately 258,000 depositary shares, each representing 1/1000th of a share of Convertible Preferred Stock, were outstanding as of December 30, 1994. During the period from December 31, 1994 to March 24, 1995, approximately 219,500 depositary shares of Convertible Preferred Stock were converted into approximately 4.2 million shares of

Common Stock. As of March 24, 1995, approximately 38,500 depository shares remain outstanding. Commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of approximately $2 million plus accrued and unpaid dividends.

EFFECTS OF ECONOMIC CONDITIONS AND CYCLICALITY

  The Company's ownership of real property, including hotels, and undeveloped land parcels, is substantial. Real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or the economy as a whole will not have a material adverse impact on the Company.

ANTITAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation and Bylaws each contain provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight, or otherwise, that is not approved by the Board of Directors. Provisions that may have an antitakeover effect include (i) a staggered board of directors with three separate classes, (ii) a super-majority vote requirement for removal or filling of vacancies on the Board of Directors and for amendment to the Company's Restated Certificate of Incorporation and Bylaws, (iii) limitations on shareholder action by written consent and (iv) super-majority voting requirements for approval of mergers and other business combinations involving the Company and interested shareholders. In addition, the Company is subject to
Section 203 of the Delaware General Corporation Law requiring super-majority approval for certain business combinations. The Company has also adopted a shareholder rights plan which may discourage or delay a change in control of the Company. Finally, the Company has granted Marriott International, for a period of ten years following the Distribution, the right to purchase up to 20% of each class of the then outstanding voting stock of the Company at the fair market value thereof upon the occurrence of certain specified events, generally involving changes in control of the Company (the "Marriott International Purchase Right"). The Marriott International Purchase Right may have certain antitakeover effects with respect to the Company. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right" and "Description of Capital Stock--Rights and Junior Preferred Stock."

LACK OF PUBLIC MARKET FOR THE WARRANTS

  The Warrants have no established trading market and no assurance can be given that any such market will develop or, if one develops, that it will be sustained. The Company does not intend to apply to list the Warrants on any stock exchange. If a market for the Warrants does not develop, Warrantholders may be unable to sell the Warrants for an extended period of time, if at all.

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company owns 100 lodging properties that are generally operated under Marriott brand names and managed by Marriott International, formerly a wholly-owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own in the aggregate over 260 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (primarily Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). These Marriott brands are among the most respected and widely recognized in the lodging industry. The Company is also the leading operator of airport and tollroad food, beverage, and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 tollroads.

  The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels in the U.S. and abroad. The Company believes that the full-service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. The Company believes that the full-service segment, in particular, has potential for improved performance as the economy continues to improve and as business travel continues to increase. During 1994, the Company has acquired 15 full-service hotels totalling approximately 6,000 rooms in separate transactions for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company is continually engaged in discussions with respect to other acquisition opportunities and, subsequent to year-end, acquired the 300-room Charlotte Executive Park Marriott Hotel for $15 million. The Company considers all 19 properties as owned hotels for accounting purposes.

  In 1994, the Company sold 26 of its 30 Fairfield Inns. The Company also sold its 14 senior living communities in 1994. During the first quarter of 1995, the Company sold and leased back 21 of its Courtyard properties to a real estate investment trust (REIT) for $179 million (10% of which is deferred). During the second quarter of 1995, the Company entered into an agreement to sell and lease back an additional 17 Courtyards with the REIT for $163 million (10% of which is deferred). The REIT also has an option to buy and lease back up to 16 of the remaining Courtyard properties within fifteen months. The leases provide the Company with the ability to realize a substantial portion of the future cash flows from these properties. From 50% to 75% of the proceeds from the sale will be used to pay down publicly-held debt, as required. Subsequent to year-end, the Company also signed an agreement to sell its four remaining Fairfield Inns.

  The Company, through its Operating Group, is also the leading operator of airport and tollroad food and merchandise concessions, with facilities in most major commercial airports in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 95 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, Starbucks, TCBY (The Country's Best Yogurt), Mrs. Fields and Cheers.

  The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland, 20817, and its telephone number is (301) 380-9000. The Company was incorporated under the laws of the State of Delaware in 1929.

                                USE OF PROCEEDS

  The Warrants were issued as part of the Class Action Settlement, and the Company did not receive any proceeds from such issuance. The net proceeds to be received by the Company from the sale of 7,700,000 shares of Common Stock upon the exercise of the Warrants would be approximately $61.6 million, assuming the exercise of all Warrants at an exercise price of $8.00 per share and approximately $77 million, assuming the exercise of all Warrants at an exercise price of $10.00 per share, before deducting expenses payable by the Company. Any net proceeds are expected to be used for general corporate purposes.

                                DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying any regular cash dividends on the Common Stock. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock and the Company's subsidiaries are subject to certain agreements that limit their ability to pay dividends to the Company. See "Financing." The

Company has also stated its intention not to pay dividends on its outstanding Convertible Preferred Stock. The Company has not paid six quarterly dividend payments since the Distribution on the Convertible Preferred Stock and, accordingly, the remaining holders of the Convertible Preferred Stock are entitled to elect two directors of the Company at the 1995 Annual Meeting of Shareholders. Approximately 258,000 depositary shares, each representing 1/1000th of a share of Convertible Preferred Stock, were outstanding as of December 30, 1994. During the period from December 31, 1994 to March 24, 1995, approximately 219,500 depositary shares of Convertible Preferred Stock were converted into approximately 4.2 million shares of Common Stock. As of March 24, 1995, approximately 38,500 depository shares remain outstanding. Commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of approximately $2 million plus accrued and unpaid dividends.

                         CAPITALIZATION OF THE COMPANY

  The following table sets forth the capitalization of the Company at December 30, 1994 and the capitalization of the Company as adjusted to give effect to the exercise of all Warrants, as if all such exercises had occurred on December 30, 1994. The capitalization of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.

                                                       AT DECEMBER 30, 1994
                                                   ---------------------------
                                                   ACTUAL       AS ADJUSTED(1)
                                                   ------       --------------
                                                    (UNAUDITED, IN MILLIONS)
Cash and cash equivalents........................  $   95            $  156
                                                   ======            ======
Debt.............................................  $2,259            $2,259
Shareholders' equity.............................     710               771
                                                   ------            ------
  Total Capitalization...........................  $2,969            $3,030
                                                   ======            ======

- --------

(1) Reflects receipt of proceeds from the exercise of all Warrants, after deducting estimated expenses, assuming an exercise price for each Warrant of $8.00. See "Use of Proceeds." Assuming an exercise price for each Warrant of $10.00, the cash and cash equivalents, and shareholders' equity, of the Company would be $171 million and $786 million, respectively.

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited Pro Forma Condensed Consolidated Balance Sheet and Income Statement of the Company as of and for the year ended December 30, 1994 reflect the following transactions:

  .  1994 addition of 18 full-service properties

  .  1994 sale of 14 senior living communities

  .  1994 sale of 26 Fairfield Inns

  .  1995 sale/leaseback of 21 Courtyard properties

  .  Probable 1995 sale/leaseback of 17 Courtyard properties

  The "Host Marriott Corporation Pro Forma" column of the unaudited Pro Forma Condensed Consolidated Balance Sheet presents the financial position of the Company as if the sale/leaseback of the 21 Courtyard properties and the probable sale/leaseback of 17 additional Courtyard properties had been completed as of December 30, 1994. The 18 full-service hotel additions, the sale of the 14 senior living communities, and the sale of 26 Fairfield Inns were completed prior to December 30, 1994 and already have been reflected in the Company's historical balance sheet. The unaudited Pro Forma Condensed Consolidated Statement of Income of the Company for the year ended December 30, 1994 presents, in the "Host Marriott Corporation Pro Forma" column, the results of operations of the Company as if all of the transactions described above had been completed as of January 1, 1994. The adjustments required to reflect the transactions are set forth in the "Acquisition Pro Forma Adjustments" column and the "Disposition Pro Forma Adjustments" column and discussed in the accompanying notes.

  The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited Pro Forma Condensed Consolidated Financial Data and Notes thereto of the Company should be read in conjunction with the Host Marriott Corporation Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Prospectus.

                         HOST MARRIOTT CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             DECEMBER 30, 1994

                         (UNAUDITED, IN MILLIONS)

                                        HOST MARRIOTT DISPOSITION  HOST MARRIOTT
                                         CORPORATION   PRO FORMA    CORPORATION
                                         HISTORICAL   ADJUSTMENTS    PRO FORMA
                                        ------------- -----------  -------------
                                     ASSETS
Property and Equipment................     $3,156        $(331)(A)    $2,825
Investments in Affiliates.............        203          --            203
Notes Receivable......................         50          --             50
Accounts Receivable...................        102          --            102
Inventories...........................         40          --             40
Other Assets..........................        176           26 (A)       202
Cash and Cash Equivalents.............         95          300 (A)       169
                                                          (226)(B)
                                           ------        -----        ------
                                           $3,822        $(231)       $3,591
                                           ======        =====        ======
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of
   repayment..........................     $1,495        $(226)(B)    $1,269
  Debt not carrying a company guaran-
   tee of repayment...................        764          --            764
                                           ------        -----        ------
                                            2,259         (226)        2,033
Accounts Payable and Accrued Expenses.        208          --            208
Deferred Income Taxes.................        453          --            453
Other Liabilities.....................        192           (5)(A)       187
                                           ------        -----        ------
    Total Liabilities.................      3,112         (231)        2,881
                                           ------        -----        ------
Shareholders' Equity
  Convertible Preferred Stock.........         13          --             13
  Common Stock, 300 million shares
   authorized; 153.6 million shares
   issued and outstanding.............        154          --            154
  Additional Paid-in Capital..........        479          --            479
  Retained Earnings...................         64          --             64
                                           ------        -----        ------
    Total Shareholders' Equity........        710          --            710
                                           ------        -----        ------
                                           $3,822        $(231)       $3,591
                                           ======        =====        ======

                         HOST MARRIOTT CORPORATION

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

             (UNAUDITED, IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                        YEAR ENDED DECEMBER 30, 1994
                             -----------------------------------------------------
                             HOST MARRIOTT ACQUISITION  DISPOSITION  HOST MARRIOTT
                              CORPORATION   PRO FORMA    PRO FORMA    CORPORATION
                              HISTORICAL   ADJUSTMENTS  ADJUSTMENTS    PRO FORMA
                             ------------- -----------  -----------  -------------
Revenues
  Real Estate Group........     $  360        $ 59 (C)     $(84)(F)     $  337
                                                             2 (G)
  Operating Group..........      1,141         --           --           1,141
                                ------        ----         ----         ------
                                 1,501          59          (82)         1,478
                                ------        ----         ----         ------
Operating costs and ex-
 penses
  Real Estate Group........        213          27 (C)      (36)(F)        204
  Operating Group..........      1,097         --           --           1,097
                                ------        ----         ----         ------
                                 1,310          27          (36)         1,301
                                ------        ----         ----         ------
Operating profit
  Real Estate Group........        147          32          (46)           133
  Operating Group..........         44         --           --              44
                                ------        ----         ----         ------
    Operating profit before
     corporate expenses and
     interest..............        191          32          (46)           177
Corporate expenses.........        (37)        --           --             (37)
Interest expense...........       (206)         (9)(D)       23(B)        (168)
                                                             24(H)
Interest income............         29          (5)(C)      --              24
                                ------        ----         ----         ------
Income (loss) before income
 taxes and extraordinary
 item......................        (23)         18            1             (4)
(Provision) benefit for in-
 come taxes................          4          (6)(E)       (1)(E)         (3)
                                ------        ----         ----         ------
Net income (loss) before
 extraordinary item........        (19)         12          --              (7)
Dividends on preferred
 stock.....................        --          --           --             --
                                ------        ----         ----         ------
Income (loss) available for
 common stock before
 extraordinary item........     $  (19)       $ 12         $--          $   (7)
                                ======        ====         ====         ======
Earnings (loss) before
 extraordinary item per
 common share..............     $ (.13)                                 $ (.05)
                                ======                                  ======
Weighted average number of
 common shares outstanding.      151.5         1.0 (I)                   152.5
                                ======        ====                      ======

                         HOST MARRIOTT CORPORATION

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

A. Represents the adjustment to record the 1995 sale/leaseback of 21 Courtyard properties and the probable 1995 sale/leaseback of 17 additional Courtyard properties.

B. Represents the paydown of the New Notes with 75% of the net sales proceeds from the sale/leaseback of the 21 Courtyard properties and the probable sale/leaseback of the 17 additional Courtyard properties and the corresponding impact on interest expense. Extraordinary losses of approximately $6 million related to the redemption of New Notes are not reflected in the accompanying Pro Forma Condensed Consolidated Financial Data.

C. Represents the adjustment to reflect the incremental increase in revenues and operating costs for the 1994 addition of 18 full-service properties, as if they were acquired on January 1, 1994, mainly utilizing proceeds from the common stock offering and the $230 million acquisition credit facility, and the related decrease in interest income.

D. Represents the increase in interest expense on the $168 million borrowing under the $230 million acquisition credit facility utilized for the acquisition of full-service hotels.

E. Represents the income tax impact of pro forma adjustments, at statutory rates.

F. Represents the adjustment to eliminate the revenues and operating costs of the 38 Courtyard properties, 26 Fairfield Inns, and 14 senior living communities.

G. Represents the adjustment to record the net rental income from the lease of the 38 Courtyard properties.

H. Represents the adjustment to reduce interest expense for the paydown of New Notes and other debt as of January 1, 1994 with the net sales proceeds from the 26 Fairfield Inns and 14 senior living communities. Extraordinary losses for 1994 totalling approximately $6 million, net-of-taxes, related to the redemption of these New Notes are not reflected in the accompanying Pro Forma Condensed Consolidated Financial Data.

I. Represents the adjustment to increase the weighted average number of common shares outstanding for the common stock issuance as of January 1, 1994.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 RESULTS OF OPERATIONS

  As described in Part I, Items 1 & 2, "Business and Properties", the Company's assets, liabilities and business operations substantially changed when the Company completed the Distribution, Exchange Offer and Restructuring on October 8, 1993. Because of these changes, the fiscal year 1994 historical consolidated financial statements differ substantially compared to the 1993 and 1992 historical consolidated financial statements.

  Management believes that it is more meaningful and relevant in understanding the present and ongoing Company operations to compare the Company's historical 1994 operating results to the pro forma results for 1993 and to compare the pro forma operating results for 1993 to the pro forma operating results for 1992. Accordingly, the Company's pro forma consolidated statements of operations for fiscal 1993 and 1992 are presented below. These pro forma consolidated statements of operations were prepared as if the Distribution, Exchange Offer, Restructuring and the implementation of the various related agreements entered into with Marriott International, including the lodging management and senior living community leases, occurred at the beginning of each period and include only the operations of the businesses retained by the Company, and exclude, among other items, certain non-recurring costs, accounting changes and extraordinary losses. See the notes to the consolidated financial statements for discussion of the Distribution, Exchange Offer, Restructuring and the related transactions and agreements. These pro forma consolidated statement of operations do not include the impact of the transactions discussed in the "Pro Forma Condensed Consolidated Financial Data" on Pages 13 to 16 of this Prospectus.

  The following pro forma consolidated statements of operations for 1993 and 1992 and the management's discussion and analysis related thereto are presented in the format that the Company adopted as of January 1, 1994 and reflect the impact of the Distribution and related transactions. This format breaks down the Company's operations into the Real Estate Group, consisting of the results of all of the Company's owned hotel properties and senior living communities, as well as its partnership investments and investments in certain other financial assets, and the Operating Group, consisting of food, beverage and merchandise operations at airports, travel plazas and other locations. These pro forma consolidated statements of operations do not purport to be indicative of results which may occur in the future.

  The following 1994 historical and 1993 and 1992 pro forma consolidated statements of operations and related analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus:

                                                                  PRO FORMA
                                                     HISTORICAL  (UNAUDITED)
                                                     ---------- --------------
                                                        1994     1993    1992
                                                     ---------- ------  ------
                                                     (IN MILLIONS, EXCEPT PER
                                                          SHARE AMOUNTS)
Revenues
  Real Estate Group
    Hotels..........................................   $  340   $  251  $  239
    Senior living communities.......................       14       23      21
    Net gains(losses) on property transactions......        6       (1)      3
                                                       ------   ------  ------
                                                          360      273     263
                                                       ------   ------  ------
  Operating Group
    Airports........................................      747      690     566
    Travel Plazas...................................      304      296     279
    Other...........................................       90       95      90
                                                       ------   ------  ------
                                                        1,141    1,081     935
                                                       ------   ------  ------
      Total revenues................................    1,501    1,354   1,198
                                                       ------   ------  ------
Operating Costs and Expenses
  Real Estate Group
    Hotels..........................................      200      157     151
    Senior living communities.......................        5       12      10
    Other...........................................        8       25      21
                                                       ------   ------  ------
  Operating Group                                         213      194     182
                                                       ------   ------  ------
    Airports........................................      712      659     523
    Travel Plazas...................................      292      282     261
    Other (including restructuring charges of $7
     million in 1993)...............................       93       97      94
                                                       ------   ------  ------
                                                        1,097    1,038     878
                                                       ------   ------  ------
    Total operating costs and expenses..............    1,310    1,232   1,060
                                                       ------   ------  ------
Operating Profit
  Real Estate Group.................................      147       79      81
  Operating Group...................................       44       43      57
                                                       ------   ------  ------
    Operating profit before corporate expenses and
     interest.......................................      191      122     138
  Corporate expenses................................      (37)     (28)    (24)
  Interest expense..................................     (206)    (190)   (198)
  Interest income...................................       29       26      28
                                                       ------   ------  ------
  Loss before income taxes, extraordinary item and
   accounting changes...............................      (23)     (70)    (56)
  Benefit for income taxes..........................        4       10      19
                                                       ------   ------  ------
  Loss before extraordinary item and accounting
   changes (1)(2)(4)................................   $  (19)  $  (60) $  (37)
                                                       ------   ------  ------
  Loss per common share before extraordinary item
   and accounting changes...........................   $ (.13)  $ (.51) $ (.33)
                                                       ------   ------  ------
  Weighted average shares outstanding (3)...........    151.5    116.7   112.2
                                                       ======   ======  ======

- --------

(1) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" was adopted in the first fiscal quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. See the notes to the consolidated financial statements included elsewhere in this Prospectus.

(2) The Company recognized a $5 million, net-of-taxes, extraordinary loss on the completion of the Exchange Offer in 1993. See Note 2 to the consolidated financial statements included elsewhere in this Prospectus.

(3) 1993 and 1992 pro forma weighted average shares are based on weighted average common shares of Marriott Corporation adjusted to reflect (i) the conversion of Marriott Corporation preferred stock into 10.6 million shares of common stock prior to the Distribution, and (ii) the issuance by Marriott Corporation of 1.8 million shares of its common stock, prior to the Distribution, in connection with the refinancing of certain of its senior debt.

(4) The Company recognized a $6 million, net-of-taxes, extraordinary loss on the redemption of bonds in 1994. See Note 8 to the consolidated financial statements included elsewhere in this Prospectus.

 1994 Compared to Pro Forma 1993

  The Company reported 1994 revenues of $1,501 million, a $147 million or 11% improvement over pro forma 1993 results. Operating profit increased $69 million, or 57%, to $191 million in 1994. The Real Estate Group posted a significant increase in operating profit--up $68 million over pro forma 1993 results to $147 million, while the Operating Group posted a $1 million increase to $44 million. The 1994 loss before extraordinary item and accounting changes decreased $41 million, or 68%, to $19 million ($.13 per share) over pro forma 1993 results.

  The Real Estate Group posted a 32% increase in revenues in 1994 to $360 million. Operating profit increased 86% over 1993 pro forma results. The revenue and operating profit increases are primarily due to improved lodging results and the addition of 18 full-service hotel properties during 1994, coupled with a reduction in equity losses on the Company's partnership investments, mainly due to the consolidation of the partnership owning the New York Marriott Marquis Hotel (Times Square) on December 31, 1993, offset by the impact of the 1994 sales of the senior living communities and 26 of the 30 Fairfield Inns. The increase in operating profit was also aided by certain non-recurring items, including real estate tax refunds and manager-initiated cost reductions.

  Hotel revenues for the Real Estate Group increased $89 million to $340 million year-to-date over pro forma 1993 amounts, as all four of the Company's lodging concepts reported growth in room revenues generated per available room ("REVPAR") for comparable units. In addition to the 1994 hotel acquisitions and the Times Square consolidation, other non-comparable hotel transactions include the 1994 sale of 26 Fairfield Inns in the third quarter and the 1993 sale of 11 Residence Inns near year-end. Excluding the impact of these non-comparable items, hotel revenues increased $31 million (14%). Operating profit increased $23 million (31%) over pro forma 1993 levels on a comparable basis.

  Overall revenues and operating profits for the Company's full-service hotels, resorts, and suites were improved or comparable to 1993 results with the exception of the Miami Airport Marriott Hotel which achieved very high occupancy levels in early 1993 resulting from Hurricane Andrew in 1992. Improved results were driven by strong improvements in REVPAR. The Company's full-service hotels posted a 7% increase in REVPAR for comparable units. Average occupancy climbed over one percentage point for comparable units, while average room rates increased 5%. Full-service hotel operating profit increases were partially offset by an overall 56% increase in depreciation expense from the New York Marriott Marquis and the 18 properties added in 1994.

  The Company's moderate-priced lodging concept, Courtyard, reported significant increases in operating profit in 1994 primarily due to REVPAR increases. Courtyard's REVPAR increased 8%, fueled by a 7% increase in average room rates and a one percentage point increase in average occupancy.

  Residence Inn, the Company's extended-stay lodging concept, also reported significant increases in operating profit in 1994 due to REVPAR increases. Residence Inn's REVPAR increased 8% for comparable units due primarily to an increase in average room rates of 7%, combined with a one percentage point increase in average occupancy.

  On August 5, 1994, the Company sold 26 of its Fairfield Inns to an unrelated party for net proceeds of $114 million. Prior to their sale, year-to-date revenues and operating profit were comparable to the prior year. Year-to-date revenues and operating profit for the four remaining Fairfield Inns were comparable to the 1993 pro forma amounts.

  Senior living communities' revenues consist of rentals earned under the lease agreements with Marriott International. During the first quarter of 1994, the Company executed an agreement to sell all of its senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value. The sale of the communities was completed during the second and third quarters of 1994. Prior to their sales, year-to-date revenues and operating profit for senior living communities were comparable to fiscal year 1993.

  The Operating Group generated a $60 million, or 6%, revenue increase in 1994 to $1,141 million. Airport concessions drove the strong performance reflecting a 7% enplanement growth during the year and benefiting from flight delays earlier in the year during severe winter weather. Airport revenues increased $57 million, or 8%, to $747 million in 1994. Travel Plazas' units posted modest increases in sales over last year primarily from the completion of plazas on one tollroad.

  During 1994, the Operating Group was awarded new contracts in such key airports as Atlanta and Washington-Dulles and expanded its international presence by commencing operations at the Vancouver, British Columbia airport. At the same time, the Operating Group has, on a selective basis, elected to reduce or end its involvement in certain contract situations where continuing involvement was not economically justified. The Operating Group has also undertaken a number of cost control initiatives, including the organizational restructuring announced in late 1993, which has achieved its profitability objectives.

  The Operating Group's cost structure was negatively impacted in 1994 by increasing contractual rentals on certain existing contracts, increasing participation by local and minority-owned business enterprises and higher employee costs.

  Due to favorable claims experience for the general liability and workers' compensation self-insurance programs, the Company reduced its related actuarially estimated reserves by $8 million in 1994, which is reflected as a reduction in the Operating Group's operating costs and expenses.

  In June 1994, the Company transferred its rights under an unprofitable concessions contract to a third party. In connection with the decision to discontinue servicing the contract, the Company wrote off related assets of approximately $8 million and established a reserve of approximately $4 million for amounts which are to be paid to the third party transferee over the next six years. Management believes the transfer of this contract will have a positive impact on future earnings and cash flow.

  On a pro forma basis, Corporate expenses increased $9 million, to $37 million, due to employee restricted stock award expenses and higher administrative costs.

  Interest expense increased by 8% to $206 million in 1994 due to the consolidation of the partnership owning the New York Marriott Marquis and the impact of rising interest rates on the Company's floating rate debt and interest rate swap agreements, partially offset by the impact of bond redemptions in the second half of 1994.

  During 1994, the Company redeemed approximately $292 million of New Notes at their face value. In connection with the redemptions, the Company recognized an extraordinary loss of $6 million, net of taxes of $3 million, representing the excess of the redemption price over their net carrying value. The net loss for 1994 was $25 million, or $.17 per share.

 Pro Forma 1993 Compared to Pro Forma 1992

  The Company reported a pro forma loss before extraordinary item and accounting changes in 1993 of $60 million, versus the 1992 pro forma loss of $37 million. Comparisons of the pro forma 1993 results to the preceding year were affected by the following items:

  . The $10 million pre-tax gain recorded in 1993 from the sale of the Company's 15% interest in the partnership owning the Boston Copley Marriott Hotel.

  . The $11 million pre-tax charge recorded in 1993 to write down the carrying value of Fairfield Inns held as available for sale.

  . The restructuring costs of $7 million, pre-tax, recorded in 1993 as a result of the reorganization of the Operating Group.

  . The effect on the income tax provision in 1993 resulting from the increase in corporate income tax rates due to tax legislation.

  Excluding the impact of these items, the loss before extraordinary item and accounting changes was relatively unchanged between years.

  Hotel revenues represent house profit which is hotel operating results less property-level expenses, excluding depreciation, property taxes, ground rent expense, insurance and management fees. As described in Note 1 to the consolidated financial statements, subsequent to the Distribution, the Company does not report the gross operations of the individual hotels but, rather, the net results which are distributed to it in accordance with the terms of the management agreements. Revenues and operating costs and expenses have been reclassified in the pro forma operating data to reflect those operations consistently with the new policy. Pro forma hotel revenues increased 5% from $239 million in 1992 to $251 million in 1993 due to (i) the combined increase in room revenues generated per available room (REVPAR) for comparable properties of approximately 7% and (ii) higher house profit margins offset by the sale of seven properties in mid-1992.

  Hotel operating profits increased 7% over 1992 to $94 million as a result of increased revenues, as discussed above, offset by higher ground rent expense and management fees tied to improved property performance. Excluding the impact of the Fairfield Inn write-down in 1993, the sale of seven full-service hotels and 13 Courtyard hotels in 1992 and higher deferred gain amortization in 1992, the Real Estate Group's operating profit increased 29% to $90 million in 1993.

  Senior living community revenues consist of rentals earned under the lease agreements with Marriott International. The terms of the leases call for annual payments of $28 million (with all 14 properties fully operational) plus a percentage of certain annual revenues from operation of the facilities in excess of $72 million on a combined basis. The increase in pro forma revenues is due to the opening of additional properties through 1993 and the corresponding commencement of the rental payments for such properties.

  Operating profits for senior living communities represent rentals less depreciation expense. The increase in operating profits for these senior living communities in 1993 is in direct relation to their increase in revenues.

  Net gains (losses) on property transactions consists of gains and losses on the sale of real estate or financial assets. Included, as well, are write-downs in connection with other property-related transactions. Such transactions are included in lodging operating profit in the Company's historical consolidated financial statements with respect to owned hotel transactions and corporate expenses with respect to partnership and other financial asset transactions. In 1993, profits were earned from the sales of the Company's interests in the Boston Copley Marriott and The Jefferson senior living community condominium units and were reduced by the charge recorded to write down the carrying value of certain Fairfield Inns held for sale and by certain partnership transactions. The amount of net gain on property transactions in 1992 primarily consisted of gains on the sales of condominium units at The Jefferson.

  Included in Other Expenses for the Real Estate Group are the net equity in earnings for the Company's equity investments in partnerships and the carrying costs of the Company's undeveloped land parcels. Such expenses are included in Corporate expenses in the Company's historical consolidated financial statements. There was an increase in these expenses to $25 million in 1993, principally from an increase in the proportion of losses recorded for the New York Marriott Marquis partnership.

  Revenues for the Operating Group grew by 16% in 1993 to $1,081 million, mainly due to the acquisition of 32 Dobbs contracts in September 1992. Operating profit for the Operating Group was down 12% from the prior year to $43 million excluding restructuring charges of $7 million, despite higher revenues. This decline was due to (i) higher employee benefit costs, (ii) reduced operating efficiencies as locally and minority-owned business participation reduced market share and (iii) higher rents and depreciation expense for certain contracts. Depreciation increased $13 million (24%) on higher asset balances, principally from the Dobbs contract acquisitions.

  During the fourth quarter of 1993, the Company recorded a $7 million pre-tax restructuring charge for the costs of redesigning its operating structure. Such costs represent $4 million of severance and relocation payments, a $2.5 million write-off of developments costs for a data processing system no longer required under the new organization structure and $500,000 of other charges. Most of these expenditures were incurred in the first quarter of 1994. The Company expects to realize improved operating profits of approximately $2 million annually as a result of the restructuring.

  Corporate expenses include executive management and administrative costs. On a pro forma basis, these costs were up $4 million in 1993 to $28 million, principally due to increased minority interest expense and higher administrative costs.

  Interest expense decreased by 4% to $190 million in 1993 due to the paydown in debt from the proceeds of hotel sales in 1992 and other asset sales occurring in late 1993. Declining interest rates on variable rate debt also had a favorable impact on interest expense.

LIQUIDITY AND CAPITAL RESOURCES

  The Company funds its capital requirements with a combination of operating cash flow, debt and equity financing, and proceeds from sales of selected properties and other assets. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements, and make principal payments on debt.

  The Company believes that the financial resources generated from ongoing operations, as well as funds available from other sources and the cash and cash equivalent balances at December 30, 1994, will be sufficient to enable it to meet its debt service and capital expenditure needs for the foreseeable future. However, certain events, such as significant acquisitions, would require additional debt or equity financing.

  Capital Transactions. In January 1994, the Company raised $230 million of net proceeds from the sale of 20.1 million shares of common stock. Additionally, the Company obtained a revolving line of credit (the "Revolver") for up to $230 million with a group of commercial banks for the acquisition of full-service hotels. At December 30, 1994, $168 million was outstanding under the Revolver. The common stock and Revolver proceeds were, and the remaining proceeds will continue to be, utilized to fund the acquisition of full-service hotel properties.

  The Company owns a portfolio of real estate which can be used to secure new financings or be sold. Property and equipment totalled $3.2 billion at December 30, 1994, $1.7 billion of which had not been pledged or mortgaged. As the Company continues to execute its strategy of acquiring full-service hotels, it may engage in additional capital transactions from time to time as market conditions permit or funds are required for a particular use. Such capital transactions may be in the form of additional stock offerings, or the Company may secure long-term financing and (subject, among other things, to compliance with its existing debt agreements, including requirements to use the proceeds of certain refinancings to repay indebtedness) may use unencumbered assets as security for future financings, if such financings are determined to be advantageous.

  There are no plans to pay regular cash dividends on the Company's common or preferred stock in the near future, and the Company is prohibited from doing so on its common stock while amounts are outstanding under its Line of Credit with Marriott International.

  The Company intends to evaluate the strategic fit of its Operating Group with the Company's real estate operations and may examine possible alternatives for restructuring of the relationship between these two businesses. Such possibilities could include (among other things) the separate financing of the Operating Group and/or the potential spin-off of the Operating Group. However, it is also possible that the Company will determine not to pursue any such course of action.

  Asset Dispositions. The Company may, from time to time, consider opportunities to sell certain of its real estate properties if price targets can be achieved. During the second and third quarters of 1994, the Company sold 14 senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value. Additionally, during the third quarter of 1994, the Company sold 26 of its Fairfield Inns to an unrelated party. The net proceeds from the sale of the hotels was approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million, and such excess has been deferred. Approximately $27 million of the Fairfield Inn proceeds was payable in the form of a note from the purchaser. The Company sold 15 undeveloped land parcels during 1994 for proceeds of approximately $23 million.

  Subsequent to year-end, the Company entered into a sale/leaseback agreement with a real estate investment trust (REIT) for 21 of the Company's Courtyard properties for $179 million (10% of which is deferred), with an option to buy and lease back up to 33 of the remaining Courtyard properties within one year. From 50% to 75% of the proceeds from these sales will be used to paydown publicly-held debt, as required.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. As previously discussed, the Company recorded an $11 million charge in the fourth quarter of 1993 to write-down 15 individual Fairfield Inn properties to their net realizable value, although the overall sales transaction generated a net gain.

  Capital Acquisitions, Additions and Improvements. The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels. The Company believes that the full-service segment of the market offers opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. During 1994, the Company acquired 15 full-service hotels totalling approximately 6,000 rooms for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company is continually engaged in discussions with respect to other acquisition opportunities and, subsequent to year-end, acquired the 300-room Charlotte Executive Park Marriott Hotel for $15 million. The Company considers all 19 of these properties as owned hotels for accounting purposes.

  For certain full-service properties, the Company is required under the terms of its management agreements to fund escrow accounts for the purpose of keeping its properties in good condition. These escrow accounts are funded at a rate of 3% to 6% of gross hotel sales and typically cover all the capital needs of the properties, including major guest room and common area renovations which occur every five to six years. The Company anticipates spending approximately $50 million to $60 million annually on the renovation and refurbishment of the Company's existing lodging properties.

  The Company recently completed the construction of the 1,200-room Philadelphia Marriott Hotel, which opened on January 27, 1995. The construction costs of the Hotel were funded 60% through a loan from Marriott International totalling $88 million at December 30, 1994. A second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott Hotel, is currently under construction and is scheduled to open in December 1995. The Airport Hotel is principally financed from the $40 million of proceeds from an industrial development financing bond. Unused proceeds of this financing at December 30, 1994 are in an escrow fund totalling $17 million and will be used to pay construction costs as incurred. The Company is also constructing a 300-room Residence Inn in Pentagon City, Virginia, scheduled for completion in early 1996. Capital expenditures for these three hotels totalled $104 million in 1994 and $60 million in 1993. The remaining costs of construction for these hotels will be funded from operating cash flow or from borrowings.

  The Operating Group invests to maintain and enhance its facilities under existing contracts and as a condition to extending or acquiring new contracts. The Operating Group generally expends up to $50 million annually for such items. During 1994, the Company incurred approximately $40 million of such costs.

  In September 1992, the Company acquired 32 Dobbs House concession contracts at 19 airports for approximately $47 million. In addition, during 1993, the Company acquired the National Airport concession contract in Washington, D.C. for $9 million.

  Debt Payments. At December 30, 1994, the Company had outstanding $1.1 billion in senior notes bearing interest at an average rate of approximately 10.2%. The Company is also obligated on approximately $431 million of other recourse debt. Included in this other debt is the $163 million outstanding balance of the Line of Credit provided by Marriott International which bears interest at LIBOR plus 4% and the $168 million outstanding balance of the Revolver which bears interest based on LIBOR plus 1.75% at December 30, 1994.

  Required amortization of these corporate obligations is generally limited to $278 million over the next five years. However, to the extent that certain asset sales or financings take place, certain senior notes are required to be repaid to the extent of 50% to 75% of certain asset sales and 100% of refinancing proceeds. During 1994, the Company redeemed approximately $292 million of senior notes from the proceeds of asset sales. Based on net proceeds from qualifying asset sales from December 31, 1994 through March 24, 1995, the Company has initiated the process for redemption of $82 million of New Notes and has initiated an offer to repurchase up to an additional $41 million of New Notes in the second quarter of 1995. The Company will make further redemptions and offers to repurchase as and when necessary based on future net proceeds from qualifying asset sales. The Company may also from time-to-time make open market purchases of its debt securities, including the New Notes, to the extent such purchases are viewed as an attractive use of available cash. During 1994, the Company purchased $15 million of senior notes on the open market with excess cash from operations. Beginning in 1995, the Line of Credit with Marriott International requires payments to the extent of certain available excess cash flow, as defined.

  The remainder of the Company's debt ($764 million) is secured by specific hotel properties and has been classified as "Debt Not Carrying a Company Guarantee." Payments on this debt generally come solely from the specific cash flows generated by the related assets, and the lender is limited to seizure of the asset as its sole recourse in the case of non-payment or other defaults. Maturities over the next five years total $378 million, comprised principally of the maturity of the mortgage on the New York Marriott Marquis in 1998.

  During 1994, the Company reduced its total debt outstanding from $2,479 million at December 31, 1993 to $2,259 million at December 30, 1994. The Company's ratio of debt to total assets decreased to 59% in 1994 from 64% in 1993.

  The Company is also party to five interest rate exchange agreements with notional amounts of $100 million each. These agreements with Citibank, N.A. New York, First National Bank of Chicago, and Salomon Brothers (the contracting parties) require the Company to pay interest based on specified floating rates of one to six month LIBOR (average rate of 6.7% at December 30, 1994) and collect interest at fixed rates (average rate of 7.6% at December 30, 1994). The Company realized a net reduction of interest expense of $11 million in 1994 and $21 million in 1993 and 1992, respectively, related to the interest rate exchange agreements. One $100 million swap agreement expires in May 1995 and the remaining agreements expire in 1997. The Company monitors the credit worthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties; however, the Company does not anticipate non-performance by the contracting parties.

  Lodging Properties Formerly Held For Sale. Historically and prior to the Distribution, the Company developed and sold lodging properties to syndicated limited partnerships, while continuing to operate the properties under long-term agreements. Those agreements provided the Company with specified percentages of sales and operating profits as compensation for operating the properties for the owners.

  Most lodging properties developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. The Company used this classification because the sale of newly-developed lodging properties, subject to long-term operating agreements, was the principal method of financing the Company's lodging property development during this period. Sales of such properties also enabled the Company to transfer the risk of real estate ownership. Most of these properties were in the Company's Courtyard, Fairfield Inn and Residence Inn brands, and were sold in large groups with a balanced geographical mix of properties of the same brand.

  In April 1992, as a result of continuing unfavorable conditions in the real estate markets, the Company decided it was no longer appropriate to view such sales of lodging properties as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties as assets held for sale.

  During the period the Company classified lodging properties as assets held for sale, it determined the net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by brand, in the case of its limited service (i.e., Courtyard, Fairfield Inn and Residence Inn) lodging properties. On this basis, carrying value of these properties was not in excess of their net realizable value based on estimated selling prices, although, as a result of deteriorating market conditions, certain individual properties within a limited service brand had carrying values in excess of their estimated selling prices. In certain cases, these unrealized losses related to properties constructed during 1990 and 1991 where total development and construction costs exceeded net realizable value. Following the reclassification of these properties, the Company assesses impairment of its owned real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value.

  Beginning in the second fiscal quarter of 1993, under a new accounting policy adopted by the Company, net realizable value of assets held for sale are determined on a property-by-property basis as to all lodging properties, whereas formerly such determination was made on an aggregate basis by hotel brand as to Courtyard hotels, Fairfield Inns and Residence Inns. The after-tax cumulative effect of this change on years prior to 1993 of $32 million was recorded in the quarter ended June 18, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on 1993 results of operations.

  Partnership Activities. The Company serves as general partner or the managing general partner of numerous limited partnerships which own hotels. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and generally is nonrecourse to the partnership and the partners. However, the Company has committed to advance amounts to these affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to $236 million at December 30, 1994. Funding under these guarantees amounted to $2 million in 1994.

  Line of Credit. An additional source of liquidity for the Company is the $630 million Line of Credit from Marriott International available through 2007. As of December 30, 1994, $163 million was outstanding under the Line of Credit. Once the New Notes' balance is reduced to $630 million, the total amount available under the Line of Credit is reduced by an amount equal to New Note redemptions.

  Leases. The Company leases certain property and equipment under non-cancelable operating leases. Leases related to the Company's Real Estate Group include long-term ground leases for certain hotels, generally with multiple renewal options. Leases related to the Company's Operating Group generally do not have renewal or extension provisions.

  Certain leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Certain leases also contain contractual rental payment increases throughout the term of the lease. The minimum rent increases are amortized over the term of the lease on a straight-line basis. The Company remains contingently liable on certain leases related to divested properties. Management considers the likelihood of any substantial funding related to these leases to be remote.

  Inflation. The Company's lodging properties are impacted by inflation through its effect on increasing costs and on the operator's ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation can be passed on to customers.

  The Operating Group expenses are similarly impacted by inflation. While price increases can be instituted as inflation occurs, many contracts require landlord approval before prices can be increased. Over time, this should not inhibit the Company's ability to raise prices and sustain profitability.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company does participate in five interest rate swap agreements aggregating $500 million with Citibank, N.A. New York, First National Bank of Chicago, and Salomon Brothers. Under these agreements, the Company collects interest at fixed rates (average rate of 7.6% at December 30, 1994) and pays interest based on specified floating interest rates of one to six month LIBOR (average rate of 6.7% at December 30, 1994). One $100 million swap agreement expires in May 1995, and the remaining agreements expire in 1997. Additionally, outstanding borrowings under the Line of Credit with Marriott International, the Revolver, and a portion ($163 million at December 30, 1994) of the New York Marriott Marquis mortgage bear interest based on variable rates. Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the floating rate debt for a particular year will be affected by changes in short-term interest rates.

                    SELECTED HISTORICAL FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Host Marriott Corporation Consolidated Financial Statements for the five most recent fiscal years ended December 30, 1994. Except for the financial data as of and for the year ended December 30, 1994 and the balance sheet data as of December 31, 1993, the financial data in the table does not reflect the Distribution and related transactions and, accordingly, the table presents data for the Company that include amounts attributable to Marriott International. As a result of the Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially. The information set forth below should be read in conjunction with the Host Marriott Corporation Consolidated Financial Statements and Notes thereto and the Management's Discussion and Analysis of Financial Condition and Results of Operations each included in this Prospectus.

                                                  FISCAL YEAR
                                 -----------------------------------------------------
                          1994    1993(1)(2)(3)    1992(3)          1991       1990(8)
                         ------  ---------------  ------------  ------------   -------
                                                                 (53 WEEKS)
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................ $1,501           $1,753        $8,722          $8,331 $7,646
Operating profit before
 corporate expenses and
 interest...............    191              134           483             464    353
Interest expense........    206              201           235             251    183
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes (4).    (19)              57            85              82     47
Net income (loss).......    (25)              50            85              82     47
Earnings (loss) per
 common share: (5)
  Income (loss) before
   extraordinary item
   and cumulative effect
   of accounting changes
   (4)(7)............... $ (.13)    $        .40  $        .64    $        .80 $  .46
  Net income (loss).....   (.17)             .35           .64             .80    .46
Cash dividends declared
 per common share.......    --               .14           .28             .28    .28
BALANCE SHEET DATA:
Total assets............ $3,822           $3,848        $6,346          $6,509 $7,034
Debt (6)................  2,259            2,499         2,981           3,241  3,608

- --------

(1) Certain revenues and costs and expenses for 1993 have been reclassified to conform to the Company's new income statement presentation.

(2) Operating results for 1993 include the operations of Marriott International only through the Distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods.

(3) Operating results in 1993 and 1992 included pre-tax costs related to the Distribution totaling $13 million and $21 million, respectively, and a $7 million pre-tax restructuring charge for the Operating Group in 1993.

(4) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. Also, the Company recognized a $5 million extraordinary loss (net-of-tax) on the completion of the Exchange Offer.

(5) Earnings per common share is computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding common shares for 1994, as they are antidilutive.

(6) Includes convertible subordinated debt of $20 million at December 31, 1993, $228 million at January 1, 1993 and $210 million at January 3, 1992.

(7) Operating results in 1994 include a $6 million extraordinary loss (net-of-tax) on the required redemption of New Notes.

(8) Operating results in 1990 included pre-tax restructuring charges and writeoffs, net of certain non-recurring gains, of $153 million related to continuing operations.

                          BUSINESS AND PROPERTIES

GENERAL

  Host Marriott Corporation (the "Company") is one of the largest owners of lodging properties in the world. The Company is also the leading operator of airport and tollroad food, beverage, and merchandise concessions, with facilities in nearly every major U.S. commercial airport and on 14 tollroads.

  The Company's 119 owned lodging properties as of December 30, 1994 are generally operated under Marriott brand names and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly-owned subsidiary of the Company. The Company also holds minority interests in various partnerships that own, in the aggregate, over 260 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (primarily Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). The Company's primary emphasis, however, is on the growth of its full-service lodging portfolio.

  In 1994, the Company sold 26 of its 30 Fairfield Inns. The Company also sold its 14 senior living communities in 1994, which were leased to Marriott International under long-term leases.

  The Real Estate Group, the majority of which was formerly classified in the "Lodging" segment, is comprised of the Company's existing business of ownership of lodging properties, its partnership investments and undeveloped land parcels, which together are sometimes referred to as the Company's "Ownership and Development Business." The Operating Group, formerly included in the "Contract Services" segment, consists of the food, beverage and merchandise operations at airports, on tollroads and at tourist attractions, stadiums and arenas, as well as restaurant operations, which together are sometimes referred to as the Company's "Host/Travel Plazas Business." The new segments reflect the Company's current business segments and operating environment.

  The Company, through its Operating Group, is also the leading operator of airport and tollroad food and merchandise concessions, with facilities in most major commercial airports in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 95 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, Starbucks, TCBY (The Country's Best Yogurt), Mrs. Fields, and Cheers.

REAL ESTATE GROUP

  At the beginning of 1994, the Real Estate Group consisted of the Company's lodging properties (four hotel concepts plus the senior living communities), real estate partnership investments, and undeveloped and leased land operations. As of year-end 1994, the Real Estate Group consisted of 119 hotels, 31 partnership investments, the leased land operations, and 50 parcels of undeveloped land comprising approximately 470 acres.

 LODGING

  The Company's principal focus in lodging is on the acquisition and ownership of full-service hotels, resorts, and suites. Accordingly, all of the Company's acquisitions made during 1994 were in this category. Other hotel lodging properties represent quality assets in the limited-service (moderate-priced, extended-stay, and economy) lodging segment. During 1994, the Company disposed of its senior living communities and most of its Fairfield Inn properties. Subsequent to year-end, the Company entered into a sale/leaseback agreement with a real estate investment trust for 21 Courtyard properties (3,004 rooms). Further sales of limited-service lodging properties are likely over time.

  The Real Estate Group's hotel properties are generally operated by Marriott International under four Marriott brand lodging concepts which offer distinct choices to meet consumers' specialized needs whenever they travel. These brands have achieved favorable results compared to competitive hotels.

  One commonly used indicator of market performance for hotels is revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. Each of the Company's four lodging concepts reported annual increases in REVPAR from 1992 to 1994.

  The following table sets forth information as of February 28, 1995 regarding the hotel properties that comprise the Company's lodging segment.

                                                             NUMBER      NUMBER
                                                          OF FACILITIES OF ROOMS
                                                          ------------- --------
   Hotels, Resorts and Suites (full-service).............       46(1)    21,763
   Courtyard Hotels (moderate-priced)....................       54(2)     7,940
   Residence Inns (extended-stay)........................       19(3)     2,478
   Fairfield Inns (economy)..............................        4          453
                                                               ---       ------
     Total...............................................      123       32,634
                                                               ===       ======

- --------

(1) Includes the Philadelphia Convention Center Marriott which opened in January 1995, the Philadelphia Airport Marriott which is currently under construction and scheduled for completion in December 1995, and the Charlotte Executive Park Marriott which was acquired in January 1995.

(2) Includes the 21 Courtyard Hotels (3,004 rooms) sold and leased back in March 1995.

(3) Includes a Residence Inn currently under construction and scheduled for completion in early 1996.

  As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis. The Company expends approximately $50 million to $60 million annually on the renovation and refurbishment of the Company's existing lodging properties. The expenditures provide for full utilization of the properties through their estimated useful lives of generally 40 years.

  Hotels, Resorts and Suites. As of December 30, 1994, full-service hotels included 41 Marriott-branded hotels, resorts, and suites, and two other hotel brands offering similar amenities. All but one of the Marriott-branded hotels are managed by Marriott International under long-term agreements; the other is operated by Marriott International's largest full-service franchisee. These hotels generally contain from 300 to 600 rooms. The Company's convention hotels are larger and contain up to 1,900 rooms. Hotel facilities typically include convention and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops, and parking facilities. The Company's full-service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort locations throughout the United States. The full-service hotels showed growth in both rate and occupancy in 1994 to achieve the strong REVPAR growth for comparable hotels. On a non-comparable basis, REVPAR grew 19% due to the inclusion of the New York Marriott Marquis, which has both very high room rates and occupancy levels, and hotels added in 1994, which generally had higher room rates than the portfolio of hotels owned prior to 1994. Total hotel sales growth in 1994 was below the growth of room sales, as food, beverage and other less profitable operations grew at a slower pace. Overall, this resulted in strong house profit margins and excellent growth in reported revenues for 1994, which expanded at a 14% rate for comparable hotels. The average age of the full-service properties is 13 years. The chart below sets forth performance information for such hotels for fiscal years 1992 through 1994.

                                                  COMPARABLE
                                       1994          1994    1993 (B) 1992 (A,B)
                                      -------     ---------- -------- ----------
   Number of properties..............      43           24        24        23
   Number of rooms...................  17,554 (c)   10,560    10,560    10,276
   Average daily rate................ $102.84 (c)   $93.89    $89.61    $88.81
   Occupancy percentage..............    77.4%(c)     76.2%     74.9%     72.3%
   REVPAR............................ $ 79.59 (c)   $71.52    $67.12    $64.21
   REVPAR % change...................    19.0%(c)      6.6%      4.5%      8.4%

- --------

(a) Excludes seven properties which were sold during 1992.

(b) Excludes the New York Marriott Marquis, which was not treated as an owned hotel until December 31, 1993.

(c) Excludes the seven properties acquired in the last two weeks of fiscal year 1994.

  The success of this segment in 1994 came from improvements at all but one property, reflecting the growing strength of the full-service lodging market. This improvement was achieved through steady increases in customer demand, as well as sophisticated yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis.

  A number of the Company's 1994 full-service hotel acquisitions were converted to the Marriott brand upon acquisition, and the performance of these properties is on target. The acquired properties are already showing improvements as the benefits of Marriott International's marketing and reservation programs and customer service initiatives take hold. The Company actively manages these transitions and, in many cases, has worked closely with the operator to selectively invest in enhancements to the physical product to be more attractive to guests or more efficient to operate.

  The Company's focus is on maximizing profitability throughout the portfolio by concentrating on some key objectives. Some examples include evaluating marginal restaurant operations, exiting low rate airline room contracts in strengthening markets, reducing property-level overhead by sharing management positions with other managed hotels in the vicinity, and selectively making additional investments where favorable incremental returns are expected. These objectives, while principally manager-initiated, have the Company's strong support and the Company seeks to ensure their prompt implementation wherever practical. Examples of these initiatives include the construction of an additional ballroom at the Nashua Marriott Hotel and the conversion of certain full-service rooms at the Miami Airport Marriott Hotel to limited-service concepts.

  Prospects for 1995 are promising with the full-year impact of 1994's acquisitions and the opening of the Philadelphia Marriott Hotel adding to the Company's strong base. Continued strength in demand, combined with improved skills by the manager in capitalizing on opportunities, should result in superior REVPAR growth. Further acquisitions are also anticipated.

  The Company will continue to focus on cost control to ensure that hotel sales increases serve to maximize house and operating profit. While certain levels of fixed costs serve to increase profit margins as hotel sales increase, successful performance is also resulting in more properties reaching levels that allow the manager to share in the growth of profits in the form of higher management fees. The Company views this as a positive development as it helps to strengthen the alignment of the managers' interests with the Company's.

  The Company recently completed construction of the Philadelphia Marriott Hotel (1,200 rooms; opened in January 1995), which is the largest hotel in Pennsylvania, and is constructing the Philadelphia Airport Hotel (419 rooms, completion scheduled for December 1995), which, when completed, will be operated by Marriott International. The Philadelphia Airport Hotel has been largely financed through the issuance of $40 million of industrial revenue bonds. The Philadelphia Marriott Hotel has been financed, in part, by a mortgage loan provided by Marriott International.

  During 1994, the Company acquired 15 full-service hotels totalling approximately 6,000 rooms in several transactions for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company is continually engaged in discussions with respect to other acquisition opportunities and, subsequent to year-end, acquired the 300-room Charlotte Executive Park Marriott Hotel for $15 million. The Company considers all 19 of these properties as owned hotels for accounting purposes.

  Courtyard Hotels. The Company's moderate-priced Courtyard hotels are positioned to compete in their respective markets directly with major national franchised moderate-priced hotel chains. Aimed at individual business and pleasure travelers, as well as families, Courtyard hotels typically have about 150 rooms at locations in suburban areas and near airports throughout the United States. Well-landscaped grounds include a courtyard with a pool and socializing areas. Each hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. The operating systems developed for these hotels allow Courtyard to be price competitive while providing value through superior product and guest service. The 54 Courtyard hotels owned by the Company during 1994 are among the newest in the Courtyard hotel system, averaging only five years old. The Company's Courtyard properties have substantially matured and are operating at exceptionally high occupancy rates. The Company believes this competitive position will enable the manager to continue to improve profitability by adjusting the mix of business to build room rates. The chart below sets forth comparable performance information for fiscal years 1992 through 1994.

                                                          1994    1993    1992
                                                         ------  ------  ------
   Number of properties.................................     54      54      54
   Number of rooms......................................  7,940   7,940   7,896
   Average daily rate................................... $68.86  $64.58  $61.54
   Occupancy percentage.................................   80.4%   79.7%   76.3%
   REVPAR............................................... $55.37  $51.47  $46.96
   REVPAR % change......................................    7.6%    9.6%   20.6%

  The Company's Courtyard hotels benefited in 1994 from higher demand, driving room rates 6.6% higher than last year, about twice the rate of inflation. Coupled with a small occupancy increase, room revenues advanced almost 8%. Overall sales growth was somewhat lower, as the growth in food and beverage operations was moderate due to repositioning of restaurant operations where profitability is low. House profit margins also increased by two percentage points, reflecting the operating leverage inherent in properties already running at near capacity.

  During the first quarter of 1995, the Company sold and leased back 21 of its Courtyard properties to a real estate investment trust (REIT) for $179 million (10% of which is deferred). During the second quarter of 1995, the Company entered into an agreement to sell and lease back an additional 17 Courtyards with the REIT for $163 million (10% of which is deferred). The REIT also has an option to buy and lease back up to 16 of the remaining Courtyard properties within fifteen months. The leases provide the Company with the ability to realize a substantial portion of the future cash flows from these properties. From 50% to 75% of the proceeds from the sale will be used to pay down publicly-held debt, as required.

  Residence Inns. Residence Inn is the market leader in the extended-stay lodging segment, enjoying solid customer preference, high guest satisfaction and strong intent-to-return. The extended-stay lodging segment caters primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 80 to 130 studio and two-story penthouse suites which are generally located in suburban settings throughout the United States. Each Inn features a series of residential style buildings with landscaped walkways, courtyards and recreational areas. The Inns do not have restaurants, but offer complimentary continental breakfast, and most provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces.

  The 18 Residence Inns owned by the Company are among the newest in the Residence Inn system, averaging only four years old. The table below sets forth performance information for such Inns for fiscal years 1992 through 1994. The following table excludes information with respect to the 11 Residence Inns that are no longer consolidated with the Company as of December 31, 1993.

                                                          1994    1993    1992
                                                         ------  ------  ------
   Number of properties.................................     18      18      18
   Number of rooms......................................  2,178   2,178   2,178
   Average daily rate................................... $79.58  $74.70  $73.38
   Occupancy percentage.................................   85.6%   84.5%   77.4%
   REVPAR............................................... $68.12  $63.12  $56.80
   REVPAR % change......................................    7.9%   11.1%   12.2%

  In 1994, the Residence Inn hotels performed well with advances in room rates of almost twice the inflation rate, while also increasing occupancy by over one percentage point. Continued popularity of this product with customers combined with increasing business travel resulted in superior performance for 1994. At an average occupancy rate of 85.6% for 1994, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Given this strong demand, the Company's Residence Inns were able to improve room rates through managing their mix of business.

  During 1993, the Company sold the majority of its equity interest in a partnership owning 11 Residence Inns. The Company is currently constructing one additional Residence Inn property in Pentagon City, Virginia, just outside of Washington, D.C., which is scheduled for completion in early 1996.

  Fairfield Inns. The Company's Fairfield Inns are positioned to compete in their respective markets directly with major national economy motel chain operators. Aimed at budget conscious individual business and pleasure travelers, the Company's Fairfield Inns have 105 to 117 rooms. Fairfield Inns have limited public space and do not include restaurants, however, they do offer a complimentary breakfast program. The four Fairfield Inns owned by the Company average only four years old. The chart below sets forth performance information for the Company's Inns for fiscal years 1992 through 1994.

                                                         1994(A)   1993    1992
                                                         -------  ------  ------
   Number of properties.................................      4       30      30
   Number of rooms......................................    453    3,632   3,632
   Average daily rate................................... $35.85   $39.82  $38.41
   Occupancy percentage.................................   73.4%    79.3%   78.7%
   REVPAR............................................... $26.31   $31.58  $30.23
   REVPAR % change......................................    N/A      4.5%   16.4%

- --------

(a) Excludes 26 properties which were sold during 1994.

  In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns to an unrelated party. The net proceeds from the sale were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds were payable in the form of a note from the purchaser. Subsequent to year-end, the Company signed an agreement to sell its four remaining Fairfield Inns.

  Senior Living Communities. Until mid-1994, the Company owned 14 senior living communities (one of which opened in February 1994). These communities were located in seven states and offer independent living apartments, assisted living services and skilled nursing care. Certain of these senior living communities are operated under the trade names Brighton Gardens and Stratford Court. Commencing with the Distribution, these communities have been leased to and operated by Marriott International.

  During the second and third quarters of 1994, the Company sold its 14 senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value.

 INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business (the "Partnership Business"). As such, the Company and/or its subsidiaries own an equity investment in, and serve as the general partner or managing general partner for, 31 partnerships which collectively own 45 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totalling $174 million.

  As the managing general partner, the Company or its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiary is usually reimbursed for the cost of providing these services.

  Hotel properties owned by the partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company and its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company approximated $4 million in 1994 and $6 million in 1993. All partnership debt is non-recourse to the Company and its subsidiaries, except to the extent of limited debt service guarantees discussed below.

  The Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $236 million at December 30, 1994. In most cases, fundings of such guarantees represent loans to the respective partnerships.

 OTHER REAL ESTATE GROUP INVESTMENTS

  The Company owns 49 undeveloped parcels of vacant land, totalling approximately 250 acres, originally purchased for the development of hotels or senior living communities. The Company sold 15 parcels during 1994 for proceeds of $23 million. In addition, the Company owns a 210-acre parcel of undeveloped land in Germantown, Maryland, suitable for commercial use. The Company may sell these properties from time-to-time when market conditions are favorable. Some of the properties may be developed as part of a long-term strategy to realize the maximum value of these parcels. The Company also has lease and sublease activity relating primarily to its former restaurant operations.

OPERATING GROUP

  The Operating Group operates food, beverage and merchandise concessions at airports, travel plazas and other locations. The Company, through the Operating Group, is the leading operator of airport concessions in the United States with restaurants, gift shops and related facilities at nearly 70 domestic airports and four foreign airports. The Company's foreign airport operations include concessions at two airports in New Zealand, one airport in Australia, and one airport in Canada. The Company's airport concessions operate primarily under the trade name "Host" and "Host Marriott" and include restaurants, cafeterias, snack bars and gift shops. Payments by the Company under operating contracts with airport authorities are typically based on percentages of sales subject to an annual minimum. The terms of such agreements vary, but generally have initial terms of ten or more years for food and beverage concessions, and five or more years for merchandise facilities. Additionally, the Company operates restaurants, gift shops and related facilities at more than 35 major tourist attractions, stadiums and arenas.

  During the fourth quarter of 1992, a wholly-owned subsidiary of the Company acquired the airport concessions business of Dobbs Houses, Inc. for approximately $47 million, adding 32 contracts at 19 airports and two hotel gift shops to the concessions business. In addition, during 1993, the Company acquired the National Airport concession contract in Washington, D.C. for $9 million.

  The Company is also the leading operator of travel plazas in the United States, with over 95 travel plazas on 14 tollroads. The Company currently operates such facilities under contracts with the highway authorities which typically extend 15 years. The highway systems are located primarily in the Mid-Atlantic, Midwest and New England states as well as in Florida. Travel plazas typically include restaurants, snack bars, vending areas and merchandise facilities.

  The Operating Group employs 27 different food, beverage and merchandise concepts at its airports and tollroads, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin Donuts, Starbucks, TCBY (The Country's Best Yogurt), Mrs. Fields and Cheers. As a licensee of these brands, the Company typically pays royalties based on a percentage of sales.

  In November 1993, the Operating Group announced a plan to redesign its operations structure to improve the effectiveness and competitiveness of the business. In the fourth quarter of 1993, the Company recorded a restructuring charge of approximately $7 million, principally for severance, relocation, and the write-off of development costs for a data processing system no longer required under the new organizational structure. Implementation of the new structure was completed in early 1994.

COMPETITION

  The cyclical nature of the U.S. lodging industry has been demonstrated over the past two decades. Low hotel profitability during the 1974-75 recession led to a prolonged slump in new construction and, over time, high occupancy rates and real price increases in the late 1970s and early 1980s. Changes in tax and banking laws during the early 1980s precipitated a construction boom that peaked in 1986 but created an oversupply of hotel rooms that has not yet been fully absorbed by increased demand. The Company expects the U.S. hotel supply/demand imbalance to continue to improve gradually over the next few years as room demand continues to grow and room supply growth is expected to be minimal, especially in the full-service segment.

  The Company believes that its lodging properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Honored Guest Awards program, which awards frequent travelers with free stays at Marriott Hotels, Resorts and Suites, and by frequent stay programs established by Courtyard (Courtyard Club). Marriott International's nationwide marketing programs and reservation systems as well as the advantage of increasing customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates.

  Through its Operating Group, the Company competes with certain national and regional companies to obtain the rights from airport and highway authorities to operate food, beverage and merchandise concessions. To compete effectively, the Company regularly updates and refines its product offerings (including the addition of branded products) and facilities. Through these efforts, the Company is able to generate higher sales and thereby increase returns both to the airport and highway authorities and the Company. Generating these financial results, as well as achieving high satisfaction with the products and services provided, better positions the Operating Group to be a preferred choice when renewing contracts or obtaining new contracts.

  The Operating Group's contracts generally do not contain extension or renewal provisions, although they are frequently extended on month-to-month leases at contract completion while a rebidding procedure is completed. In any given year, a number of the Operating Group's contracts expire and are rebid. The Operating Group has historically been highly successful in obtaining renewals and extensions of its existing base of contracts. Of the three major contracts that expired in 1994, all continue to operate on an interim month-to-month basis, with two of the contracts expected to be awarded in 1995 and the third anticipated to be awarded in 1996. These three contracts represent approximately 12% of the total annual concessions' revenue. No other major Operating Group airport contracts expire in 1995. Management has detailed plans in place to maintain a portion of this business on a basis that meets its return requirements. The plans include, in many cases, the inclusion of local or minority-owned businesses as part of the proposal team, which is being mandated by landlords as a requirement for doing business. These arrangements often have the negative financial effect of spreading the Company's fixed costs over a diminished revenue base. The Operating Group is utilizing unique strategies, such as a hybrid operator/developer structure, to minimize the financial impact of these arrangements.

EMPLOYEES

  At December 30, 1994, the Company and its subsidiaries collectively had approximately 22,000 employees. Approximately 5,600 of the employees of the Company and its subsidiaries are covered by collective bargaining agreements.

                               LEGAL PROCEEDINGS

  A number of holders of the Company's Old Notes instituted legal proceedings against the Company. For a discussion of the allegations raised and agreements to settle certain of such claims, see "Risk Factors--Pending Litigation."

                             THE DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing Ownership Business and the Host/Travel Plazas Business, Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, Marriott Corporation made a special dividend consisting of the distribution (the "Distribution") to holders of outstanding shares of Common Stock, on a share-for-share basis, of all outstanding shares of its wholly-owned subsidiary, Marriott International, which at the time of the Distribution held all of the assets relating to the Management Business. Marriott International now conducts the Management Business as a separate publicly-traded company. The Company and Marriott International are parties to several important ongoing arrangements, including
(i) agreements pursuant to which Marriott International manages or leases the Company's portfolio of lodging properties and senior living facilities and (ii) the Credit Agreement pursuant to which Marriott International provides a $630 million line of credit to Holdings. See "Relationship Between the Company and Marriott International" and "Financing--Credit Agreement."

                      THE EXCHANGE OFFER AND RESTRUCTURING

THE EXCHANGE OFFER

  In connection with the Distribution, the Company also completed the Exchange Offer pursuant to which holders of Old Notes in aggregate principal amount of approximately $1.2 billion exchanged such Old Notes for a combination of (i) cash, (ii) Common Stock and (iii) New Notes issued by Hospitality. The coupon and maturity date for each series of New Notes was 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the New Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company also conducted a consent solicitation pursuant to which, as a condition to participation in the Exchange Offer, holders of Old Notes were required to deliver (i) a consent to the Distribution and a waiver of any defaults, claims or rights under the Old Note Indenture relating thereto, (ii) a release and discharge of legal or equitable claims relating to the Distribution and (iii) a consent to the deletion of a negative pledge covenant in the Old Note Indenture to permit the Restructuring and grant of a stock pledge under the New Note Indenture (collectively, the "Consents and Releases").

  The Company received tenders of approximately $1.2 billion of Old Notes. Excluding the Series F Notes due 1995 (the "Old Series F Notes") and the Series I Notes due 1995 (the "Old Series I Notes"), the Company received tenders for 82% of the aggregate amount of Old Notes subject to the Exchange Offer. The Company has redeemed all of the Old Series F Notes that did not tender in the Exchange Offer, and has secured the Old Series I Notes equally and ratably with the New Notes issued in the Exchange Offer. The Company recognized an extraordinary after-tax loss of approximately $5 million in the fourth quarter of fiscal 1993 in connection with extinguishment of debt in the Exchange Offer.

THE RESTRUCTURING

  In connection with the Exchange Offer, the Company effected the restructuring of its assets (the "Restructuring"). As a result of the Restructuring, the Company's most significant asset is the capital stock of Holdings, although the Company conducts certain operations directly and holds interests in various other subsidiaries. Holdings is a holding company, the primary asset of which is the capital stock of Hospitality, and is the borrower under the Credit Agreement. Hospitality is also a holding company which owns the capital stock of HMH Properties, Inc. ("HMH Properties") and Host Marriott Travel Plazas, Inc. ("HMTP"). In the Restructuring, most of the assets relating to the Ownership Business were transferred to HMH Properties and its subsidiaries, and most of the assets relating to the Host/Travel Plazas Business were transferred to HMTP and its subsidiaries. Certain assets relating to such businesses (the "Retained Business") were retained directly by the Company and certain of its other subsidiaries (the "Retained Business Subsidiaries").

  The Company also has two subsidiaries used to fund new acquisitions. HMC Ventures, Inc. ("HMC Ventures") is an unrestricted subsidiary under the Credit Agreement that has been capitalized with approximately $50 million from asset sales. HMC Acquisitions is a newly-formed subsidiary that, pursuant to amendments to the Credit Agreement, is permitted to use the net proceeds of the January 1994 sale of Common Stock (approximately $230 million), along with proceeds from a $230 million revolving line of credit obtained during 1994, to fund acquisitions. HMC Acquisitions is a guarantor under the Credit Agreement. See "Financing--Credit Agreement."

                                   FINANCING

  The following is a summary of important terms of certain indebtedness and financing arrangements of the Company and its subsidiaries. For more complete information regarding such documents, reference is made to the definitive agreements and instruments governing such indebtedness and financing arrangements, copies of which have been filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and which are incorporated by reference herein.

NEW NOTES

  Hospitality issued $1.2 billion in aggregate principal amount of New Notes in the Exchange Offer. Each series of New Notes is secured by a pledge of all of the capital stock of Hospitality, HMH Properties, HMTP and certain of their subsidiaries, and is guaranteed (the "Guarantees") by Holdings, HMH Properties, HMTP and their material subsidiaries (the "Guarantors"). The New Notes were issued in series with an average maturity of 11.3 years. The weighted average interest rate on the New Notes is 10.4%. The New Notes are senior obligations of Hospitality and the Guarantees are senior obligations of the Guarantors. The New Note Indenture contains covenants that, among other things, (i) limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, (ii) limit the ability of Hospitality and its subsidiaries to incur additional debt, (iii) limit the ability of Hospitality and its subsidiaries to create additional liens on their respective assets, (iv) limit the ability of the subsidiaries of Hospitality to incur debt and issue preferred stock, (v) limit the ability of Hospitality and its subsidiaries to engage in certain transactions with related parties, (vi) limit the ability of each subsidiary of Hospitality to enter into agreements restricting such subsidiary in paying dividends or making certain other payments and (vii) limit the activities and businesses of Holdings.


  Under certain circumstances, Hospitality is required to redeem all or a portion of the New Notes with the proceeds of Refinancing Indebtedness (as defined in the New Note Indenture) incurred by Hospitality or its subsidiaries, and with certain proceeds of the sale of equity interests of HMTP and/or its subsidiaries, at a redemption price of (i) 100% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon, if the Comparable Interest Rate (as defined in the New Note Indenture) of this Refinancing Indebtedness (or, in the case of the sale of equity interests, certain Refinancing Indebtedness incurred substantially contemporaneously therewith) is not less than the interest rate of the notes redeemed or if the notes redeemed mature within 18 months, or (ii) otherwise, 103% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon. Hospitality is also required, under certain circumstances, to redeem and offer to repurchase New Notes upon the sale of certain assets of Hospitality or its subsidiaries, with up to 75% of the net proceeds of such asset sales, at a redemption/repurchase price of 100% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon. In addition, each holder of the New Notes has the right to require Hospitality to repurchase the New Notes of such holder, at 101% of their aggregate principal amount plus accrued and unpaid interest thereon, upon the occurrence of certain events constituting a Change of Control as defined under the New Note Indenture.

  Based on 1994 Cumulative Available Net Proceeds from Qualifying Asset Sales (as defined in the New Notes Indenture), Hospitality redeemed approximately $292 million of New Notes in 1994. Hospitality will make further redemptions and offers to repurchase as and when necessary based on cumulative net proceeds from qualifying asset sales. Hospitality may also from time to time make open market purchases of its debt securities, including the New Notes, to the extent such purchases are viewed as an attractive use of available cash. During 1994, Hospitality purchased approximately $15 million of New Notes with excess cash from operations.

  Management believes that the covenants and other provisions of the New Notes Indenture will not materially restrict or inhibit the Company's ability to meet its future financing needs.

OLD NOTES

  The Company has $223 million in aggregate principal amount outstanding of Old Notes. The Old Notes are senior obligations of the Company. The Old Notes were issued in series and have an average maturity of approximately 4 years. The weighted average interest rate on the Old Notes is 9.0%, exclusive of the impact of interest rate swaps. The Old Note Indenture contains certain covenants that, among other things, limit the ability of the Company to (i) create liens on its assets and (ii) enter into certain sale and leaseback transactions. Approximately $7.5 million of Old Notes were repurchased during 1994. See "Risk Factors--Pending Litigation".

CREDIT AGREEMENT

  Marriott International and Holdings have entered into a Credit Agreement pursuant to which Holdings has the right to borrow from Marriott International up to $630 million to fund (i) obligations under certain guarantees made by the Company, (ii) specified recourse debt of the Company and its subsidiaries (including the New Notes at maturity), (iii) repayment of interest on amounts borrowed under the Credit Agreement and on specified recourse debt of the Company and its subsidiaries (including the New Notes), (iv) certain capital expenditures under commitments to construct the Philadelphia Airport hotel (to the extent not funded by an existing $40 million credit facility) and the Philadelphia Marriott hotel (to the extent not funded under the Philadelphia Mortgage (defined below)), and (v) other Marriott International approved capital expenditures or other guarantees of the Company. The line of credit established by the Credit Agreement will be available through August 2007 (or, if earlier, the date when no New Notes are outstanding), with final maturity one year thereafter. Holdings will pay Marriott International a commitment fee equal to one percent per year on any unborrowed amounts. Additionally, any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company, other than Hospitality or any of Hospitality's subsidiaries.

  Borrowings under the Credit Agreement bear interest at a floating rate equal to the London Interbank Borrowing Rate ("LIBOR") (as defined in the Credit Agreement) plus 400 basis points (provided that any interest in excess of 10.5 percent per annum will be deferred until maturity and will not reduce availability under the Credit Agreement). Outstanding borrowings must be reduced or repaid out of Net Cash Flow (as defined in the Credit Agreement) on a quarterly basis. Amounts repaid may be reborrowed for the purposes specified in the Credit Agreement during the commitment term, subject to availability under the commitment (which is $630 million, subject to reduction to the extent that the sum of outstanding borrowings plus the principal amount of New Notes outstanding is less than $630 million).

  The Credit Agreement imposes certain restrictions on the ability of the Company and the Retained Business Subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures. New debt is generally restricted to refinancing debt, non-recourse secured debt with a loan to value ratio of not less than 50% and certain types of subordinated debt. Liens and mortgages securing debt, other than existing liens and replacements of existing liens in connection with a debt refinancing, are generally limited to liens securing the new non-recourse secured debt described above. New guarantees of the Company's and its subsidiaries' debt, with an aggregate guarantee liability of not more than $150 million, are permitted, to the extent that each such guarantee supports no more than 20% of the principal amount of new non-recourse secured debt to which it relates and the principal amount of such debt is not greater than 70% of the value of the property which secures it. Dividends and distributions on stock (other than dividends on the Company's existing preferred stock, which are permitted), repurchases of stock, capital expenditures (other than expenditures to maintain existing assets and business operations), investments in persons other than subsidiaries and certain other restricted payments by the Company and the Retained Business Subsidiaries are generally prohibited (subject to specified exceptions), so long as there are any outstanding advances under the Credit Agreement. When no advances are outstanding under the Credit Agreement and the Company and the Retained Business Subsidiaries have adequately reserved for debt maturities over a 6-month term, (i) capital expenditures and additional investments to acquire entities engaged in the Ownership Business and the Host/Travel Plazas Business are generally permitted and (ii) such restricted payments as would otherwise be prohibited are permitted in the amount by which aggregate EBITDA of the Company and the Retained Business Subsidiaries (unconsolidated with Hospitality) and the proceeds of specified stock issuances exceed 170% of the aggregate of certain specified charges. Other covenants under the Credit Agreement restrict the ability of the Company and the Retained Business Subsidiaries to enter into new leases (other than in the ordinary course of business), sell assets (except for fair market value and, subject to certain exceptions, for at least 75% cash consideration), issue new preferred stock, prepay indebtedness (other than in connection with refinancings and other specified exceptions), merge or consolidate with other entities or change the nature of their business.

  If an event of default (as defined in the Credit Agreement) occurs and is continuing, Marriott International is entitled to certain specified remedies, including the right to foreclose on its security interest in the stock of certain of the Retained Business Subsidiaries and the right to require Net Cash Flow (which includes proceeds of stock issuances) of the Company and the Retained Business Subsidiaries to be turned over on a quarterly basis to Marriott International, to be used to repay all advances under the Credit Agreement with the remainder to be held by Marriott International in trust as security for future such advances until all events of default cease to exist. However, prior to August 2007 (or such earlier date as no New Notes are outstanding) Marriott International will not be entitled to (i) accelerate the maturity of amounts due under the Credit Agreement (other than upon the occurrence of certain bankruptcy events, or the acceleration of the maturity of the New Notes as a result of an event of default under the New Note Indenture) or (ii) foreclose on its security interest in the stock of Holdings. Upon the occurrence and during the continuation of any event of default under the Credit Agreement, Marriott International has the right to set-off and apply amounts owed by it to or for the credit or account of the Company or certain subsidiaries identified in the Credit Agreement against any Obligation (as defined in the Credit Agreement) of Holdings then due and payable under the Credit Agreement. Marriott International's right of set-off does not apply, however, to the extent (but only to the extent) that any agreement in effect on the Distribution Date to which the Company or certain specified subsidiaries is a party, or any financing agreement permitted by the Credit Agreement entered into by the Company or a specified subsidiary prohibits such set-off with respect to the Company or the specified subsidiaries or with respect to any specified assets of the Company or such subsidiaries.

  In connection with the Company's offering of Common Stock in January 1994, Marriott International and the Company entered into an amendment to the Credit Agreement, that (i) permits the Company to use any portion of the proceeds of such offering (approximately $230 million) to capitalize HMC Acquisitions, a new subsidiary formed to make acquisitions, and
(ii) exempt such proceeds from the mandatory repayment provisions of the Credit Agreement. HMC Acquisitions is permitted to incur indebtedness and to reinvest its Net Cash Flow (including proceeds from asset sales) in its ongoing businesses and/or new acquisitions, except that, when the outstanding balance under the Credit Agreement exceeds $450 million, then HMC Acquisitions will be required to use Net Cash Flow (plus any unused portion of the net proceeds from such offering) to repay balances under the Credit Agreement and will be restricted in developing or acquiring new assets. HMC Acquisitions was capitalized with approximately $210 million of the proceeds from the Common Stock offering.

  The Company owns a portfolio of real estate which can be sold or used to secure new financings. Property and equipment totaled $3.2 billion at December 30, 1994, $1.7 billion of which had not been pledged or mortgaged. The Company may secure long-term financing and (subject, among other things, to compliance with its existing debt agreements, including requirements to use the proceeds of certain refinancings to repay indebtedness) may use unencumbered assets as security for future financings, if such financings are determined to be advantageous. At December 30, 1994, approximately $1.4 billion of the Company's $3.2 billion portfolio of real estate was owned by Hospitality and its subsidiaries. The capital stock of Hospitality and of most of its subsidiaries has been pledged as security for the New Notes. Of this $1.4 billion portfolio of property and equipment owned by Hospitality and its subsidiaries, only $80 million has been pledged or mortgaged. Under the New Notes Indenture, up to 75% of the Net Proceeds from Qualifying Net Asset Sales or 100% from Refinancing Indebtedness (each as defined in the New Notes Indenture) are to be used to redeem or repurchase New Notes.

  Management believes that the covenants and other provisions of the Credit Agreement will not materially restrict or inhibit the Company's ability to meet its future financing needs.

                      RELATIONSHIP BETWEEN THE COMPANY AND
                             MARRIOTT INTERNATIONAL

  For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the Distribution and to provide mechanisms for an orderly transition, the Company and Marriott International have entered into various agreements and have adopted policies, as described in this section. The following are summaries of the principal terms of most such agreements and do not purport to be complete. The following summaries are qualified in their entirety by reference to the actual agreements which have been previously filed by the Company with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

  Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution (the "Assets Transfers"), (ii) the Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution.

  Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

  To avoid adversely affecting the intended tax consequences of the Distribution and related transactions, the Distribution Agreement provides that, until the second anniversary of the Distribution, Marriott International must obtain an opinion of counsel reasonably satisfactory to the Company or a supplemental tax ruling before Marriott International may make certain material dispositions of its assets, engage in certain repurchases of Marriott International capital stock or cease the active conduct of its business independently, with its own employees and without material changes. The Company must also obtain an opinion of counsel reasonably satisfactory to Marriott International or a supplemental tax ruling before the Company may engage in similar transactions during such period. The Company does not expect these limitations to inhibit significantly its operations, growth opportunities or its ability to respond to unanticipated developments.

  Under the Distribution Agreement, Marriott International has a right (the "Marriott International Purchase Right") to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The Marriott International Purchase Right terminates on October 8, 2003. The Marriott International Purchase Right may have certain antitakeover effects as described in "Antitakeover Effects of Certain Provisions of the Company's Certificate and Bylaws and the Marriott International Purchase Right."

  In addition, under the Distribution Agreement, Marriott International has a right of first offer if the Company decides to sell all or any substantial portion of the business of the Company's Operating Group. Pursuant to such right, prior to selling all or a substantial portion of such business to any third party, the Company must first offer to sell the Operating Group business (or applicable portion thereof) to Marriott International. If Marriott International declines to purchase the Operating Group business at a price established by the Company, the Company will be free to sell such business for a specified period of time to an unrelated third-party at a price at least equal to 95% of the price offered to Marriott International and on terms and conditions substantially consistent with those offered to Marriott International. The right of first offer with respect to the Operating Group business will terminate on October 8, 2003.

LODGING MANAGEMENT AGREEMENTS

  Marriott International and certain of its subsidiaries entered into management agreements with the Company and certain of its subsidiaries (the "Lodging Management Agreements") to manage the Marriott Hotels, Resorts and Suites, Courtyard hotels, Residence Inns and Fairfield Inns owned by the Company and its subsidiaries as of October 8, 1993. There are four types of Lodging Management Agreements corresponding to each line of Marriott lodging facilities. The terms of each type of Lodging Management Agreement reflect market terms and conditions and are substantially similar to the terms of recently negotiated management agreements with third-party owners regarding lodging facilities of the same type. A separate agreement was entered into with respect to each individual lodging facility, or in certain cases a group of lodging facilities, based on the appropriate form of Lodging Management Agreement for lodging facilities of such type, with appropriate adjustments made for properties subject to ground leases, existing mortgages or covenants, conditions and other special factors relating to a particular lodging facility. Each Lodging Management Agreement has an initial term of 20 years and, at the option of Marriott International, may be renewed for up to three additional terms of ten years each, aggregating 30 years, for a total term of up to 50 years. Each Lodging Management Agreement for the Courtyard hotels, Fairfield Inns and Residence Inns (but not full-service hotels) is also subject to the terms of a Consolidation Agreement (the "Consolidation Agreement") entered into between Marriott International and the Company, pursuant to which (i) certain fees payable under the Lodging Management Agreement with respect to a particular lodging facility will be determined on a consolidated basis with certain fees payable under the Lodging Management Agreements for all lodging facilities of the same type, and (ii) certain base fees payable under Lodging Management Agreements with respect to a particular lodging facility will be waived in return for payment of an incentive fee upon the sale of such facility. Marriott International does not have the right to set off amounts owed to the Company under any Lodging Management Agreement against any other indebtedness or amounts due from the Company although, under the Consolidation Agreement (which is discussed below), all revenues collected, expenses incurred and management fees earned by Marriott International under Lodging Management Agreements for the Company's limited service hotels are aggregated on the basis of hotel product line. In general, properties remain subject to the Lodging Management Agreement upon the sale of such property to third parties. The principal terms of the four types of Lodging Management Agreements, along with the Consolidation Agreement, are summarized below.

  Under each Lodging Management Agreement for full-service hotels, Marriott International collects all revenue generated at a particular lodging property. Marriott International holds such amounts on behalf of the Company in segregated accounts and forwards to the Company every two weeks all amounts in excess of certain expenses and management fees (as described more fully below). Under the Lodging Management Agreements for the Company's limited service hotels and the Consolidation Agreement (which is discussed below), all revenues generated at the Company's limited service hotels are collected and aggregated in a single segregated account for each limited service product line (i.e., Courtyard, Fairfield Inns and Residence Inns). Marriott International forwards to the Company amounts in excess of aggregated expenses and management fees in a manner similar to that for the full-service hotels. Because amounts collected by Marriott International are held on the Company's behalf, the Company does not depend upon the creditworthiness of Marriott International for receipt of such payments.

  Marriott Hotels, Resorts and Suites. The form of Lodging Management Agreement for full-service hotels in the Marriott Hotels, Resorts and Suites line provides for a base management fee equal to three percent of annual gross revenues plus an incentive management fee equal to 50 percent of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20 percent of the cumulative operating profit of the hotel from the Distribution through such date). "Available Cash Flow" is defined to be the excess of "Operating Profit" over the "Owner's Priority." "Operating Profit" is defined generally in all forms of Lodging Management Agreements as gross revenues, less all ordinary and necessary operating expenses, including all base and system fees and reimbursement for certain system-wide operating costs ("Chain Services"), as well as a deduction to fund a required reserve for furniture, fixtures and equipment for certain hotels, before any depreciation or amortization or similar fixed charges. "Owner's Priority" in all forms of Lodging Management Agreements is derived from an agreed upon base amount assigned to each lodging facility. Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company has the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Since October 8, 1993, the Company has added 19 full-service hotels. Fifteen of these properties are managed by Marriott International, Inc. using the Marriott brand name under management agreements that were in place with the previous owners, or that were negotiated by the Company in connection with the acquisitions. The terms of the contracts vary, but are generally similar to the terms outlined above for hotels owned at October 8, 1993, except for the contracts negotiated by the Company in connection with the acquisitions where the incentive management fee is equal to 40% of "Available Cash Flow" (provided that the annual incentive management fee may not exceed 20% of the annual operating profit of the hotel).

  The Company intends to aggressively pursue further hotel acquisitions and it is anticipated that the Company will engage Marriott International, Inc. to manage many of the hotels that are acquired.

  Limited Service Hotels. The forms of Lodging Management Agreements for Courtyard hotels, Residence Inns and Fairfield Inns provide for a system fee equal to three percent (in the case of Courtyard hotels and Fairfield Inns) or four percent (in the case of Residence Inns) of annual gross revenue, and a base fee equal to two percent of annual gross revenues. The base fee is deferred in favor of the Owner's Priority, and in any fiscal year in which the base fee is greater than Operating Profit (prior to deduction of the base fee) less Owner's Priority, the excess base fee is deferred, to be paid in a subsequent fiscal year out of excess Operating Profit. Owner's Priority and Operating Profit are determined in substantially the same manner as described above for Marriott Hotels, Resorts and Suites. In addition, the agreements provide for an incentive management fee equal to 50 percent of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20 percent of the cumulative Operating Profit of the hotel through such date). "Available Cash Flow" is defined to be the excess of Operating Profit (after deduction of the base fee, including any portion of the base fee that is deferred or waived) over the Owner's Priority. Under such forms of agreement, Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company or its subsidiaries have the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Consolidation Agreement. Each Lodging Management Agreement for the Courtyard hotels, Fairfield Inns and Residence Inns (but not full-service hotels) is subject to the terms of the Consolidation Agreement. Pursuant to the Consolidation Agreement, certain revenues, expenses and fees payable under the Lodging Management Agreements for Courtyard hotels, Residence Inns and Fairfield Inns are consolidated by product line as set forth below. With respect to any Courtyard hotels, Residence Inns or Fairfield Inns managed by Marriott International under a Lodging Management Agreement, for so long as the Company has not sold or financed any such lodging facility, then the calculations, distributions and dispositions of gross revenues, reserves, base fees, Owner's Priority, incentive management fees and system fees under the Lodging Management Agreement with respect to such lodging facility will be determined and reported on an aggregate basis, together with all such facilities governed by a Lodging Management Agreement in the same product line. After any such lodging facility is sold or financed, the Consolidation Agreement will no longer be applicable to such facility, and the gross revenues, reserves, base fee, Owner's Priority, incentive management fee and system fee for such facility will be determined solely in accordance with the Lodging Management Agreement applicable to such facility.

  In addition, pursuant to the terms of the Consolidation Agreement, the base fee payable under the Lodging Management Agreements (other than Lodging Management Agreements for full-service hotels) is modified as set forth below. Until December 31, 2000, in lieu of the base fees payable to Marriott International with respect to the Courtyard hotels, Residence Inns and Fairfield Inns managed by Marriott International under a Lodging Management Agreement, Marriott International will receive a "Bonus Incentive Fee" upon the sale of any of such facilities by the Company. The "Bonus Incentive Fee" is defined to be 50 percent of the "Net Excess Sale Proceeds" resulting from the sale of such facility (provided that the Bonus Incentive Fee shall not exceed two percent of the cumulative gross revenues of such facility, from the date of inception of the Lodging Management Agreement for such facility through the earlier of December 31, 2000 or the date of sale). "Net Excess Sale Proceeds" is defined to be the gross property sales price for the facility less (i) the reasonable costs incurred by the Company in connection with the sale and (ii) a base amount assigned to each lodging facility. Any future owners of such facility, and the Company to the extent that it retains ownership of such facility after December 31, 2000, will not be subject to the foregoing terms and will be required to pay to Marriott International the base fee as set forth in the Lodging Management Agreement applicable to such facility.

SENIOR LIVING SERVICES LEASE AGREEMENTS

  As part of the Distribution, Marriott International entered into lease agreements with the Company (the "Senior Living Services Lease Agreements") to operate the 14 senior living facilities (including one under development) then owned by the Company and its subsidiaries. Under the terms of the Senior
Living Services Lease Agreements, Marriott International will pay or reimburse the Company for all costs and expenses (including property taxes) associated with the facilities, and in addition will pay the Company (i) fixed rentals, aggregating $28 million a year for all 14 facilities and (ii) additional rentals equal to 4.5 percent of annual revenues from operation of the facilities in excess of $72 million per annum beginning in 1994. The Senior Living Services Lease Agreements have initial terms of 20 years with renewal options aggregating 20 years and contain other terms and conditions customary for "triple net" leases. The Company sold these 14 senior living communities in 1994 to an unrelated party for $320 million.

CREDIT AGREEMENT

  Marriott International and Holdings have entered into a Credit Agreement pursuant to which Holdings has the right to borrow from Marriott International up to $630 million. For a description of the Credit Agreement, see "Financing-- Credit Agreement."

PHILADELPHIA MORTGAGE

  Marriott International is providing first mortgage financing for a portion of the development and construction costs for the Philadelphia Marriott hotel (the "Philadelphia Convention Center Hotel") constructed by the Company pursuant to a mortgage financing agreement (the "Philadelphia Mortgage") entered into between the Company and Marriott International. The Philadelphia Mortgage provides for the funding of a portion (approximately 60 percent) of the construction and development costs of such hotel, as and when such costs are incurred, up to a maximum of $125 million of funding. The Philadelphia Mortgage
(i) is a two-year construction loan, convertible into a two-year "mini-perm" facility upon completion of construction, carrying a floating interest rate of LIBOR plus 300 basis points, and (ii) will, upon maturity of the two-year mini-perm, fund into a ten-year term loan, bearing cash-pay interest at the rate of ten percent per annum, plus deferred interest of two percent per annum. The Philadelphia Mortgage is due on sale of the property (or any majority interest therein) and is subject to other terms and conditions customary for first mortgage financings of this type.

TAX SHARING AGREEMENT

  The Company and Marriott International have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution. In general, with respect to periods ending on or before the last day of 1993, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case Marriott International and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Marriott International will reimburse the Company for the portion of such taxes relating to the Management Business. Marriott International is responsible for filing returns and paying taxes related to the Management Business for subsequent periods. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

HOST CONSULTING AGREEMENT

  Pursuant to the Host Consulting Agreement, effective October 8, 1993, Marriott International has agreed to provide certain consulting and advisory services to the Company and its subsidiaries with respect to certain operational matters involving the Operating Group business (formerly known as the "Host/Travel Plazas Business"). The Host Consulting Agreement has an annual base fee of $500,000 and runs for an initial three-year term and thereafter will automatically renew for additional one-year terms unless cancelled by either party. If services under the Host Consulting Agreement require more than 500 employee-hours, Marriott International will be paid an additional amount equal to 200 percent of the hourly compensation payable to the employee providing such consulting services. The Host Consulting Agreement reflects the fact that the Host/Travel Plazas business comprising a portion of the Operating Group business was in the past included within the Company's contract services segment, most of which was transferred to Marriott International. Accordingly, certain of the key executive employees of the contract services group who were transferred to Marriott International will continue to provide certain advisory services to the management of the Company with respect to operating and personnel matters.

ASSIGNMENT AND LICENSE AGREEMENT

  Pursuant to the terms of an Assignment and License Agreement, all of the Company's right, title and interest in certain trademarks, including the trademarks "Marriott," "Courtyard," "Residence Inns by Marriott" and "Fairfield Inns by Marriott," were conveyed to Marriott International. The Company and its subsidiaries have been granted a license to use such trademarks in their corporate names and in connection with the Host/Travel Plazas Business, subject to specified terms and conditions.

NONCOMPETITION AGREEMENT

  The Company and Marriott International entered into a noncompetition agreement (the "Noncompetition Agreement") that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and the Company. Under the Noncompetition Agreement, the Company and its subsidiaries are prohibited from entering into, or acquiring an ownership interest in any entity that operates, any business that competes with the food and facilities management business as conducted by a former subsidiary of the Company, Marriott Management Services, Inc. ("MMS," with such business being referred to as the "MMS Business"), provided that such restrictions do not apply to businesses that constitute part of the Host/Travel Plazas Business as of the Distribution. Marriott International is prohibited from entering into, or acquiring an ownership interest in any entity that operates any business that competes with the Host/Travel Plazas Business, provided that such restrictions do not apply to businesses that constitute part of the MMS Business as of the Distribution. The Noncompetition Agreement confirms the Company's right to compete in the hotel management business subject to certain prohibited transactions. The Noncompetition Agreement has a seven-year term that commenced on October 8, 1993.

TRANSITIONAL SERVICES AGREEMENTS

  Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing services to the Company and its subsidiaries for a transitional period. Such services are provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company and its subsidiaries are free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The Company believes that these agreements are based on commercially reasonable terms including pricing and payment terms. In general, the transitional services agreements can be kept in place at least through 1997. The Company has the right to terminate such agreements upon giving 180 day (or less) notice.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationships between Marriott International and the Company may present certain conflict situations for Messrs. J.W. Marriott, Jr. and Richard
E. Marriott, because J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and will assume the responsibilities as President and Chief Executive Officer of the Company, effective May 1, 1995, until a replacement for Stephen F. Bollenbach, current President and Chief Executive Officer of the Company, is found. Richard E. Marriott also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as other executive officers and directors of the Company and

Marriott International, also own (or have options or other rights to acquire) a significant number of shares of common stock in both the Company and Marriott International. The Company and Marriott International have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in conflict situations, including matters relating to contractual relationships or litigation between the companies. Such procedures include requiring Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from making management decisions in their capacities as officers of Marriott International and the Company, respectively, and to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. J.W. Marriott, Jr. or Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the interests of the shareholders of the Company and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the general counsel of the Company to monitor this issue in consultation with the Audit Committee of the Board of Directors. See "Risk Factors--Potential Conflicts with Marriott International."

                                   MANAGEMENT

BOARD OF DIRECTORS

  The Company's Board of Directors consists of seven directors divided into three classes, one class consisting of three directors and two classes consisting of two directors. Each director serves a three-year term. Set forth below is information with respect to those individuals serving as directors of the Company.

                         TERM
       DIRECTOR         EXPIRES                 OTHER POSITIONS
       --------         -------                 ---------------
Richard E. Marriott      1995   Mr. Richard Marriott is a director of Marriott
(1)(2)                          International, Inc. and Chairman of the Board of
Chairman of the Board           First Media Corporation. He also serves as a di-
Director since 1979             rector of certain subsidiaries of the Company
Age: 56                         and of Potomac Electric Power Company and is a
                                past President of the National Restaurant Asso-
                                ciation. For additional information on Mr.
                                Marriott, see "Executive Officers" below.

J.W. Marriott, Jr. (1)   1996   Mr. J.W. Marriott, Jr. is Chairman of the Board
Director since 1964             and President of Marriott International, Inc.
Age: 63                         and a director of General Motors Corporation,
                                Outboard Marine Corporation and the U.S.-Russia
                                Business Roundtable. He also serves on the
                                Boards of Trustees of the Mayo Foundation and
                                the National Geographic Society, and on the Ad-
                                visory Board of the Boy Scouts of America. He is
                                on the President's Advisory Committee of the
                                American Red Cross and the Executive Committee
                                of the World Travel & Tourism Council.

R. Theodore Ammon        1995   Mr. Ammon is a private investor and Chairman of
Director since 1992             BFP Holdings Corp. and Big Flower Press, Inc. He
Age: 45                         was formerly a general partner of Kohlberg
                                Kravis Roberts & Company (a New York and San
                                Francisco-based investment firm). He also serves
                                on the Boards of Directors of Astrum Interna-
                                tional Corp., Doskocil Companies, Inc. and the
                                New York YMCA, and on the Board of Trustees of
                                Bucknell University.

Stephen F. Bollenbach    1997   Mr. Bollenbach is President and Chief Executive
(2)                             Officer of the Company and serves as a director
President and Chief             of certain subsidiaries of the Company. He also
Executive Officer               serves on the Boards of Directors of America
Director since 1993             West Airlines, Inc., Carr Realty Corporation and
Age: 52                         Mid-America Apartment Communities, Inc., and on
                                the CEO Magazine Advisory Board. For additional
                                information on Mr. Bollenbach, see "Executive
                                Officers" below.

                        TERM
      DIRECTOR         EXPIRES                 OTHER POSITIONS
      --------         -------                 ---------------
Ann Dore McLaughlin     1997   Ms. McLaughlin is President of the Federal City
Director since 1993            Council and Vice Chairman of the Aspen Insti-
Age: 53                        tute. She was formerly President and Chief Exec-
                               utive Officer of New American Schools Develop-
                               ment Corporation. Ms. McLaughlin has served with
                               distinction in several U.S. Administrations in
                               such positions as Secretary of Labor and Under
                               Secretary of the Department of the Interior. Ms.
                               McLaughlin also serves as a director of AMR Cor-
                               poration, Federal National Mortgage Association,
                               General Motors Corporation, Kellogg Company,
                               Nordstrom, Potomac Electric Power Company, Union
                               Camp Corporation and Vulcan Materials Company.
                               Additionally, Ms. McLaughlin serves as a member
                               of the governing boards of a number of civic,
                               non-profit organizations, including the Public
                               Agenda Foundation and the Conservation Fund. Ms.
                               McLaughlin is on the Board of Overseers for the
                               Wharton School of the University of Pennsylvania
                               and is a trustee of the Center for Strategic and
                               International Studies.

Harry L. Vincent, Jr.   1996   Mr. Vincent is a retired Vice Chairman of Booz-
Director since 1969            Allen & Hamilton, Inc. He also served as a di-
Age: 75                        rector of Signet Banking Corporation from 1973
                               until 1989.

Andrew J. Young         1997   Mr. Young is Co-Chairman of the Atlanta Commit-
Director since 1993            tee for the Olympic Games. Mr. Young has spent
Age: 63                        more than 35 years in public service. He was
                               elected to three terms in the U.S. Congress,
                               representing the Fifth Congressional District of
                               Georgia. In 1977 he was appointed U.S. Ambassa-
                               dor to the United Nations. He was elected mayor
                               of Atlanta, Georgia in 1981, and reelected in
                               1985. Mr. Young is a member of several addi-
                               tional boards including those of Howard Univer-
                               sity, The Martin Luther King, Jr. Center, the
                               Global Infrastructure Fund and the Center for
                               Global Partnership. He is also a member of the
                               Georgia Institute of Technology Advisory Board.

- --------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

(2) Effective May 1, 1995, Stephen F. Bollenbach will resign as Director, President and Chief Executive Officer of the Company. Richard E. Marriott will assume the responsibilities formerly held by Mr. Bollenbach until a replacement is found.

COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee comprises three directors who are not employees of the Company or any of its subsidiaries: Harry L. Vincent (Chairman), R. Theodore Ammon and Ann Dore McLaughlin. The committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans and approvals of individual salary adjustments and stock awards in those areas.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company receive an annual retainer fee of $25,000, as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee thereof, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Mr. Vincent receives an additional $30,000 in compensation to perform the annual performance appraisal of the chief executive officer on behalf of the Board of Directors, although the final appraisal is determined by the Board of Directors.

EXECUTIVE OFFICERS

  Set forth below is certain information with respect to the persons who are executive officers of the Company.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
     NAME AND TITLE        AGE       AN EXECUTIVE OFFICER OF THE COMPANY
     --------------        ---      -------------------------------------
Richard E. Marriott (1)     56 Richard E. Marriott joined the Company in 1965
Chairman of the Board          and has served in various executive capacities.
                               In 1979, Mr. Marriott was elected to the Board
                               of Directors. In 1984, he was elected Executive
                               Vice President and in 1986 he was elected Vice
                               Chairman of the Board of Directors. In 1993, Mr.
                               Marriott was elected Chairman of the Board. Mr.
                               Marriott also has been responsible for manage-
                               ment of the Company's government affairs func-
                               tions.

Stephen F. Bollenbach (1)   52 Stephen F. Bollenbach rejoined the Company in
Chief Executive Officer        1992 as Executive Vice President and Chief Fi-
and                            nancial Officer. He was named President and
President                      Chief Executive Officer of the Company in 1993.
                               During the period from 1982 to 1986, Mr. Bollen-
                               bach was Senior Vice President--Finance and
                               Treasurer of the Company. He subsequently served
                               as Chief Financial Officer of Promus Companies
                               from 1986 to 1990 and served as Chief Financial
                               Officer with the Trump Organization from 1990
                               until he rejoined the Company.

William W. McCarten         46 William W. McCarten joined the Company in 1979
Executive Vice President       as Vice President and Controller--Corporate Ac-
and                            counting. He was promoted to Vice President and
President--Host/Travel         Controller of the Roy Rogers Division in 1982
Plazas                         and became Vice President--Group Finance in
                               1984. He was named Vice President and Corporate
                               Controller in 1985. Mr. McCarten was elected Se-
                               nior Vice President--Finance and Corporate Con-
                               troller in 1986. In 1991, he was elected Execu-
                               tive Vice President and in 1992 was elected
                               President--Host/Travel Plazas.

Matthew J. Hart             42 Matthew J. Hart joined the Company in 1981 as
Executive Vice President       Manager of Project Finance and was named Vice
and                            President of Project Finance in 1984. He was ap-
Chief Financial Officer        pointed Assistant Treasurer in 1987 and was ap-
                               pointed Senior Vice President--Finance and Trea-
                               surer in 1991. Mr. Hart was named Executive Vice
                               President and Chief Financial Officer in 1993.
                               Prior to joining the Company, Mr. Hart spent
                               five years with Bankers Trust Company in the
                               corporate lending division.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
     NAME AND TITLE        AGE       AN EXECUTIVE OFFICER OF THE COMPANY
     --------------        ---      -------------------------------------
Stephen J. McKenna          54 Stephen J. McKenna joined the Company in 1973 as
Senior Vice President and      an attorney. He was appointed Assistant General
General Counsel                Counsel in 1976, and was promoted to Vice Presi-
                               dent and Assistant General Counsel in 1986. He
                               became Vice President and Associate General
                               Counsel in 1990 and became Senior Vice President
                               and General Counsel in 1993. Prior to joining
                               the Company, Mr. McKenna was employed as an at-
                               torney in the airline and aircraft manufacturing
                               industries.

Jeffrey P. Mayer            38 Jeffrey P. Mayer joined the Company in 1986 as
Senior Vice President--        Director--Corporate Accounting. He was promoted
Finance and Corporate          to Assistant Controller--Corporate Accounting in
Controller                     1987 and Vice President--Corporate Accounting in
                               1989. He was appointed Vice President--Project
                               Finance in the Company's Treasury Department in
                               1991 and Senior Vice President--Finance and Cor-
                               porate Controller in 1993. Prior to joining the
                               Company, Mr. Mayer spent eight years with Arthur
                               Andersen & Co.

- --------

(1) Effective May 1, 1995, Stephen F. Bollenbach will resign as Director, President and Chief Executive Officer of the Company. Richard E. Marriott will assume the responsibilities formerly held by Mr. Bollenbach until a replacement is found.

EXECUTIVE OFFICER COMPENSATION

  Summary of Compensation. Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to its Chief Executive Officer and four additional most highly compensated executive officers.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                                       --------------------------------
                                 ANNUAL COMPENSATION          AWARDS            PAYOUTS
                                 --------------------  ------------------------ -------
                                                       RESTRICTED
                                                         STOCK       SECURITIES  LTIP
                                                         AWARDS      UNDERLYING PAYOUTS    ALL OTHER
        NAME AND          FISCAL SALARY(2)  BONUS(3)     (4)(5)       OPTIONS     (6)   COMPENSATION(7)
   PRINCIPAL POSITION      YEAR     ($)        ($)        ($)           (#)       ($)         ($)
   ------------------     ------ ---------- ---------  ----------    ---------- ------- ---------------
Richard E. Marriott        1994     261,538   104,615          0            0   180,225      19,551
Chairman of the Board      1993     230,770   110,769  1,222,157(8)         0         0      10,693
                           1992     210,000   100,800     42,080       14,500         0      10,078

Stephen F. Bollenbach(1)   1994     550,000   385,000          0            0   901,125      50,062
Chief Executive Officer    1993     473,077   327,370  6,644,470(8)         0         0      13,077
and President              1992     380,769   255,115    304,156      193,000         0     150,000(9)

William W. McCarten        1994     300,000   270,000          0            0   402,503      22,426
Executive Vice President   1993     280,705   116,773  1,166,712(8)         0         0      12,854
                           1992     245,024   115,896     23,181       23,000         0      13,073

Matthew J. Hart            1994     275,000   178,750          0            0   324,405      22,455
Executive Vice President   1993     220,191   142,243  1,171,812(8)         0         0      11,172
                           1992     189,921   123,448     24,688       16,500         0       9,083

Stephen J. McKenna         1994     220,000   143,000          0            0   162,203      17,811
Senior Vice President      1993     195,178   119,009    595,482(8)         0         0       7,947
and General Counsel        1992     178,792    98,336     19,663       10,000         0       8,829

- --------

(1) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992.

(2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").

(3) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.

(4) Under its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott such restricted shares are as follows: for 1992, 963 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 1,275 shares of restricted stock awarded under the Company's Restricted Stock Plan; for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Bollenbach such restricted shares are as follows: for 1992, 2,437 shares awarded under the Company's Deferred Stock Plan and 15,000 shares awarded under the Company's Restricted Stock Plan; for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Company's Comprehensive Stock Plan. For Mr. McCarten such restricted shares are as follows: for 1992, 1,107 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,541 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Hart such restricted shares of stock are as follows: for 1992, 1,179 shares awarded under the Company's Deferred Stock Plan; for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. McKenna such restricted shares are as follows: for 1992, 939 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Company's Comprehensive Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 8 below). Restricted shares with "Performance Restrictions" (see footnote 8 below) awarded as long-term incentive plan ("LTIP") awards are excluded.

(5) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing twenty percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1994 are as follows: Mr. R.E. Marriott, 415,726 shares valued at $3,949,397; Mr. Bollenbach, 1,364,180 shares valued at $12,959,710; Mr. McCarten, 326,191 shares valued at $3,098,815; Mr. Hart, 311,365 shares valued at $2,957,968; Mr. McKenna,
    188,557 shares valued at $1,791,292. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.

(6) For 1994, the amounts attributed to LTIP Payouts are the value for the Performance-Based Restricted Stock Awards which were paid to the named individuals following the close of the fiscal year. The value stated is the average of the high and low trading prices of a share of stock on the date the performance restrictions were approved.

(7) With the exception of Mr. Bollenbach's amount for 1992, amounts included as "All Other Compensation" represent matching Company contribution amounts received under the Profit Sharing Plan and the Deferred Compensation Plan. For Mr. R.E. Marriott, $3,420 was attributable to the Profit Sharing Plan and $16,131 was attributable to the Deferred Compensation Plan. For Mr. Bollenbach, $3,420 was attributable to the Profit Sharing Plan and $46,642 was attributable to the Deferred Compensation Plan. For Mr. McCarten, $3,420 was attributable to the Profit Sharing Plan and $19,006 was attributable to the Deferred Compensation Plan. For Mr. Hart, $3,420 was attributable to the Profit Sharing Plan and $19,035 was attributable to the Deferred Compensation Plan. For Mr. McKenna, $3,420 was attributable to the Profit Sharing Plan and $14,391 was attributable to the Deferred Compensation Plan.

(8) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. McCarten, Mr. Hart and Mr. McKenna. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollenbach, Mr. McCarten, Mr. Hart and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a five or ten year period or at the end of a five or ten year period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant.

(9) Mr. Bollenbach received a one-time payment of $150,000 pursuant to the Company's relocation program.

  Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during the 1994 fiscal year of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 30, 1994 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1994.

TABLE II

                     AGGREGATED STOCK OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED
                                                        OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                   SHARES                         END             IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON   VALUE              (#)             FISCAL YEAR-END ($)(1)
                                  EXERCISE   REALIZED  ------------------------- -------------------------
NAME                     COMPANY     (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ------- ----------- --------- ----------- ------------- ----------- -------------
R.E. Marriott...........   HM            0           0    79,400       11,300       435,473       69,067
                           MI            0           0    79,400       11,300       836,709      146,961
                          Total          0           0   158,800       22,600     1,272,182      216,028

S.F. Bollenbach.........   HM            0           0    96,500       96,500       598,392      598,392
                           MI       79,500   1,228,662    17,000       96,500       203,114    1,292,810
                          Total     79,500   1,228,662   113,500      193,000       801,507    1,891,202

W.W. McCarten...........   HM      127,657     938,331    25,500       20,750       152,502      116,286
                           MI       20,050     385,882    52,250       20,750       415,532      230,516
                          Total    125,207   1,111,448    77,750       41,500       568,034      346,802

M.J. Hart...............   HM            0           0    47,313       11,550       276,687       70,033
                           MI       33,463     423,188    13,850       11,550       163,628      147,735
                          Total     33,463     423,188    61,163       23,100       440,315      217,768

S.J. McKenna............   HM            0           0    93,257        7,700       570,667       47,023
                           MI        3,605      66,233    44,250        7,700       554,940       99,965
                          Total      3,605      66,233   137,507       15,400     1,125,608      146,989

- --------

(1) Based on a per share price for Company Common Stock of $9.50 and a per share price for Marriott International Common Stock of $27.94. These prices represent the average of the high and low trading prices for a share on December 30, 1994.

                              CERTAIN TRANSACTIONS

NEW YORK MARRIOTT MARQUIS

  In 1985, the Company sold for $10.03 million a 10.32% equity interest in the Times Square Hotel Company partnership ("TSHCO"), owner of the New York Marriott Marquis Hotel, to MM Times Square Hotel Investors ("MM Times Square"), a limited partnership which includes J.W. Marriott, Jr. and Richard E. Marriott as partners. The Company received cash at closing of $3.15 million and a $6.88 million nonrecourse promissory note due September 1, 2015 with interest at 12% per annum, collateralized by the ownership interest sold. At the same time, the Company sold a 28.68% interest in TSHCO to an unrelated third-party for approximately $26.3 million on essentially the same terms.

  Preliminary agreements were reached in 1991 with the purchaser of the 28.68% interest, and in 1992 with MM Times Square, to restructure the respective promissory notes payable to the Company. During the fourth quarter of 1992, the purchaser of the 28.68% interest informed the Company that he would not be making further payments on his promissory note. In view of this action, the restructurings of the promissory notes with both TSHCO and MM Times Square were discontinued and, in the first quarter of 1994, the

Company foreclosed on the 28.68% interest. The Company also accepted from MM Times Square a transfer of a 7.23% equity interest in TSHCO in exchange for cancellation of the outstanding debt. The Company currently holds an 86% interest in TSHCO, which is consolidated in the Company's financial statements.

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL

  The Company and its subsidiaries and Marriott International and its subsidiaries have entered into certain relationships following the Distribution. By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

  Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution, (ii) the Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution. See "Relationship Between the Company and Marriott International."

JOINT VENTURE WITH MARRIOTT INTERNATIONAL

  During the third quarter of 1994, a joint venture between a subsidiary of the Company and a subsidiary of Marriott International purchased the Leisure Park at Lakewood Retirement Community in Lakewood, New Jersey. Through their respective subsidiaries, the Company and Marriott International each hold a 5% general partner interest and a 45% limited partner interest in the limited partnership which owns a facility, with the Company's subsidiary acting as managing general partner. The partners are currently engaged in arms-length negotiations to amend and restate their partnership agreement relating to their respective rights and obligations thereunder. The partnership is also renegotiating the management agreement with a separate Marriott International subsidiary which manages the facility.

SALE OF LAND PARCEL

  During the second quarter of 1994, a subsidiary of the Company sold a parcel of land in San Antonio, Texas to JWM Family Enterprises, L.P., a partnership which is comprised of members of J.W. Marriott, Jr.'s immediate family. The purchase price of $1.3 million was determined by using an appraisal prepared by an unaffiliated, professional land appraisal firm. The partnership intends to develop a Residence Inn on the land.

                        OWNERSHIP OF COMPANY SECURITIES

  As of January 31, 1995, the Company had three outstanding classes of equity or equity-linked securities: Common Stock Warrants to acquire shares of Common Stock ("Warrants") and Convertible Preferred Stock. None of the directors, nominees or executive officers owns shares of Convertible Preferred Stock. The Company is not aware of any beneficial holder of 5% or more of the warrants.

  Based upon a Schedule 13D filed with the Securities and Exchange Commission on February 2, 1995, the Company believes that Joel M. Greenblatt of 100 Jericho Quadrangle, Jericho, New York, 11753, beneficially owns 24,300 depositary shares representing 24.3 shares of the Convertible Preferred Stock. Such holdings represented 63.12% of the approximately 38,500 depositary shares of Convertible Preferred Stock outstanding as of March 24, 1995, and are convertible into approximately 465,500 shares of Company Common Stock.

  Set forth below is the ownership as of January 31, 1995 of Company Common Stock by directors, the chief executive officer and the four additional most highly compensated executive officers of the Company, as well as by all directors and executive officers of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                        SHARES OF COMPANY         % OF SHARES
                                           COMMON STOCK           OUTSTANDING
                                        BENEFICIALLY OWNED           AS OF
    NAME                              AS OF JANUARY 31, 1995    JANUARY 31, 1995
    ----                              ----------------------    ----------------
DIRECTORS:
R. Theodore Ammon...................            10,000                0.01
Stephen F. Bollenbach...............            61,183(1)             0.04
J.W. Marriott, Jr...................         4,809,117(1)(2)(3)       3.12
Richard E. Marriott.................         6,102,746(1)(2)(3)       3.96
Ann Dore McLaughlin.................             1,000                0.00(4)
Harry L. Vincent, Jr................            14,100                0.01
Andrew J. Young.....................                 0                0.00
NON-DIRECTOR EXECUTIVE OFFICERS:
Matthew J. Hart.....................            22,671(1)             0.01
William W. McCarten.................            80,336(1)             0.05
Stephen J. McKenna..................             9,032(1)             0.01
ALL DIRECTORS AND EXECUTIVE OFFICERS
 AS A GROUP:........................        11,117,040(5)             7.22
FORSTMANN-LEFF ASSOCIATES, INC.:....        10,684,920(5)             6.94(5)
HARRIS ASSOCIATES L.P.:.............         8,575,065(6)             5.57(6)

- --------

(1) Does not include shares reserved, contingently vested or awarded under the Company's 1993 Comprehensive Stock Incentive Plan. For additional information, see Tables I and II.

(2) Does not include: (i) 1,568,298 shares held in trust for the children and grandchildren of J.W. Marriott, Jr. or 1,096,357 shares held by his wife and children; (ii) 1,408,768 shares held in trust for the children and grandchildren of Richard E. Marriott or 374,240 shares held by his wife and children; (iii) 2,536,787 shares held by the J. Willard Marriott Foundation; (iv) 1,667,385 shares held by a charitable annuity trust, created by the will of J.Willard Marriott, to which his descendants have a remainder interest; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vii) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder; or (viii) 719,334 shares owned directly or beneficially by certain other members of the Marriott family. The shares referred to in this note aggregated 9.39% of the common shares outstanding as of January 31, 1995.

(3) By virtue of their ownership of shares of common stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,373,351 shares or 16.48% of the total common shares outstanding of the Company as of January 31, 1995. All directors and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 205,177 or 0.13% of the total common shares outstanding as of January 31, 1995. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 865,755 shares or 0.56% of the total common shares outstanding as of January 31, 1995.

(4) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.

(5) Represents shares of Company Common Stock held by Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries, FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule 13G under the Securities and Exchange Act of 1934, filed with the Securities and Exchange Commission, sole dispositive power over 8,323,065 shares and shared dispositive power over 2,361,855 shares. Of these shares, Forstmann has reported sole voting power over 6,541,365 shares and shared voting power over 867,300 shares. The principal business address of Forstmann, FLA and Stamford is 55 East 52nd Street, New York, New York 10055.

(6) Represents share of Company Common Stock held in client accounts managed by Harris Associates L.P. and its general partner, Harris Associates, Inc. (collectively, "Harris"). Harris has reported in a Schedule 13G under the Securities and Exchange Act of 1934, filed with the Securities and Exchange Commission, sole dispositive power over 6,703,365 share and shared dispositive power over 1,871,700 shares. Of these shares, Harris has reported sole voting power over none of the shares and shared voting power over the entire 8,575,065 shares. The principal business address of Harris is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602.

                          DESCRIPTION OF THE WARRANTS

GENERAL

  As part of the Class Action Settlement and pursuant to that certain Stipulation and Agreement of Compromise and Settlement dated as of June 16, 1993 (the "Settlement Agreement"), the Company agreed to issue the Warrants to the Initial Warrantholders as described in "Plan of Distribution." The Company issued the Warrants pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and First Chicago Trust Company of New York, as Warrant Agent, in the manner described more fully in "Plan of Distribution." The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrant Agreement, including the definition of certain terms therein. A copy of the Warrant Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. Wherever particular sections or defined terms of the Warrant Agreement not otherwise defined herein are referred to, such section or defined terms shall be incorporated herein by reference.

  The Warrants are evidenced by warrant certificates (the "Warrant Certificates"), a form of which is attached as an exhibit to the Warrant Agreement. Each Warrant entitles the Warrantholder, at any time prior to 5:00 p.m. on October 8, 1998 (the "Expiration Time"), to purchase one share of Common Stock from the Company at a price (the "Exercise Price") of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996, or
(ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998. Both the Exercise Price and the number of shares subject to the Warrants are subject to certain adjustments, as described below. Warrants that are not exercised prior to the Expiration Time expire and become void.

  Warrantholders will not be entitled to vote or to consent or to receive notice as shareholders in respect of the meeting of shareholders or the election of Directors of the Company or any other matter, or possess any rights whatsoever as shareholders of the Company.

  The Company has agreed to use its reasonable best efforts to maintain the effectiveness under the Securities Act of the registration statement of which this Prospectus is a part until the earlier of the Expiration Time or the date on which all Warrants have been exercised, subject to the Company's right to discontinue the effectiveness of such registration statement for such periods as the Company determines are necessary and appropriate (any such period referred to as a "Suspension Period"). The Company expects to exercise its right to discontinue the effectiveness of the registration statement only (i) if it determines that, based on circumstances arising after the date hereof, the registration statement contains an untrue statement of material fact or omits to state a material fact required to be stated therein in order to make the statements therein not misleading or (ii) as may otherwise be required under the Securities Act of 1933, as amended. During the pendency of any Suspension Period, no Warrants may be exercised and no shares of Common Stock may be issued upon the exercise of any Warrant.

  The Company has also agreed to use its reasonable best efforts to obtain any required approvals or registration under state securities laws for the issuance of the Common Stock upon exercise of the Warrants. Under the Warrant Agreement, however, Warrants may not be exercised by or, shares of Common Stock issued to, any Warrantholder in any state where such exercise or issuance would be unlawful.

  The Warrants have no established trading market and no assurance can be given that any such markets will develop. The Company does not intend to apply to list the Warrants on any stock exchange. See "Risk Factors--Lack of Public Market for the Warrants."

EXERCISE OF THE WARRANTS

  The Warrants are exercisable at the election of the holder, in full or from time to time in part, at any time prior to the Expiration Time, except that Warrants may not be exercised during a Suspension Period. In the event of partial exercise of Warrants evidenced by a Warrant Certificate, a new certificate evidencing the remaining Warrant or Warrants will be issued.

  To exercise all or any of the Warrants represented by a Warrant Certificate, the Warrantholder is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the Form of Election to Purchase (which is set forth in the Warrant Certificate) and payment in full of the Exercise Price for each share of Common Stock as to which a Warrant is exercised, which payment may be made in cash or by certified or official bank check to the order of the Company.

  Upon the exercise of any Warrants in accordance with the Warrant Agreement, the Company will issue and cause to be delivered to, or upon the written order of, the holder, in such name or names as the Warrantholder may designate, a certificate or certificates for the number of full shares of Common Stock issuable upon the exercise of Warrants. Any shares of Common Stock issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and non-assessable.

PAYMENT OF TAXES AND OTHER COSTS

  Warrantholders are required to pay any and all taxes payable (a) in respect of the issuance of the Warrants or of the shares of Common Stock upon the exercise of Warrants and (b) in respect of any transfer of any Warrant Certificate or the issuance of any certificate for shares of Common Stock issuable upon exercise of Warrants in a name other than that of the registered holder of the Warrant Certificates surrendered upon the exercise of the Warrant.

  Any Warrantholder requesting transfer or exchange of any Warrant Certificates pursuant to the Warrant Agreement is also required to pay any and all costs and expenses of such transfer or exchange (including without limitation the fees and expenses of the Warrant Agent in connection therewith).

  The Company is not required to issue or deliver, transfer or exchange new Warrant Certificates or issue or deliver shares of Common Stock upon exercise of the Warrants unless and until the person requesting such issuance, delivery, transfer or exchange shall have paid to the Company the amount of such taxes, costs and expenses or established to the Company's satisfaction that such taxes, costs and expenses have been paid.

NO FRACTIONAL SHARES

  The Company will not issue warrants to purchase fractional shares of Common Stock. As a result, the Warrants to which each Initial Warrantholder is entitled will be rounded downward where the fractional portion of such entitlement, if any, involves less than one-half of a Warrant or upward where the fractional portion of such entitlement, if any, involves one-half or more of a Warrant, subject to the overall limitation on the issuance of Warrants. In the event of certain transactions described below, the number of shares of Common Stock that may be purchased upon the exercise of each Warrant is subject to adjustment. See "--Adjustment Provisions" below. The Company will not issue fractional shares of Common Stock on the exercise of Warrants otherwise issuable as a result of any of the aforementioned adjustments. If any fraction of a share of Common Stock would be issuable on the exercise of any Warrants (or portion thereof), the Company will pay to the exercising Warrantholders (in lieu of issuance of such fractional share of Common Stock) an amount of cash equal to the Exercise Price on the date the Warrant is presented for exercise, multiplied by such fraction.

ADJUSTMENT PROVISIONS

  The number of shares of Common Stock that may be purchased upon the exercise of each Warrant and the Exercise Price are each subject to adjustment in the event of certain transactions involving the Company, including (a)(i) issuing shares of Common Stock as a stock dividend to the holders of Common Stock; (ii) subdividing or combining the outstanding shares of Common Stock into a greater or lesser number of shares; (iii) issuing shares of its capital stock other than Common Stock as a distribution to the holders of Common

Stock; (iv) issuing by reclassification of its Common Stock any shares of its capital stock, (b) distributing any rights, options or warrants to all holders of Common Stock entitling such holders to purchase shares of Common Stock at a price per share less than the current market price per share on the record date for such distribution, and (c) distributing to all holders of Common Stock any of the assets or any rights or warrants to purchase assets or other securities of the Company.

  In case of any consolidation, merger or sale of all or substantially all of the assets of the Company, upon the consummation of the transaction, the Warrants automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock is a summary and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation and shareholder's rights plan listed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company's Restated Certificate of Incorporation (the "Company Certificate") authorizes the issuance of a total of 301 million shares of all classes of stock, of which one million may be shares of preferred stock, without par value, and 300 million may be shares of Common Stock. At December 30, 1994, approximately 153.6 million shares of Common Stock were outstanding. The Company Certificate provides that the Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

COMMON STOCK

  Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors. The Company Certificate provides that the Board of Directors is classified into three classes, each serving a three year term, with one class to be elected in each of three consecutive years.

  Dividend Rights. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The Company intends to retain future earnings for use in its business and does not currently intend to pay regular cash dividends. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policies."

  Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any of the Company's preferred stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. The Company Certificate provides that the private property of the shareholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company Certificate provides that there shall be no preemptive rights.

  The transfer agent and registrar for the Common Stock is First Chicago Trust of New York.

RIGHTS AND JUNIOR PREFERRED STOCK

  The Company has adopted a shareholder rights plan as set forth in that certain Rights Agreement dated February 3, 1989, as amended, between the Company and the Bank of New York, as rights agent (the "Rights Agreement"). The following is a summary of the terms of the Rights Agreement.

  Rights. Following the occurrence of certain events (the "Occurrence Date") and except as described below, each right (a "Right," and, collectively, the "Rights") will entitle the registered holder thereof to purchase from the Company one one-thousandth of a share (a "Unit") of the Company's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price (the "Purchase Price") of $150 per Unit, subject to adjustment. The Rights are not exercisable until the Occurrence Date. The Rights expire on the tenth anniversary of the adoption of the Rights Agreement, unless exercised in connection with a transaction of the type described below or unless earlier redeemed by the Company.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Initially, ownership of the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights (the "Rights Certificates") will be distributed. Until the Occurrence Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only with the Common Stock, and the surrender or transfer of any certificate of Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights will separate from the Common Stock and an Occurrence Date will occur upon the earlier of (i) 10 days following the date (a "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of such outstanding Common Stock (such date being called the Occurrence
Date).

  For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock acquired by such person by gift, bequest and certain other transfers, which shares were Exempt Shares immediately prior to such transfer and were held by such person continuously thereafter and (ii) shares acquired by such person in connection with certain distributions of Common Stock with respect to Exempt Shares which were held by such person continuously thereafter. In connection with the Distribution, the Board amended the Rights Agreement to provide that the shares of Common Stock acquired by Marriott International upon exercise of the Marriott International Purchase Right will be deemed "Exempt Shares" under the Rights Agreement, such that the exercise of such right by Marriott International will not cause Marriott International to be deemed an "Acquiring Person" under the Rights Agreement and thus trigger a distribution of the Rights. See "Relationship Between the Company and Marriott International-- Marriott International Purchase Right."

  As soon as practicable following an Occurrence Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Occurrence Date. After such time, such separate Rights Certificates alone will evidence the Rights and could trade independently from the Common Stock.

  In the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of 30% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board determines to be fair to and otherwise in the best interests of the Company and its shareholders), each holder of a Right will, in lieu of the right to receive one one-thousandth of a share of Junior Preferred Stock, thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by any Acquiring Person will be null and void. However, the Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $150 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the second preceding paragraph or a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  In general, the Board may redeem the Rights in whole, but not in part, at any time until 10 days following the Stock Acquisition Date, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment upon the occurrence of certain events with respect to the Company, including stock dividends, sub-divisions, combinations, reclassifications, rights or warrants offerings of Junior Preferred Stock at less than the then current market price and certain distributions of property or evidences of indebtedness of the Company to holders of Junior Preferred Stock, all as set forth in the Rights Agreement.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as set forth above. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right."

  Junior Preferred Stock. In connection with the Rights Agreement, 300,000 shares of Junior Preferred Stock are authorized and reserved for issuance by the Board. No shares of Junior Preferred Stock are currently outstanding. The following statements with respect to the Junior Preferred Stock are subject to the detailed provisions of the Company Certificate and the certificate of designation relating to the Junior

Preferred Stock (the "Junior Preferred Stock Certificate of Designation"). The material terms of the Junior Preferred Stock are summarized herein; however, such summary is subject to the terms of the Company Certificate and the Junior Preferred Stock Certificate of Designation.

  Subject to the prior payment of cumulative dividends on any class of preferred stock ranking senior to the Junior Preferred Stock, a holder of Junior Preferred Stock will be entitled to cumulative dividends out of funds legally available therefor, when, as and if declared by the Board, at a quarterly rate per share of Junior Preferred Stock equal to the greater of (a) $10.00 or (b) 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount of all cash dividends and 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in Common Stock or a sub-division of the outstanding shares of Common Stock) declared on Common Stock, since the immediately preceding quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend payment date has occurred).

  A holder of Junior Preferred Stock will be entitled to 1000 votes (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all matters submitted to a vote of shareholders of the Company. Such holders will vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of shareholders of the Company.

  In the event of a merger or consolidation of the Company which results in Common Stock being exchanged or changed for other stock, securities, cash and/or other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which each share of Common Stock has been exchanged or changed.

  In the event of liquidation, dissolution or winding up of the Company, a holder of Junior Preferred Stock will be entitled to receive $1000 per share, plus accrued and unpaid dividends and distributions thereon, before any distribution may be made to holders of shares of stock of the Company ranking junior to the Junior Preferred Stock, and the holders of Junior Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount to be distributed per share to holders of Common Stock.

  In the event that dividends on the Junior Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, all holders of Junior Preferred Stock, voting separately as a class with the holders of any other series of preferred stock of the Company with dividends in arrears, will be entitled to elect two Directors pursuant to provisions of the Company Certificate. Such right to elect two additional directors shall continue at each annual meeting until all dividends in arrears (including the then-current quarterly dividend payment) have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends, the term of office of each director elected shall immediately terminate and the number of directors shall be such number as may be provided for in the Company Certificate or Bylaws.

  The Junior Preferred Stock is not subject to redemption. The terms of the Junior Preferred Stock provide that the Company is subject to certain restrictions with respect to dividends and distributions on and redemptions and purchases of shares of stock of the Company ranking junior to or on a parity with the Junior Preferred Stock in the event that payments of dividends or other distributions payable on the Junior Preferred Stock are in arrears.

CONVERTIBLE PREFERRED STOCK

  At December 30, 1994, the Company had outstanding 258,000 depositary shares of Convertible Preferred Stock, each having a liquidation preference of $50 per depositary share plus an amount equal to any accrued and unpaid dividends thereon. The Distribution did not affect the terms of the Convertible Preferred Stock, which are set forth in the Company's Certificate of Designation with respect to the Convertible Preferred Stock (the "Convertible Preferred Stock Certificate of Designation"). However, pursuant to
Section 5(e)(iv) of the Convertible Preferred Stock Certificate of Designation, the conversion price at which the Convertible Preferred Stock is convertible into Common Stock after the Distribution was adjusted from $17.40 per share to $2.61 per share. At the current conversion price of $2.61 per share, the 258,000 outstanding depositary shares of the Convertible Preferred Stock at December 30, 1994 are convertible into approximately 5.0 million shares of Common Stock. During the period from December 31, 1994 to March 24, 1995, approximately 219,500 depositary shares of Convertible Preferred Stock were converted into approximately 4.2 million shares of Common Stock. At March 24, 1995, approximately 39,500 depositary shares of Convertible Preferred Stock are outstanding, which are convertible into approximately 737,000 shares of Common Stock.

  Pursuant to Section 6(c) of the Convertible Preferred Stock Certificate of Designation, if the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Company will be increased by two and the holders of Convertible Preferred Stock voting separately as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock whether as to payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors for one year terms to fill such vacancies at the Company's next annual meeting of shareholders. Such right to elect two additional directors shall continue at each subsequent annual meeting until all dividends in arrears have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends in arrearage, the term of office of each director elected shall immediately terminate and the number of directors constituting the entire Board of Directors of the Company shall be reduced by the number of directors elected by the holders of the Convertible Preferred Stock and any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as discussed above. The Company presently does not intend to pay Preferred Stock dividends. See "Dividend Policy." The Company has not paid six quarterly dividend payments since the Distribution and, accordingly, the holders of the Convertible Preferred Stock would be entitled to elect two members of the Board of Directors. Commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of $2 million plus accrued and unpaid dividends.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the material federal income tax consequences of the acquisition, ownership and disposition of the Warrants.

  The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect the continued validity of the discussion. This discussion does not purport to deal with all aspects of federal income taxation that might be relevant to particular Warrantholders in light of their personal investment circumstances or status, nor does it discuss the federal income tax consequences to certain types of Warrantholders subject to special treatment under the federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, foreign corporations or nonresident alien individuals. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The federal income tax treatment of the receipt of the Warrants by the Initial Warrantholders will vary depending on the facts and circumstances of each such holder. Initial Warrantholders should consult their own tax advisors regarding the proper federal income tax treatment of the receipt of the Warrants.

  Except as otherwise indicated below, this discussion assumes that the Warrants (and any Common Stock acquired pursuant to the exercise of a Warrant) are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. The Internal Revenue Service (the "Service") may take a contrary view as to the foregoing and other assumptions, and if the Service is successful in asserting such contrary views, the federal income tax consequences to the Warrantholders may differ from those described below.

SALE OF THE WARRANTS

  Generally, a Warrantholder will recognize gain or loss upon the sale of the Warrants in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the Warrants. Under Section 1234 of the Code, gain or loss attributable to the sale of an option to buy or sell property is considered gain from the sale of property which has the same character as the property to which the option relates. Since the Warrants relate to stock, gains or losses attributable to the sale of the Warrants will generally constitute capital gains and losses and will be long-term if the Warrants have been held for more than one year and if the stock would be a capital asset in the hands of the holder.

EXERCISE OF THE WARRANTS

  The exercise of a Warrant with cash will not result in a taxable event to the holder of the Warrant. The difference between the value of the shares received and the exercise price, plus the basis, of the Warrant will only be recognized for tax purposes if the shares are subsequently sold or redeemed. Upon exercise of a Warrant for cash, the Warrantholder's basis in the shares of Common Stock issued thereunder will be the sum of (a) its basis in the Warrant and (b) the exercise price of the Warrant. The holding period for capital gains purposes for the shares of Common Stock acquired upon exercise of a Warrant will not include the period during which the Warrant was held. [If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately resold them for cash.]

EXPIRATION OF THE WARRANTS

  Upon the expiration of an unexercised Warrant, the Warrantholder will recognize a loss equal to the adjusted tax basis of the Warrant in the hands of the holder. Under Section 1234 of the Code, the character of the loss realized upon the failure to exercise an option is determined based on the character or the property to which the option relates. Since the Warrant relates to stock, a loss realized upon expiration of the Warrant will generally be a capital loss and will be long term if the Warrant was held for more than one year and if the stock would have been a capital asset in the hands of the Warrantholder.

ADJUSTMENTS UNDER THE WARRANTS

  Pursuant to the terms of the Warrants, the number of shares of Common Stock purchasable upon exercise of the Warrants is subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a holder of the Warrants may be treated as a distribution with respect to any holder of the Warrants whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the holders of the Warrants, to the extent of the Company's current or accumulated earning and profits, without regard to whether the holders of the Warrants receive any cash or other property. For example, if the Company distributes a cash or property dividend to its shareholders and a related adjustment is made to the number of shares purchasable upon exercise of the Warrants, such an adjustment will generally be treated as a taxable distribution to the Warrantholders, despite the fact that the Warrantholders receive no cash or property. If the holders of the Warrants receive such a taxable distribution their bases in the Warrants will be increased by an amount equal to the taxable distribution.

  The rules with respect to adjustments are complex and Warrantholders should consult their own tax advisors in the event of an adjustment.

BACKUP WITHHOLDING

  The backup withholding rules require the Company to deduct and withhold federal income tax at the rate of 31% with respect to payments made to noncorporate holders who are not otherwise exempt if (a) the holder fails to furnish a taxpayer identification number ("TIN") to the Company, (b) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (c) there has been notified payee underpaying, or (d) there has been payee certification failure. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATION, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH WARRANTHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH WARRANTHOLDER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAW, ARISING OUT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS.

                 PRICE RANGE OF THE COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York Stock Exchange and on several regional exchanges, and since consummation of the Distribution is traded under the symbol "HMT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange Composite Tape and the cash dividends paid per share of Common Stock. All periods presented in the table below prior to the fourth quarter of 1993 are prior to the Distribution. Therefore, those stock prices and dividends paid are not indicative of the Company's current stock price or dividend policies. The Company currently intends to retain future earnings, if any, for use in its business and does not anticipate paying regular cash dividends on the Common Stock. See "Dividend Policy." As of December 30, 1994, there were approximately 72,000 holders of record of Common Stock.

                                                                         CASH
                                                                       DIVIDENDS
                                                        HIGH     LOW     PAID
                                                       ------- ------- ---------
1993
  1st Quarter......................................... $27 3/8 $20 3/4   $.07
  2nd Quarter.........................................  26 5/8     24     .07
  3rd Quarter.........................................     29   24 3/8    .07
  4th Quarter(1)......................................  33 3/8  27 5/8     --
  4th Quarter(2)......................................     10    6 1/8     --
1994
  1st Quarter......................................... $13 3/4 $ 8 3/4     --
  2nd Quarter.........................................  11 1/8   8 3/4     --
  3rd Quarter.........................................  11 7/8   9 1/2     --
  4th Quarter.........................................  11 1/2   8 1/4     --
1995
  1st Quarter......................................... $11 1/4 $ 9 3/8     --
  2nd Quarter (through April 10, 1995)................     12   10 1/4     --

- --------
(1) Pre-Distribution
(2) Post-Distribution

                              PLAN OF DISTRIBUTION

  The Warrants offered hereby were distributed to the Initial Warrantholders as part of the Class Action Settlement pursuant to the Settlement Agreement, which was approved by the United States District Court for the District of Maryland (the "Court") on September 10, 1993. See "Risk Factors--Pending Litigation."

  As part of the Class Action Settlement, 5,775,000 Warrants were distributed to purchasers of the Company's senior notes between July 11, 1991 and October 5, 1992 who sold such senior notes on or after October 5, 1992 and prior to September 10, 1993 and who suffered a loss on such purchase and sale. Under the terms of the Class Action Settlement, in order to receive Warrants, members of the plaintiff class satisfying the above criteria were required to file a proof of claim with the settlement fund administrator retained by the Class Action Plaintiffs to determine the total recognized loss from eligible claims. Pursuant to the Court's order dated June 10, 1994, the total recognized loss approved by the Court was $14,329,027, which means that each approved claimant received .403 Warrants for each dollar of recognized loss, except that no fractional warrants were issued. See "Description of Warrants--No Fractional Shares." Also, as part of the Class Action Settlement, counsel to the plaintiffs in the Class Action Lawsuits received 1,925,000 Warrants in payment of such counsel's fees and expenses. The plaintiffs who received Warrants as part of the Class Action Settlement and counsel to plaintiffs in the Class Action Lawsuit are sometimes referred to in this Prospectus as the "Initial Warrantholders."

            PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS
                 OF THE COMPANY CERTIFICATE AND BYLAWS AND THE
                     MARRIOTT INTERNATIONAL PURCHASE RIGHT

COMPANY CERTIFICATE AND BYLAWS

  The Company Certificate contains several provisions that will make difficult an acquisition of control of the Company, by means of a tender offer, open market purchases, a proxy fight or otherwise, that is not approved by the Board. The Company's Bylaws (the "Bylaws") also contain provisions that could have an antitakeover effect.

  The purposes of the relevant provisions of the Company Certificate and Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to shareholders of the Company or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders.

  There has been a history of the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by the third-party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but may use the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

  The Company believes that the imminent threat of removal of the Company's management or Board in such situations would severely curtail the ability of management or the Board to negotiate effectively with such purchasers. The management or the Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management or the Board would face the risk that, if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

  Certain provisions of the Company Certificate and Bylaws, in the view of the Company, will help ensure that the Board, if confronted by a surprise proposal from a third-party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. In addition, certain other provisions of the Company Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Company.

  These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the shareholders, and may delay or frustrate the assumption of control by a holder of a large block of stock of the Company and the removal of incumbent management, even if such removal might be beneficial to the shareholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board of Directors, but which the holders of a majority of the shares may deem to be in their best interests or in which shareholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

  Set forth below is a description of such provisions in the Company Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and Bylaws which are exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Classified Board of Directors. The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' current terms will expire either at the 1995, 1996 or 1997 annual meeting of shareholders. See "Management--Board of Directors."

  The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the shareholders.

  The classified board provision could have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of the Company's stock that could be caused by accumulations of large blocks of such stock. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

  The Company believes that a classified board of directors helps to assure the continuity and stability of the Board and business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of the Company. The classified board provision also helps assure that the Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

  Removal; Filling Vacancies. The Company Certificate provides that, subject to any rights of the holders of preferred stock, only a majority of the Board then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. In addition, the Company Certificate provides that a new director elected to fill a vacancy on the Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors shall shorten the term of an incumbent. Moreover, the Company Certificate provides that directors may be removed with or without cause only by the affirmative vote of holders of at least 66 2/3% of the voting power of the shares entitled to vote at the election of directors, voting together as a single class. These provisions relating to removal and filling of vacancies on the Board will preclude shareholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

  Limitations on Shareholder Action By Written Consent; Special Meetings. The Company Certificate and Bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The Company Certificate and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders can be called only by a majority of the entire Board. Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board.

  The provisions of the Company Certificate and Bylaws restricting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by a majority of the entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take shareholder action and from taking action by consent without giving all the shareholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Company Board by calling a special meeting of shareholders prior to the time the Board believed such consideration to be appropriate.

  The Company believes that such limitations on shareholder action will help to assure the continuity and stability of the Board and the Company's business strategies and policies as determined by the Board, to the benefit of all of the Company's shareholders. If confronted with an unsolicited proposal from Company shareholders, the Board will have sufficient time to review such proposal and to seek the best available result for all shareholders, before such proposal is approved by such shareholders by written consent in lieu of a meeting or through a special meeting of shareholders.

  Nominations of Directors and Shareholder Proposals. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors (the "Nomination Procedure") and with regard to shareholder proposals to be brought before an annual or special meeting of shareholders (the "Business Procedure").

  The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board of Directors, or by a shareholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Business Procedure provides that shareholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting for a director nomination, and not less than 120 days prior to the annual meeting for a shareholder proposal or (ii) in the case of a special meeting not later than the seventh day following the day on which notice of such meeting is first given to shareholders for both a director nomination and a shareholder proposal.

  Under the Nomination Procedure, notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Common Stock beneficially owned, the consent to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person. Under the Business Procedure, notice relating to a shareholder proposal must contain certain information about such proposal and about the shareholder who proposes to bring the proposal before the meeting, including the class and number of shares of Common Stock beneficially owned by such shareholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he determines that the shareholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Nomination Procedure or the Business Procedure will preclude discussion by any shareholder of any nomination or proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

  The purpose of the Nomination Procedure is, by requiring advance notice of nomination by shareholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of shareholder proposals, to provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform shareholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable shareholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Bylaws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or of any other proposal submitted by shareholders, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular shareholder meeting if the proper procedures are not followed, and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

  Fair Price Provision. Article Fifteenth of the Company Certificate (the "Fair Price Provision") requires the approval by the holders of 66 2/3% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than 25% of such voting power (an "Interested Shareholder") unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder (the "Disinterested Directors") or (ii) certain minimum price and procedural requirements are met.

  The Fair Price Provision is designed to prevent a third-party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. It does not impede an offer for at least 66 2/3% of the Voting Stock in which each shareholder receives substantially the same price for his or her shares as each other shareholder or which the Board has approved in the manner described herein. Nor does the Fair Price Provision preclude a third-party from making a tender offer for some of the shares of Voting Stock without proposing a Business Combination in which the remaining shares of Voting Stock are purchased. Except for the restrictions on Business Combinations, the Fair Price Provision will not prevent an Interested Shareholder having a controlling interest of the Voting Stock from exercising control over the Company or increasing its interest in the Company. Moreover, an Interested Shareholder could increase its ownership to 66 2/3% and avoid application of the Fair Price Provision. However, the separate provisions contained in the Company Certificate and the Bylaws relating to "Classified Boards of Directors" discussed above will, as therein indicated, curtail an Interested Shareholder's ability to exercise control in several respects, including such shareholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a shareholder meeting. The Fair Price Provision would, however, discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining shareholder interests by means of a business combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The Fair Price Provision may thereby deprive some holders of the Common Stock of an opportunity to sell their shares at a temporarily higher market price.

  Although the Fair Price Provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Fair Price Provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Board is of the view that the adoption of the Fair Price Provision does not preclude the Board's opposition to any future takeover proposal which it believes would not be in the best interests of the Company and its shareholders, whether or not such a proposal satisfies the minimum price criteria and procedural requirements of the Fair Price Amendment.

  In addition, under Section 203 of the Delaware General Corporation Law as applicable to the Company, certain "business combinations" (defined generally to include (i) mergers or consolidations between a Delaware corporation and an interested shareholder (as defined below) and (ii) transactions between a Delaware corporation and an interested shareholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including transactions which increase the interested shareholder's percentage ownership of stock) between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 shareholders, and an interested shareholder (defined generally as those shareholders, who, on or after December 23, 1987, become beneficial owners of 15 percent or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) prior to the date such shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction that made such shareholder an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

  Shareholder Rights Plan. The Company has adopted a shareholder rights plan which may have anti-takeover effects. See "Description of Capital Stock-Rights and Junior Preferred Stock."

  Amendment of the Company Certificate and Bylaws. The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and Bylaws (including the provisions discussed above). These provisions make it more difficult for shareholders to make changes in the Company Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% shareholder vote will enable the holders of a minority of the Company's capital stock to prevent holders of a less-than-66 2/3% majority from amending such provisions of the Company's Certificate or Bylaws.

MARRIOTT INTERNATIONAL PURCHASE RIGHT

  Pursuant to the terms of the Distribution Agreement, the Company granted to Marriott International, for a period of ten years following the Distribution, the right to purchase a number of shares equal in amount of up to 20% of each class of the Company's outstanding voting stock at the then fair market value upon the occurrence of certain change of control events involving the Company. The Marriott International Purchase Right may be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of the Company's voting stock or (ii) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of the Company's voting stock. These change of control events upon which the Marriott International Purchase Right becomes exercisable are substantially identical to those events that cause a distribution of the Rights under the Rights Agreement (see "Description of Capital Stock--Rights and Junior Preferred Stock"). Accordingly, certain share ownership of the Company's voting stock by specified persons that is exempt under the Rights Agreement, and consequently will not result in a distribution of Rights, also will not cause the Marriott International Purchase Right to become exercisable.

  The Board amended the terms of the Rights Agreement to provide that the exercise of the Marriott International Purchase Right will not result in a distribution of the Rights. Accordingly, upon exercise of the Marriott International Purchase Right, Marriott International will be entitled to receive the Rights associated with the Common Stock and will not be deemed an "Acquiring Person" under the Rights Agreement.

  The purchase price for the Common Stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the Common Stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable. The specific terms of the Marriott International Purchase Right are set forth in the Distribution Agreement.

  The Marriott International Purchase Right will have an antitakeover effect. Any person considering acquiring a substantial or controlling block of Common Stock would face the possibility that its ability to exercise control would be impaired by Marriott International's 20% ownership resulting from exercise of the Marriott International Purchase Right. So long as the Marriott family's current percentage of ownership of Common Stock continues, the combined Marriott family (including various trusts established by members of the Marriott family) and Marriott International ownership following exercise of the Marriott International Purchase Right would effectively block control by others (see "Description of Capital Stock"). It is also possible that the exercise price of the Marriott International Purchase Right would be lower than the price at which a potential acquiror might be willing to purchase a 20% block of shares of Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of the takeover event. This potential price differential may have a further antitakeover effect by discouraging potential acquirers of the Company. The antitakeover effect of the Marriott International Purchase Right will be in addition to the antitakeover effects of the provisions contained in the Company Certificate and Bylaws.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby has been passed upon for the Company by Christopher G. Townsend, Esq., Senior Vice President and Deputy General Counsel of the Company, and certain legal matters with respect to the Common Stock offered hereby has been passed upon for the Company by Potter, Anderson & Corroon, Wilmington, Delaware.

  Mr. Townsend owns Common Stock, and holds stock options, deferred stock and restricted stock awards under the Comprehensive Stock Plan and may receive additional awards under the plan in the future.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                       INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity............................ F-6
Consolidated Statements of Cash Flows...................................... F-7
Notes to Consolidated Financial Statements................................. F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheets of Host Marriott Corporation (formerly Marriott Corporation) and subsidiaries as of December 30, 1994 and December 31, 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of December 30, 1994 and December 31, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1994 in conformity with generally accepted accounting principles.

  As discussed in Notes 3 and 6 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for assets held for sale and income taxes.

                                          Arthur Andersen LLP

Washington, D.C.

February 24, 1995

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 30, 1994 AND DECEMBER 31, 1993
                                 (IN MILLIONS)

                                                                   1994   1993
                                                                  ------ ------

                                     ASSETS
Property and Equipment........................................... $3,156 $3,026
Investments in Affiliates........................................    203    220
Notes Receivable.................................................     50    111
Accounts Receivable..............................................    102     80
Inventories......................................................     40     52
Other Assets.....................................................    176    256
Cash and Cash Equivalents........................................     95    103
                                                                  ------ ------
                                                                  $3,822 $3,848
                                                                  ====== ======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of repayment................. $1,495 $1,700
  Debt not carrying a company guarantee of repayment.............    764    779
                                                                  ------ ------
                                                                   2,259  2,479
Accounts Payable and Accrued Expenses............................    208    194
Deferred Income Taxes............................................    453    442
Other Liabilities................................................    192    208
Convertible Subordinated Debt....................................    --      20
                                                                  ------ ------
    Total Liabilities............................................  3,112  3,343
                                                                  ------ ------
Shareholders' Equity
  Convertible Preferred Stock....................................     13     14
  Common Stock, 300 million shares authorized; 153.6 million shares and 129.7 million shares issued and outstanding, re-
   spectively....................................................    154    130
  Additional Paid-in Capital.....................................    479    253
  Retained Earnings..............................................     64    108
                                                                  ------ ------
    Total Shareholders' Equity...................................    710    505
                                                                  ------ ------
                                                                  $3,822 $3,848
                                                                  ====== ======

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

        FISCAL YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                  1994    1993
                                                                 ------  ------
REVENUES
  Real Estate Group
    Hotels.....................................................  $  340  $  606
    Senior living communities..................................      14      67
    Net gains (losses) on property transactions................       6      (1)
                                                                 ------  ------
                                                                    360     672
                                                                 ------  ------
  Operating Group
    Airports...................................................     747     690
    Travel Plazas..............................................     304     296
    Other......................................................      90      95
                                                                 ------  ------
                                                                  1,141   1,081
                                                                 ------  ------
      Total revenues...........................................   1,501   1,753
                                                                 ------  ------
OPERATING COSTS AND EXPENSES
  Real Estate Group
    Hotels.....................................................     200     498
    Senior living communities..................................       5      58
    Other......................................................       8      25
                                                                 ------  ------
                                                                    213     581
                                                                 ------  ------
  Operating Group
    Airports...................................................     712     659
    Travel Plazas..............................................     292     282
    Other......................................................      93      97
                                                                 ------  ------
                                                                  1,097   1,038
                                                                 ------  ------
      Total operating costs and expenses.......................   1,310   1,619
                                                                 ------  ------
OPERATING PROFIT
  Real Estate Group............................................     147      91
  Operating Group..............................................      44      43
                                                                 ------  ------
  Operating profit before corporate expenses, interest and
   profit from distributed operations..........................     191     134
Corporate expenses.............................................     (37)    (41)
Interest expense...............................................    (206)   (201)
Interest income................................................      29      26
Profit from operations distributed to Marriott International...     --      211
                                                                 ------  ------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.........     (23)    129
Benefit (provision) for income taxes...........................       4     (72)
                                                                 ------  ------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING PRINCIPLES...........................     (19)     57
Extraordinary item--Loss on extinguishment of debt (net of
 income taxes of $3 million in 1994 and $4 million in 1993)....      (6)     (5)
Cumulative effect of a change in accounting for income taxes...     --       30
Cumulative effect of a change in accounting for assets held for
 sale (net of income taxes of $22 million).....................     --      (32)
                                                                 ------  ------
NET INCOME (LOSS)..............................................     (25)     50
Dividends on preferred stock...................................     --       (8)
                                                                 ------  ------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK...................  $  (25) $   42
                                                                 ======  ======
EARNINGS (LOSS) PER COMMON SHARE:
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING PRINCIPLES...........................  $ (.13) $  .40
Extraordinary item--Loss on extinguishment of debt (net of
 income taxes).................................................    (.04)   (.04)
Cumulative effect of a change in accounting for income taxes...     --      .25
Cumulative effect of a change in accounting for assets held for
 sale (net of income taxes)....................................     --     (.26)
                                                                 ------  ------
NET INCOME (LOSS)..............................................  $ (.17) $  .35
                                                                 ======  ======

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS

                     FISCAL YEAR ENDED JANUARY 1, 1993
                (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                          1992
                                                                         ------
SALES
  Lodging............................................................... $4,551
  Contract Services.....................................................  4,171
                                                                         ------
                                                                          8,722
                                                                         ------
OPERATING COSTS AND EXPENSES
  Lodging...............................................................  4,218
  Contract Services.....................................................  4,021
                                                                         ------
                                                                          8,239
                                                                         ------
OPERATING PROFIT
  Lodging...............................................................    333
  Contract Services.....................................................    150
                                                                         ------
  Operating profit before corporate expenses and interest...............    483
Corporate expenses, (including restructuring charges of $21 million)....   (129)
Interest expense........................................................   (235)
Interest income.........................................................     31
                                                                         ------
INCOME BEFORE INCOME TAXES..............................................    150
Provision for income taxes..............................................    (65)
                                                                         ------
NET INCOME..............................................................     85
Dividends on preferred stock............................................    (17)
                                                                         ------
NET INCOME AVAILABLE FOR COMMON STOCK................................... $   68
                                                                         ======
EARNINGS PER COMMON SHARE:
NET INCOME.............................................................. $  .64
                                                                         ======

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  FISCAL YEARS ENDED DECEMBER 30, 1994, DECEMBER 31, 1993 AND JANUARY 1, 1993

    COMMON                                CONVERTIBLE        ADDITIONAL
    SHARES                                 PREFERRED  COMMON  PAID-IN   RETAINED TREASURY
  OUTSTANDING                                STOCK    STOCK   CAPITAL   EARNINGS  STOCK
  -----------                             ----------- ------ ---------- -------- --------
 (IN MILLIONS)                                (IN MILLIONS, EXCEPT PER COMMON SHARE)
      95.5     Balance, January 3,
                1992...................      $ 200     $105     $ 35     $ 583    $(244)
       --      Net income..............        --       --       --         85      --
       5.3     Common stock issued for
                employee stock
                purchase, stock option,
                and profit sharing
                plans..................        --       --         1       (68)     135
       --      Cash dividends on common
                stock ($.28 per share)
                and preferred stock
                ($4.125 per share).....        --       --       --        (45)     --
       --      Foreign currency
                translation
                adjustments............        --       --        (2)      --       --
- -----------------------------------------------------------------------------------------
     100.8     Balance, January 1,
                1993...................        200      105       34       555     (109)
       --      Net income..............        --       --       --         50      --
       --      Distribution of stock of
                Marriott International,
                Inc....................        --       --       (40)     (417)     --
       7.9     Common stock issued for
                the comprehensive stock
                and employee stock
                purchase plans                 --         4       13       (58)     109
       --      Cash dividends on common
                stock ($.14 per share)
                and preferred stock
                ($2.062 per share).....        --       --       --        (22)     --
       8.3     Conversion of
                subordinated debt......        --         8       15       --       --
       1.8     Common stock issued in
                conjunction with the
                Exchange Offer.........        --         2       58       --       --
      10.9     Conversion of preferred
                stock to common stock..       (186)      11      175       --       --
       --      Foreign currency
                translation
                adjustments............        --       --        (2)      --       --
- -----------------------------------------------------------------------------------------
     129.7     Balance, December 31,
                1993...................         14      130      253       108      --
       --      Net loss................        --       --       --        (25)     --
       --      Adjustment to
                distribution of stock
                of Marriott
                International, Inc.....        --       --       --        (19)     --
       2.5     Common stock issued for
                the comprehensive stock
                and employee stock
                purchase plans.........        --         2       15       --       --
        .7     Conversion of
                subordinated debt to
                common stock...........        --         1        1       --       --
        .6     Conversion of preferred
                stock to common stock..         (1)       1      --        --       --
      20.1     Common stock issued in
                stock offering.........        --        20      210       --       --
- -----------------------------------------------------------------------------------------
     153.6     Balance, December 30,
                1994...................      $  13     $154     $479     $  64    $ --
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

  FISCAL YEARS ENDED DECEMBER 30, 1994, DECEMBER 31, 1993 AND JANUARY 1, 1993

                                                         1994   1993    1992
                                                         -----  -----  -------
                                                            (IN MILLIONS)
OPERATING ACTIVITIES
Net income (loss)....................................... $ (25) $  50  $    85
Adjustments to reconcile to cash from operations:
  Depreciation and amortization.........................   174    265      284
  Income taxes..........................................   (18)    11      (28)
  Extraordinary loss on extinguishment of debt, net of
   taxes................................................     6      5      --
  Cumulative effect of changes in accounting principles,
   net..................................................   --       2      --
  Restructuring charges.................................   --      20       21
  Proceeds from sales of timeshare notes receivable.....   --     --        41
  Amortization of deferred income.......................    (5)   (14)     (19)
  Fairfield Inn net realizable value write-down.........   --      11      --
  Equity in net income (losses) of affiliates...........   --      27       24
  Other.................................................    35     23      (23)
  Changes in operating accounts:
    Accounts receivable.................................    (6)  (101)     (40)
    Inventories.........................................   --     (10)     (16)
    Accounts payable and accrued expenses...............    (3)   132      (14)
    Other...............................................   --       8      106
                                                         -----  -----  -------
  Cash from continuing operations.......................   158    429      421
  Cash used in discontinued operations..................   --     --       (11)
                                                         -----  -----  -------
  Cash from operations..................................   158    429      410
                                                         -----  -----  -------
INVESTING ACTIVITIES
Proceeds from sales of assets...........................   480     83      484
  Less non-cash proceeds................................   (54)    (5)     (97)
                                                         -----  -----  -------
Cash received from sales of assets......................   426     78      387
Capital expenditures for renewals and replacements......   (62)   (60)     (57)
Acquisitions............................................  (532)   (29)     (47)
Acquisition funds held in escrow........................    40    (40)     --
Lodging construction funded by project financing........   (67)   (40)     --
Other capital expenditures..............................   (69)  (135)    (153)
Purchases of short-term marketable securities...........   (90)   --       --
Sales of short-term marketable securities...............    90    --       --
Notes receivable collections............................    60     37       12
Affiliate collections (advances), net...................    10    (45)     (51)
Other...................................................     2    (28)     (43)
                                                         -----  -----  -------
Cash (used in) from investing activities................  (192)  (262)      48
                                                         -----  -----  -------
FINANCING ACTIVITIES
Issuances of debt.......................................   211    375      917
Issuances of common stock...............................   238     12        7
Scheduled principal repayments..........................   (72)  (471)  (1,124)
Debt prepayments........................................  (351)   --       (55)
Dividends paid..........................................   --     (33)     (41)
Cash distributed to Marriott International..............   --    (272)     --
                                                         -----  -----  -------
Cash from (used in) financing activities................    26   (389)    (296)
                                                         -----  -----  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (8)  (222)     162
CASH AND CASH EQUIVALENTS, beginning of year............   103    325      163
                                                         -----  -----  -------
CASH AND CASH EQUIVALENTS, end of year.................. $  95  $ 103  $   325
                                                         =====  =====  =======

              See Notes to Consolidated Financial Statements.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  The structure of Host Marriott Corporation (the "Company," formerly Marriott Corporation) was substantially altered on October 8, 1993 (the "Distribution Date") when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc. ("Marriott International") in a special dividend (the "Distribution"). See Note 2 for a description of the Distribution and related transactions. As of December 30, 1994, the Company owned 119 lodging properties generally operated under Marriott brand names and generally managed by Marriott International. The Company also holds minority interests in various partnerships that own over 260 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (hotels, resorts and suites), moderate-priced (Courtyard by Marriott), and extended-stay (Residence Inn by Marriott).

  The Company also operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 95 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names utilizing franchise and license agreements.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method. The Company's equity in net income (losses) of these affiliates is included in the Real Estate Group's other operating costs and expenses for 1994 and 1993. All material intercompany transactions and balances have been eliminated.

  The Company's financial statements include the results of operations and cash flows of Marriott International through the Distribution Date. Marriott International's results of operations through the Distribution Date included in the accompanying consolidated financial statements consist of the following:

                                                                1993     1992
                                                               -------  -------
                                                                (IN MILLIONS)
   Sales...................................................... $ 5,555  $ 6,971
   Operating Costs and Expenses...............................  (5,283)  (6,645)
   Corporate Expenses.........................................     (46)     (67)
   Net Interest Expense.......................................     (15)     (22)
                                                               -------  -------
     Income Before Income Taxes............................... $   211  $   237
                                                               =======  =======

 Financial Statement Presentation

  As a result of the Distribution and its effect on the structure of the Company, the Company has altered its financial statement presentation to better reflect the Company's current business segments and operating environment. Certain financial statement information for 1993, as presented in prior filings, has been reformatted and reclassified to reflect the Company's current business segments and operating environment. Additionally, the Company's assets are primarily related to its Real Estate Group and, accordingly, the balance sheet has been presented in a non-classified format. Financial statement information for 1992 is presented as previously filed.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31 for U.S. operations and on November 30 for most non-U.S. operations. Fiscal 1994, 1993 and 1992, which ended December 30, 1994, December 31, 1993 and January 1, 1993 for U.S. Operations, respectively, include 52 weeks.

 Revenues and Expenses

  Subsequent to the Distribution, revenues for the Real Estate Group include house profit from the Company's owned hotel properties, lease rentals for the Company's owned senior living communities and net gains (losses) on property transactions. House profit represents hotel operating results, less property-level expenses, excluding depreciation, real and personal property taxes, ground rent, insurance and management fees, which are classified as operating costs and expenses. Operating Group revenues and expenses include sales and related costs of food, beverage and merchandise concession operations of airports, travel plazas and other locations.

  Prior to the Distribution, Real Estate Group, or Lodging, revenues included room sales and food and beverage sales at both owned and managed hotel properties, franchise fees for franchised hotel properties, sales of timeshare units, and sales from senior living communities. Operating Group, or Contract Services, revenues included sales of food, beverages and merchandise at various airports, travel plazas and other locations, as well as contract revenue from various facility management contracts, and distribution service revenues. In 1993, revenues related to Marriott International are included in profits from operations distributed to Marriott International in the accompanying statement of operations.

  Prior to the Distribution, the Company operated 388 hotels under long-term management agreements whereby payments to owners were based primarily on hotel profits. Working capital and operating results of managed hotels operated with the Company's employees were consolidated because the operating responsibilities associated with such hotels were substantially the same as those for owned and leased hotels.

 Earnings (Loss) Per Common Share

  Earnings (loss) per common share are computed on a fully diluted basis by dividing net income (loss) available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities, aggregating 151.5 million in 1994, 121.3 million in 1993 and 106.5 million in 1992. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding shares for 1994 as they are anti-dilutive.

  During 1993, the Company issued 1.8 million common shares to former holders of certain Senior Notes and debentures of the Company as part of the Exchange Offer, 10.9 million common shares to former holders of the Company's preferred stock and during 1993 and 1994, 9.0 million common shares to holders of the LYONs notes upon their conversion (see Note 9). Supplemental earnings per share, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented, was $.42 and $.74 for the fiscal years ended December 31, 1993 and January 1, 1993, respectively. Weighted average shares outstanding, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented, were 138 million and 128 million for the fiscal years ended December 31, 1993 and January 1, 1993, respectively.

 International Operations

  The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates; revenues of $258 million in 1993 (including $223 million related to Marriott International) and

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

$355 million in 1992, and income before income taxes of $26 million in 1993 and $24 million in 1992. International sales and income before income taxes, subsequent to the Distribution, were not material.

 Property and Equipment

  Property and equipment is recorded at cost, including interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related buildings.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular lodging properties, the Company assesses impairment based on whether the net realizable value (estimated sales price less costs of disposal) of each individual property to be sold is less than the net book value. A lodging property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value.

 Inventories

  Merchandise, food items and supplies are stated at the lower of average cost or market. Senior living service condominium units held for sale are carried at a cost of $3 million and $14 million at December 30, 1994 and December 31, 1993, respectively, which did not exceed the net realizable value.

 Intangible Assets

  Intangible assets amounted to $22 million and $25 million at December 30, 1994 and December 31, 1993, respectively, and primarily consist of contract rights. These intangibles are included in other assets and are being amortized on a straight-line basis over periods of five to 40 years. Amortization expense totalled $3 million in 1994, $26 million in 1993, and $33 million in 1992.

 Pre-Opening Costs

  Costs of an operating nature incurred prior to opening of lodging and senior living service properties are deferred and amortized over three years. Such costs, which are included in other assets, amounted to $6 million and $16 million at December 30, 1994 and December 31, 1993, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Self-Insurance Programs

  Prior to the Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Distribution Date.

 Interest Rate Swap Agreements

  The Company has entered into interest rate swap agreements to diversify a portion of its debt to a variable rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

 New Statements of Financial Accounting Standards

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during 1994. Adoption of these statements did not have a material effect on the Company's consolidated financial statements. The Company is also required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," no later than its fiscal year ending December 29, 1995. Adoption of SFAS No. 114 will not have any material effect on the Company's consolidated financial statements.

2. THE DISTRIBUTION

  On October 8, 1993 (the "Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. The Company retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation. Subsequent to the Company's announcement in late 1992 of the planned Distribution, the Company recorded a reserve of $21 million, representing management's best estimate, at that time, of the anticipated costs to complete the Distribution. During 1993, the Company recognized an additional $13 million of charges based on management's revised estimate of the ultimate cost of completing the Distribution. The costs include $30 million payable to attorneys, investment bankers, consultants and financial institutions, and $4 million in employee compensation awards. Substantially all of the unpaid costs at December 31, 1993 were paid during 1994. The other notes to the financial statements discuss further the agreements and events relating to the Distribution.

  In connection with the Distribution, the Company completed an exchange offer ("Exchange Offer") pursuant to which holders of senior notes in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) New Notes ("New Notes") issued by an indirect wholly-owned subsidiary of the Company, Host Marriott Hospitality, Inc. ("Hospitality"). The coupon and maturity date for each series of New Notes is 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the New Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company redeemed all of the old Series F Senior Notes that did not tender in the Exchange Offer, and secured the old Series I Notes equally and ratably with the New Notes issued in the Exchange Offer. The Exchange Offer was treated as an extinguishment of debt and, accordingly, the Company recognized an extraordinary loss of $5 million, net of taxes of $4 million.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the Exchange Offer, the Company effected a Restructuring (the "Restructuring"). As a result of the Restructuring, the Company's most significant asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Hospitality, and Holdings is the borrower under a line of credit (the "Line of Credit") with Marriott International. In the Restructuring, most of the Company's real estate and operating assets were transferred to subsidiaries of Hospitality. Certain assets relating to such businesses (the "retained business") were retained directly by the Company and certain of its other subsidiaries (the "retained business subsidiaries").

  The following condensed unaudited pro forma income statement data for the Company is presented as if the Distribution, Exchange Offer and Restructuring had occurred at the beginning of each period shown. This pro forma data has been presented for informational purposes only. It does not purport to be indicative of the results which may occur in the future.

                                                                 1993    1992
                                                                ------  ------
                                                                (IN MILLIONS)
   Revenues.................................................... $1,354  $1,198
   Operating profit before corporate expenses and interest..... $  122  $  138
   Loss before extraordinary item and accounting changes....... $  (60) $  (37)

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  419  $  432
   Buildings and leasehold improvements.........................  2,821   2,707
   Furniture and equipment......................................    584     585
   Construction in progress.....................................    244     151
                                                                 ------  ------
                                                                  4,068   3,875
   Less accumulated depreciation and amortization...............   (912)   (849)
                                                                 ------  ------
                                                                 $3,156  $3,026
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $10 million in 1994, $11 million in 1993, and $14 million in 1992.

  Most hotels developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. In early 1992, the Company decided it was no longer appropriate to view sales of lodging properties, subject to operating agreements, as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties (with an aggregate carrying value of approximately $1,150 million at that time) as assets held for sale.

  Following discussions with the Staff of the Securities and Exchange Commission, the Company agreed in the second quarter of 1993 to change its method of determining net realizable value of assets reported as held for sale. The Company previously determined net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by hotel brand, in the case of Courtyard hotels, Fairfield Inns and Residence Inns. Beginning in the second fiscal quarter of 1993 and thereafter, under the Company's new accounting policy, net realizable value of all assets held for sale is determined on a property-by-property basis. The after-tax cumulative effect of this change on periods

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

prior to the second quarter of 1993 of $32 million is reflected as a cumulative effect of a change in accounting for assets held for sale in the accompanying consolidated statement of operations for the fiscal year ended December 31, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on results of operations. There was no pro forma effect of this change on the results of operations for 1993 and 1992.

  During the fourth quarter of 1993, the Company engaged in formal negotiations to sell the majority of its Fairfield Inns and executed a letter of intent in January 1994. In the fourth quarter of 1993, the Company considered these hotels as held for sale and recorded a pre-tax charge to earnings of $11 million to write-down the carrying value of 15 such properties to their individual estimated net realizable value. In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns to an unrelated third party. The net proceeds from the sale of such hotels were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds was payable in the form of a note from the purchaser. The gain on the sale of these hotels has been deferred.

4. INVESTMENTS IN AFFILIATES

  Investments in affiliates consist of the following:

                                                       OWNERSHIP
                                                       INTERESTS  1994   1993
                                                       --------- ------ ------
                                                                 (IN MILLIONS)
   Equity investments
     Hotel partnerships which own 45 Marriott Hotels,
      120 Courtyard hotels, 50 Residence Inns and 50
      Fairfield Inns operated by Marriott
      International, Inc., as of December 30, 1994....   1%-50%  $   29 $   31
   Receivables........................................     --       174    189
                                                                 ------ ------
                                                                   $203   $220
                                                                 ====== ======

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated under long-term agreements by Marriott International.

  At December 31, 1993, the Company owned a 50% interest in Times Square Marquis Hotel, L.P. ("Times Square"), formerly Times Square Hotel Company, the owner of the New York Marriott Marquis, and held security interests in an additional 39% of the partnership interests as collateral for loans made to certain partners. The partners were in default on the loans and the Company, for accounting purposes, realized an in-substance foreclosure of their partnership interests. In the first quarter of 1994, the Company foreclosed on a 29% partnership interest and completed the transfer of an additional 7% partnership interest in Times Square in full satisfaction of the loans. As a result, the Company holds an 86% partnership interest in Times Square at December 30, 1994. In 1993, the Company began reporting substantially all the losses of Times Square and on December 31, 1993 began consolidating Times Square. The Company's December 31, 1993 balance sheet was impacted by an increase in debt and other long-term liabilities of approximately $451 million, and a corresponding increase in assets (principally property and equipment).

  In December 1993, the Company sold its 15% interest in the partnership owning the Boston Copley Marriott Hotel for $10.4 million.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In 1993, the Company sold portions of its equity interests in Residence Inns USA partnership for $31 million. These sales reduced the Company's ownership by the fourth quarter of 1993 to 16.6% and allowed the Company to be released from certain debt guarantee obligations. Accordingly, the Company deconsolidated the partnership and removed $64 million of debt and $96 million of property and equipment from its consolidated balance sheet at December 31, 1993. In 1994, the Company sold an additional portion of its equity interests in the partnership for $7 million. A gain on the sale transactions totalling $14 million has been deferred and is being amortized through 1996.

  In the fourth quarter of 1993, a Company-owned addition to a hotel owned by a partnership in which the Company is a general partner was taken through foreclosure by the hotel's lender. The Company's investment in the addition was written off at that time.

  Receivables from affiliates are reported net of reserves of $200 million at December 30, 1994 and $196 million at December 31, 1993. Receivables from affiliates at December 30, 1994 included a $150 million mortgage note at 9% which amortizes through 2003, and net debt service and other advances totalling $14 million which are generally secured by subordinated liens on the properties. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $236 million at December 30, 1994. Net amounts funded under these commitments totalled $2 million in 1994 and $14 million in 1993.

  The Company's pre-tax income from affiliates includes the following:

                                                                1994 1993  1992
                                                                ---- ----  ----
                                                                (IN MILLIONS)
   Management fees, net of direct costs........................ $--  $ 67  $ 82
   Ground rental income........................................  --    14    19
   Interest income.............................................   17   16    16
   Equity in net income (losses)...............................  --   (27)  (24)
                                                                ---- ----  ----
                                                                $ 17 $ 70  $ 93
                                                                ==== ====  ====

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $3,358  $3,446
   Other assets.................................................    346     369
                                                                 ------  ------
     Total assets............................................... $3,704  $3,815
                                                                 ======  ======
   Debt, principally mortgages.................................. $3,658  $3,736
   Other liabilities............................................    839     856
   Partners' deficit............................................   (793)   (777)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $3,704  $3,815
                                                                 ======  ======

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Combined summarized operating results reported by these affiliates follow:

                                                           1994   1993   1992
                                                           -----  -----  -----
                                                             (IN MILLIONS)
   Revenues............................................... $ 705  $ 731  $ 704
   Operating expenses:
     Cash charges (including interest)....................  (491)  (511)  (548)
     Depreciation and other non-cash charges..............  (296)  (299)  (335)
                                                           -----  -----  -----
       Loss before extraordinary item.....................   (82)   (79)  (179)
       Extraordinary item--forgiveness of debt............   113    --     --
                                                           -----  -----  -----
       Net income (loss).................................. $  31  $ (79) $(179)
                                                           =====  =====  =====

5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                      1994 1993
                                                                      ---- ----
                                                                         (IN
                                                                      MILLIONS)
   Other Assets
     Escrow deposits................................................. $ 62 $117
     Deferred financing fees.........................................   38   42
     Intangible assets...............................................   22   25
     Other...........................................................   54   72
                                                                      ---- ----
                                                                      $176 $256
                                                                      ==== ====
   Other Liabilities
     Deferred ground rent............................................ $ 59 $ 49
     Casualty insurance..............................................   42   49
     Deferred income.................................................   20   20
     Other...........................................................   71   90
                                                                      ---- ----
                                                                      $192 $208
                                                                      ==== ====

6.  INCOME TAXES

  The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), during the first quarter of 1993. Prior to such adoption, the Company deferred the past tax effects of timing differences between amounts recorded for financial reporting purposes and taxable income. SFAS 109 requires the recognition of deferred tax assets and liabilities equal to the expected future tax consequences of temporary differences.

  The $30 million cumulative credit resulting from this change in accounting principle has been reflected as a cumulative effect of a change in accounting for income taxes in the consolidated statements of operations for 1993.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Total deferred tax assets and liabilities at December 30, 1994 and December 31, 1993 were as follows:

                                                                   1994   1993
                                                                   -----  -----
                                                                  (IN MILLIONS)
   Gross deferred tax assets...................................... $ 222  $ 257
   Less: Valuation allowance                                         (22)   (22)
                                                                   -----  -----
   Net deferred tax assets........................................   200    235
   Gross deferred tax liabilities.................................  (653)  (677)
                                                                   -----  -----
   Net deferred income tax liability.............................. $(453) $(442)
                                                                   =====  =====

  The valuation allowance required under SFAS 109 primarily represents prior purchase business combination tax credits of $17 million and net operating loss carryforwards (NOLs) of $4 million, the benefits of which were not previously recorded, but which have been recorded under SFAS 109 as deferred tax assets with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the prior purchase business combination tax credits and NOLs will be recorded as a reduction of income tax expense. There was no change in the valuation allowance during 1994 and 1993.

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 30, 1994 and December 31, 1993 follows:

                                                                   1994   1993
                                                                   -----  -----
                                                                   (IN MILLIONS)
   Investments in affiliates...................................... $(308) $(279)
   Property and equipment.........................................  (172)  (199)
   Safe harbor lease investments..................................  (104)  (109)
   Deferred tax gain..............................................   (69)   (90)
   Reserves.......................................................   116    150
   Tax credit carryforwards.......................................    46     50
   Other, net.....................................................    38     35
                                                                   -----  -----
   Net deferred income tax liability.............................. $(453) $(442)
                                                                   =====  =====

  The provision (benefit) for income taxes consists of:

                                                               1994  1993  1992
                                                               ----  ----  ----
                                                               (IN MILLIONS)
   Current  -- Federal......................................   $ (6) $ 57  $39
            -- State........................................      5    30    3
            -- Foreign......................................    --     11   20
                                                               ----  ----  ---
                                                                 (1)   98   62
                                                               ----  ----  ---
   Deferred -- Federal......................................     (3)  (16)  (6)
            -- State........................................    --    (10)  10
            -- Foreign......................................    --    --    (1)
                                                               ----  ----  ---
                                                                 (3)  (26)   3
                                                               ----  ----  ---
                                                               $ (4) $ 72  $65
                                                               ====  ====  ===

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Prior to 1993, deferred income taxes resulted from timing differences in the recognition of income and expenses for financial and tax reporting purposes. Tax effects of these differences for 1992, as reported under the Company's previous method of accounting for income taxes, consist of the following at January 1, 1993 (in millions):

     Depreciation........................................................ $(15)
     Capitalized interest................................................    2
     Partnership interests...............................................   41
     Purchased tax lease benefits........................................   (4)
     Asset dispositions..................................................  (31)
     Capitalized operations..............................................  --
     Casualty claims.....................................................  (17)
     Employee benefit plans..............................................   (2)
     Restructuring costs.................................................    1
     Other, net..........................................................   28
                                                                          ----
                                                                          $  3
                                                                          ====

  At December 30, 1994, the Company has net operating loss carryforwards of $12 million which expire through 2001. Additionally, the Company has approximately $41 million of alternative minimum tax credit carryforwards which do not expire, and $5 million of other tax credits which expire through 2009.

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                             1994    1993  1992
                                                             -----   ----  ----
   Statutory Federal tax rate............................... (35.0%) 35.0% 34.0%
   State income taxes, net of Federal tax benefit...........  15.2   10.1   6.4
   Tax credits..............................................  (3.6)  (2.9) (2.3)
   Additional tax on foreign source income..................   1.0    3.2   --
   Enacted tax rate increase................................   --     5.1   --
   Other, net...............................................   5.0    5.5   5.2
                                                             -----   ----  ----
     Effective income tax rate.............................. (17.4%) 56.0% 43.3%
                                                             =====   ====  ====

  As part of the Distribution, the Company and Marriott International entered into a tax sharing agreement which reflects each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of the Company and Marriott International prior to the Distribution. The majority of the 1994 adjustment to the Distribution of stock of Marriott International related to deferred income taxes.

  Cash paid for income taxes, net of refunds received, was $14 million in 1994, $64 million in 1993, and $93 million in 1992.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

7. LEASES

  Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                 LEASES   LEASES
   -----------                                                 ------- ---------
                                                                 (IN MILLIONS)
   1995.......................................................   $ 2    $  120
   1996.......................................................     2       115
   1997.......................................................     2       105
   1998.......................................................     2       106
   1999.......................................................     1        99
   Thereafter.................................................    10       648
                                                                 ---    ------
   Total minimum lease payments...............................    19    $1,193
                                                                        ======
   Less amount representing interest..........................    (8)
                                                                 ---
   Present value of minimum lease payments....................   $11
                                                                 ===

  The Company leases certain property and equipment under non-cancelable operating leases. Leases related to the Company's Real Estate Group include long-term ground leases for certain hotels, generally with multiple renewal options. Leases related to the Company's Operating Group generally do not have renewal or extension provisions. Certain leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Certain leases also contain contractual rental payment increases throughout the term of the lease. The minimum rent increases are amortized over the term of the applicable lease on a straight-line basis.

  Certain of the leases included above relate to facilities used in the former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $149 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at December 30, 1994 on certain leases relating to divested properties. Such contingent liabilities aggregated $156 million at December 30, 1994. However, management considers the likelihood of any substantial funding related to these leases to be remote.

  Rent expense consists of:

                                                                  1994 1993 1992
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Minimum rentals on operating leases..........................  $128 $199 $195
   Additional rentals based on sales............................    94   87   88
   Payments to owners of managed and leased hotels based primar-
    ily on profits..............................................   --   476  607
                                                                  ---- ---- ----
                                                                  $222 $762 $890
                                                                  ==== ==== ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. DEBT

  Debt consists of the following:

                                                                    1994   1993
                                                                   ------ ------
                                                                   (IN MILLIONS)
   New Senior Notes (New Notes), with an average rate of 10.4% at
    December 30, 1994, maturing through 2011.....................  $  929 $1,234
   Old Senior Notes (Old Notes), with an average rate of 9.0% at
    December 30, 1994, maturing through 2012.....................     135    143
   Notes secured by $1,086 million of real estate assets, with an average rate of 8.6% at December 30, 1994, maturing through
    2012.........................................................     758    799
   Line of Credit, with a variable rate of LIBOR plus 4% (10.125%
    at December 30, 1994), due 2008..............................     163    193
   Acquisition Revolver, secured by $358 million of real estate assets, variable rate of LIBOR plus 1.75% (7.8125% at
    December 30, 1994), due 2001.................................     168    --
   Other notes, with an average rate of 5.6% at December 30,
    1994, maturing through 2017..................................      95     97
   Capital lease obligations.....................................      11     13
                                                                   ------ ------
                                                                   $2,259 $2,479
                                                                   ====== ======

  In connection with the Distribution, the Company entered into the Line of Credit with Marriott International. Pursuant to the Line of Credit, Holdings may borrow up to $630 million for certain permitted uses from Marriott International through 2007, with all unpaid advances due August 31, 2008. Borrowings under the Line of Credit bear interest at LIBOR plus 4%, with any interest in excess of 10.5% per annum deferred. An annual fee of one percent is charged on the unused portion of the commitment. The Line of Credit is guaranteed by the Company and certain subsidiaries.

  The Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures.

  Hospitality is the issuer of the New Notes, which are secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these notes contains covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, to incur additional debt, create additional liens on their respective assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. The net assets of Hospitality at December 30, 1994 were approximately $650 million, substantially all of which are restricted.

  Under the terms of the New Notes indenture, Hospitality is obligated to use 50% to 75% of the net proceeds from the sale of certain assets to prepay New Notes on a pro-rata basis. The Company redeemed approximately $292 million of New Notes in 1994. In connection with the 1994 redemptions, the Company recognized an extraordinary loss of $6 million, net-of-taxes of $3 million. Additionally, under certain circumstances and subject to certain limitations, the Company is required to redeem the New Notes with certain proceeds from refinancing and the sale of equity interests by Hospitality or its subsidiaries. The New Notes are not otherwise subject to redemption prior to maturity.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company has available up to $125 million of first mortgage financing from Marriott International for approximately 60% of the construction and development costs of the Philadelphia Marriott Hotel. As of December 30, 1994, the outstanding loan balance was $88 million. The loan bears interest at LIBOR plus 3% (9.0625% at December 30, 1994) for the period ending two years after construction. For the following 10 years, the loan bears interest at 10% per annum with an additional 2% per annum deferred.

  During 1993, the Company defeased $100 million of Old Series G Senior Notes due in February 1994 for an amount substantially equal to its net carrying value.

  In November 1994, the Company, through its wholly-owned subsidiary, HMC Acquisition Properties, obtained a $230 million secured, seven-year revolving and term loan facility (the "Revolver") for funding future acquisitions of full-service hotels and required improvements thereon. The Revolver bears interest based on LIBOR plus 1.75% and/or the prime rate plus .75%. In November 1996, the Revolver converts to a five-year amortizing loan maturing in November 2001. An annual fee of .5% is charged on the unused portion of the commitment. The Revolver is secured by substantially all of the assets of HMC Acquisition Properties and its subsidiaries and is guaranteed by the Company.

  In August 1994, the Times Square first mortgage loan was extended for five years from its original maturity of December 1993. In connection with the extension, $39 million of principal payments were made on the loan. The principal balance of the loan of $328 million is scheduled to mature as follows: $5 million in each of 1995 through 1997, and $313 million in 1998. Interest on $165 million of the loan is fixed at approximately 8.4% and interest on the remaining portion of the loan is based on LIBOR plus 1.5%. Annual minimum principal amortization of $5 million a year is required and all additional cash flow will be applied as additional amortization until the principal amount of the loan is paid down to $300 million. Once the principal amount of the loan is paid down to $300 million, 75% of future cash flow in excess of minimum amortization requirements ranging up to $9 million per year will be applied to further principal amortization and the remaining 25% will be available for other obligations of Times Square, including loans due to the Company. The Company provides a $10 million debt service guarantee of principal and interest on the loan.

  At December 30, 1994, the Company was party to $500 million aggregate notional amount of interest rate exchange agreements with two financial institutions and one investment bank (the contracting parties). Under these agreements, the Company collects interest at fixed rates (average rate of 7.6% at December 30, 1994) and pays interest based on specified floating interest rates (average rate of 6.7% at December 30, 1994) through 1997. The Company monitors the credit worthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting parties.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Aggregate debt maturities at December 30, 1994, excluding capital lease obligations, are:

                                                                          NOT
                                                             CARRYING  CARRYING
                                                              COMPANY   COMPANY
                                                             GUARANTEE GUARANTEE
                                                             --------- ---------
                                                                (IN MILLIONS)
   1995.....................................................  $   93     $  6
   1996.....................................................      70       50
   1997.....................................................      50        6
   1998.....................................................      20      314
   1999.....................................................      45        2
   Thereafter...............................................   1,217      375
                                                              ------     ----
                                                              $1,495     $753
                                                              ======     ====

  Debt not carrying a Company guarantee includes debt with partial recourse where the Company's exposure is limited to $22 million.

  Cash paid for interest, net of amounts capitalized, was $198 million in 1994, $214 million in 1993, and $209 million in 1992. Deferred financing costs, which are included in other assets, amounted to $38 million and $42 million at December 30, 1994 and December 31, 1993, respectively.

9. CONVERTIBLE SUBORDINATED DEBT

  In June 1991, the Company issued $675 million (principal amount at maturity) of zero coupon convertible subordinated debt in the form of Liquid Yield Option Notes (LYONs) due 2006. Pursuant to the Distribution, Marriott International assumed 90% and the Company retained 10% of the debt obligations evidenced by the LYONs. The LYONs were convertible into 13.277 shares each of the Company's and Marriott International's common stock for each $1,000 principal amount of LYONs. On December 13, 1993, the Company initiated a call of the LYONs redeemable on January 25, 1994. Substantially all of the LYONs' holders elected to convert their LYONs into common stock prior to the redemption. Such conversions represented 8.3 million shares of the Company's common stock issued in 1993 and .7 million shares issued in 1994.

10.  SHAREHOLDERS' EQUITY

  Three hundred million shares of common stock, with a par value of $1 per share, are authorized, of which 153.6 million and 129.7 million were issued and outstanding as of December 30, 1994 and December 31, 1993, respectively. One million shares of preferred stock, without par value, are authorized, of which 258 shares (equivalent to 258,000 depositary shares) of 8.25% Series A cumulative convertible preferred stock ("Series A Preferred") were issued and outstanding as of December 30, 1994. Additional paid-in capital at December 30, 1994 includes deferred compensation credits of $15 million.

  On January 27, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $230 million. In connection with the class action settlement discussed in Note 17, the Company issued warrants to purchase up to 7.7 million shares of the Company's common stock in 1994.

  Each Series A Preferred depositary share was convertible at any time at the option of the holder into approximately 2.87 shares of common stock. In September 1993, approximately 92%, or 3.7 million depositary shares, were converted into 10.6 million shares of Company common stock. From the Distribution

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

through February 24, 1995, an additional 5% converted. On September 30, 1993, the Company's Board of Directors adjusted the conversion rate of the Company's remaining depositary shares to 19.16 shares of common stock per depository share to reflect the Distribution. Dividends, if declared, are payable quarterly. The Company has not paid six quarterly dividend payments since the Distribution, and, accordingly, the remaining holders of the Series A Preferred stock would be entitled to elect two directors of the Company. Beginning on January 15, 1996, the Series A Preferred stock is redeemable, in whole or in part, at the Company's option, at $52.48 per depositary share, declining ratably to $50 per depositary share in 2002, plus accrued and unpaid dividends to the redemption date.

  In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on February 20, 1989. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock, or begins a tender or Exchange Offer for 30% or more of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are nonvoting and will expire on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the right.

11. EMPLOYEE STOCK PLANS

  Total shares of common stock reserved and available under employee stock plans at December 30, 1994 are:

                                                                   (IN MILLIONS)
     Comprehensive plan...........................................     22.7
     Employee stock purchase plan.................................      3.5
                                                                       ----
                                                                       26.2
                                                                       ====

  Under the comprehensive stock plan (the "comprehensive plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the Company has an employee stock purchase plan (the "stock purchase plan"). The principal terms and conditions of the two plans are summarized below.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Employee stock options may be granted to officers and key employees at not less than fair market value on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years. In connection with the Distribution, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies. Therefore, the options outstanding at December 30, 1994 and December 31, 1993 reflect these revised exercise prices. Option activity is summarized as follows:

                                                        NUMBER OF   OPTION PRICE
                                                         SHARES      PER SHARE
                                                      ------------- ------------
                                                      (IN MILLIONS)
   Balance at January 3, 1992........................     14.5         $ 7-39
   Granted...........................................      3.2          15-19
   Exercised.........................................      (.8)          7-18
   Cancelled.........................................     (1.2)          8-37
                                                          ----
   Balance at January 1, 1993........................     15.7           8-39
   Granted...........................................      1.2           8-26
   Exercised.........................................     (2.3)          2-29
   Cancelled.........................................     (1.0)          2-39
                                                          ----
   Balance at December 31, 1993......................     13.6           2- 8
   Granted...........................................       .6             10
   Exercised.........................................     (2.2)          2- 8
   Cancelled.........................................      (.3)          2- 8
                                                          ----
   Balance at December 30, 1994......................     11.7           2-10
                                                          ====
   Exercisable at December 30, 1994..................      8.1
                                                          ====

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing until retirement. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1994, 1993 and 1992, 159,000, 489,000, and 671,000 shares were granted, respectively, under this plan.

  In 1993, restricted stock plan shares under the comprehensive plan were issued to officers and key executives and will be distributed over the next three to ten years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of the stock. Prior to 1993, restricted stock shares were issued to officers and key employees and are distributed over 10 years in annual installments, subject to certain prescribed conditions including continued employment. The Company recognizes compensation expense on these pre-1993 awards over the restriction period equal to the fair market value of the shares on the date of issuance. The Company issued 3,537,000, and 32,000 shares under these plans in 1993 and 1992, respectively. The Company recorded compensation expense of $6 million and $400,000 in 1994 and 1993, respectively, related to these awards.

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Under the terms of the stock purchase plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

12. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors, and totalled $2 million for 1994, $20 million for 1993, and $25 million for 1992.

  The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits" during 1994. Adoption of SFAS 112 did not have a material effect on the accompanying financial statements.

13. OPERATING GROUP RESTRUCTURING

  In November 1993, the Company's Operating Group announced a plan to redesign its operations structure to improve the effectiveness and competitiveness of the business. Implementation of the new structure was completed in the first quarter of 1994. The Company incurred costs of approximately $7 million, principally for severance, relocation, and the write-off of development costs for a data processing system no longer required under the new organizational structure, which was accrued as a restructuring charge in the fourth quarter of 1993.

14. ACQUISITIONS AND DISPOSITIONS

  In 1994, the Company acquired 15 full-service hotels totalling approximately 6,000 rooms in several transactions for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company accounts for all 18 of these properties as owned hotels for accounting purposes. The Company's summarized, consolidated pro forma results of operations, assuming the hotel additions occurred on January 2, 1993, are as follows (in millions, except per share amounts):

                                                                   1994    1993
                                                                  ------  ------
                                                                   (UNAUDITED)
     Revenue..................................................... $1,560  $1,835
     Net income (loss) available for common stock................    (13)     63
     Income (loss) per common share..............................   (.09)    .45

  During 1994, the Company sold its 14 senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value. See Note 3 for a discussion of the 1994 sale of 26 Fairfield Inns.

  During the fourth quarter of 1993, the Company realized proceeds of approximately $42 million on the disposition of two preferred stock investments.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In February 1992, the Company sold 13 Courtyard hotels for $146 million in a sale/leaseback transaction. The Company also sold seven full-service hotels in 1992, for total proceeds of $200 million. Pre-tax gains on these full-service hotel sales of approximately $15 million were offset by adjustments to previously established reserves, resulting in no net gain or loss.

  In 1992, the Company sold with recourse certain timeshare notes receivable taken by its vacation resorts division in connection with the sale of timesharing units. Net proceeds from these transactions totaled $34 million in 1992.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments are shown below.

                                                 DECEMBER 30,    DECEMBER 31,
                                                     1994            1993
                                                --------------- ---------------
                                                CARRYING  FAIR  CARRYING  FAIR
                                                 AMOUNT  VALUE   AMOUNT  VALUE
                                                -------- ------ -------- ------
                                                         (IN MILLIONS)
Financial assets
  Receivables from affiliates..................  $  174  $  172  $  189  $  187
  Notes receivable and other...................      50     109     150     232
Financial liabilities
  Debt.........................................   2,248   2,198   2,466   2,470
Other financial instruments
  Affiliate debt service commitments...........     --      --      --        5
  Interest rate swap agreements................     --       12     --       33

  Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit, the Revolver, and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $236 million at December 30, 1994 and $271 million at December 31, 1993. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would receive to terminate the swap agreements. The aggregate notional amount of the agreements was $500 million at December 30, 1994 and December 31, 1993.

16. RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  In connection with the Distribution, the Company and Marriott International entered into agreements which provide, among other things, that (i) lodging properties owned by the Company as of the Distribution Date will be managed by Marriott International under agreements with initial terms of 20 years and which are subject to renewal at the option of Marriott International for up to three additional 10-year terms; (ii) the Company will lease its owned senior living communities to Marriott International prior to their disposal (see Note
14); (iii) Marriott International guarantees the Company's performance in connection with certain loans

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

and other obligations; (iv) the Company can borrow up to $630 million for certain permitted uses under the Line of Credit and up to $125 million of first mortgage financing for construction of the Philadelphia Marriott Hotel (see
Note 8); and (v) Marriott International assumed 90% of the LYONs obligation (see Note 9). Additionally, 15 management agreements with Marriott International were added or extended in 1994 as a result of the 1994 hotel acquisitions.

  The management agreements generally provide for base management or system fees of three or four percent of gross revenues, a formula based incentive management fee limited to 20 percent of cumulative hotel operating profit, as defined, and reimbursement for certain system-wide operating costs. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied.

  In 1994 and from the Distribution Date through December 31, 1993, the Company paid to Marriott International $41 million and $5 million, respectively, in lodging management fees, $23 million and $5 million in interest and commitment fees under the Revolving Line of Credit and Philadelphia Marriott Hotel mortgage, and $11 million and $3 million under the various transitional service agreements, and earned $14 million and $5 million under the senior living community leases during 1994 and 1993. The Company purchased $65 million and $14 million, respectively, of food and supplies in 1994 and 1993 (after the Distribution Date) from affiliates of Marriott International.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur. Marriott International also has the right of first offer if the Company decides to sell the Operating Group.

17. LITIGATION

  In March 1993, the Company reached agreement in principle (the "Class Action Settlement") with certain holders and recent purchasers of the Company's Old Notes, who had either instituted or threatened litigation in response to the Distribution. In August 1993, the United States District Court approved the Class Action Settlement. In connection with this settlement, the Company issued warrants in 1994 to purchase up to 7.7 million shares of Host Marriott common stock. Such warrants are exercisable for five years from the Distribution Date, at $8.00 per share during the first three years and $10.00 per share during the last two years.

  A group of bondholders (the "PPM Group"), purported to have at one time owned approximately $120 million of Senior Notes, and another group purporting to hold approximately $7.5 million of Senior Notes, opted out of the Class Action Settlement. The PPM Group alleges that laws had been violated in connection with the sale by the Company of certain series of its Senior Notes and debentures and claimed damages of approximately $30 million. The group purporting to hold $7.5 million of Senior Notes settled with the Company in April 1994. Under the terms of the settlement, the Company repurchased the Senior Notes at their par value in the second quarter of 1994.

  In September 1994, the Company settled with certain members of the PPM Group whose claims represented about 40% of the PPM Group's aggregate claims. The claims of the remainder of the PPM Group went to trial in September 1994, and in October 1994, the judge declared a mistrial based on the inability of the jury to reach a verdict. In January 1995, the judge granted the Company's motion for summary judgment to dismiss the PPM Group's claims as a matter of law. An appeal was filed by the PPM Group in February 1995.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company believes that all claims of the PPM Group are without merit and that the appeal will not be successful.

18. BUSINESS SEGMENTS

                                                            1994   1993   1992
                                                           ------ ------ ------
                                                              (IN MILLIONS)
   Identifiable assets
     Real Estate Group.................................... $3,163 $3,117 $3,925
     Operating Group......................................    455    476  1,497
     Other................................................    204    255    880
                                                           ------ ------ ------
                                                            3,822  3,848  6,302
     Discontinued operations..............................    --     --      44
                                                           ------ ------ ------
                                                           $3,822 $3,848 $6,346
                                                           ====== ====== ======
   Capital expenditures
     Real Estate Group.................................... $  155 $  158 $  125
     Operating Group......................................     40     70     79
     Other................................................      3      7      4
                                                           ------ ------ ------
                                                              198    235    208
     Discontinued operations..............................    --     --       2
                                                           ------ ------ ------
                                                           $  198 $  235 $  210
                                                           ====== ====== ======
   Depreciation and amortization
     Real Estate Group.................................... $  113 $  130 $  148
     Operating Group......................................     60    119    122
     Other................................................      1     16     14
                                                           ------ ------ ------
                                                           $  174 $  265 $  284
                                                           ====== ====== ======

  The Real Estate Group is, subsequent to the Distribution, comprised of the Company's owned full-service hotels, resorts and suites, Courtyard hotels, Residence Inns and Fairfield Inns, and senior living communities through their disposition in 1994. Prior to the Distribution, this segment also included the lodging management and vacation ownership resort operations which were distributed to Marriott International.

  The Operating Group segment now consists of food, beverage and merchandise operations at airports, on tollroads and at stadiums, arenas and other attractions. The business units providing food and facilities management services, operation of senior living communities, and distribution services of food and related products were also distributed to Marriott International.

  The results of operations of the Company's business segments are reported in the consolidated statement of operations. Segment operating expenses include selling, general and administrative expenses directly related to the operations of the businesses, aggregating $54 million in 1994, $61 million in 1993 (excluding $316 million related to Marriott International) and $457 million in 1992. Gains and losses resulting from the disposition of assets identified with each segment are included in segment operating profit.

  Current assets and current liabilities of the Operating Group approximated $100 million each at December 30, 1994 and December 31, 1993, respectively.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  As discussed in Note 1, subsequent to the Distribution, revenues for the Real Estate Group include house profit from the Company's owned hotel properties. Accordingly, the following table presents the details of hotel revenues for 1994 and 1993, and revenues and expenses for 1992.

                                                           1994   1993    1992
                                                           -----  -----  ------
                                                             (IN MILLIONS)
   Revenues
     Rooms................................................ $ 668  $ 524  $2,843
     Food and Beverage....................................   250    162   1,190
     Other................................................    56     39     518
                                                           -----  -----  ------
       Total Hotel Revenues...............................   974    725  $4,551
                                                           -----  -----  ======
   Department Costs
     Rooms................................................   170    130  $  676
     Food and Beverage....................................   195    130     917
     Other................................................    29     19   2,625
                                                           -----  -----  ------
       Total Department Costs.............................   394    279  $4,218
                                                           -----  -----  ======
   Department Profit......................................   580    446
   Other Deductions.......................................  (240)  (195)
                                                           -----  -----
   House Profit........................................... $ 340    251
                                                           =====
   Revenues from Owned Hotels in excess of House Profit
    prior to Distribution.................................          355
                                                                  -----
   Revenue per Statement of Operations....................        $ 606
                                                                  =====

19. QUARTERLY FINANCIAL DATA

                                                         1994
                                        --------------------------------------
                                         FIRST  SECOND   THIRD  FOURTH  FISCAL
                                        QUARTER QUARTER QUARTER QUARTER  YEAR
                                        ------- ------- ------- ------- ------
                                         (UNAUDITED, IN MILLIONS, EXCEPT PER
                                                COMMON SHARE AMOUNTS)
Revenues...............................  $301    $359    $387    $454   $1,501
Operating profit before corporate ex-
 penses and interest...................    24      53      61      53      191
Income (loss) before extraordinary
 item..................................   (18)    --       11     (12)     (19)
Net income (loss)......................   (18)    --        8     (15)     (25)
Net income (loss) available for common
 stock.................................   (18)    --        8     (15)     (25)
Income (loss) per common share:
 Income (loss) before extraordinary
  item.................................  (.12)    --      .07    (.08)    (.13)
 Net income (loss).....................  (.12)    --      .05    (.10)    (.17)

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                          1993
                                         --------------------------------------
                                          FIRST  SECOND   THIRD  FOURTH  FISCAL
                                         QUARTER QUARTER QUARTER QUARTER  YEAR
                                         ------- ------- ------- ------- ------
Revenues...............................   $386    $439    $491    $437   $1,753
Operating profit before profit of dis-
 tributed operations, corporate ex-
 penses, and interest..................     19      47      56      12      134
Income (loss) before extraordinary item
 and cumulative effect of accounting
 changes...............................     19      36      27     (25)      57
Net income (loss)......................     17      36      27     (30)      50
Dividends on preferred stock...........     (4)     (4)    --      --        (8)
Net income (loss) available for common
 stock.................................     13      32      27     (30)      42
Income (loss) per common share:
  Income (loss) before extraordinary
   item and cumulative effect of ac-
   counting changes....................    .14     .29     .25    (.21)     .40
  Net income (loss)....................    .12     .29     .25    (.25)     .35

  The first three quarters consist of 12 weeks each, and the fourth quarter includes 16 weeks.

  Third and fourth quarter 1994 results include extraordinary after-tax losses of $3 million, respectively, on the extinguishment of debt. In the second quarter of 1994, the Company recorded $12 million of termination expenses for the transfer of the Company's rights under an unprofitable concessions contract to a third party, which was partially offset by an $8 million reduction in general liability and workers' compensation insurance reserves due to favorable claims experience.

  Fourth quarter 1993 results include pre-tax costs of $13 million related to the Distribution (see Note 2). Also, fourth quarter 1993 results include a charge of $11 million related to a write-down of lodging properties (see Note
3), a charge of $7 millon related to the Operating Group Restructuring (see
Note 13) and the extraordinary after-tax loss of $5 million on the extinguishment of debt (see Note 2). As a result of the Distribution, Marriott International's operations have been substantially eliminated from the fourth quarter 1993 data.

  The sum of the earnings (loss) per common share for the four quarters in 1993 differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

  The first and second quarter 1993 income and per share data have been restated to reflect the cumulative effect of the change in accounting for assets held for sale as if it had occurred in the first quarter of 1993 (see
Note 3). First quarter 1993 earnings per common share was also impacted by the Company's accounting change for income taxes (see Note 6).

20. SUBSEQUENT EVENT (UNAUDITED)

  In March 1995, the Company entered into a sale/leaseback agreement with a real estate investment trust for 21 of the Company's Courtyard properties for $179 million (10% of which is deferred), with the purchaser having the option to buy and lease back up to 33 of the remaining Courtyard properties within one year.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF
THE SECURITIES COVERED BY THIS PROSPECTUS TO ANY PERSON OR BY ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Company...............................................................   10
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Capitalization of the Company.............................................   12
Pro Forma Condensed Consolidated Financial Data...........................   13
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Selected Historical Financial Data........................................   28
Business and Properties...................................................   30
Legal Proceedings.........................................................   38
The Distribution..........................................................   38
The Exchange Offer and Restructuring......................................   38
Financing.................................................................   39
Relationship Between the Company and Marriott International...............   42
Management................................................................   49
Certain Transactions......................................................   55
Ownership of Company Securities...........................................   56
Description of the Warrants...............................................   59
Description of Capital Stock..............................................   61
Certain Federal Income Tax Correspondence.................................   65
Price Range of the Common Stock and Dividends.............................   68
Plan of Distribution......................................................   69
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....   70
Legal Matters.............................................................   75
Experts...................................................................   75
Index to Financial Statements.............................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                               7,700,000 WARRANTS
                            TO PURCHASE COMMON STOCK

                                7,700,000 SHARES
                                OF COMMON STOCK

                                 HOST MARRIOTT
                                  CORPORATION


                               -----------------

                                   PROSPECTUS
                                 APRIL  , 1995

                               -----------------


                                 APRIL  , 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby. Except for the SEC registration fee, all amounts provided are estimated.

      Registration Fee................................................ $ 26,552
      Blue Sky Fees and Expenses......................................    7,000
      Stock Exchange Fees.............................................    1,500
      Legal Fees......................................................  110,000
      Accounting Fees.................................................   60,000
      Printing........................................................   90,000
                                                                       --------
                                                                       $295,052

     --------

     * To be filed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article Eleventh and Article Sixteenth of the Company's Certificate and
Section 7.7 of the Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. The provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions." The Company Certificate and the Company Bylaws and Company Bylaws are included as exhibits to this Registration Statement on Form S-1 of which this Prospectus is a part.

  The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

  In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The Delaware General Corporation Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

  Recent changes in the market for directors and officers liability insurance have resulted in the unavailability for directors and officers of many corporations of any meaningful liability insurance coverage. Insurance carriers have in certain cases declined to renew existing directors and officers liability policies, or have increased premiums to such an extent that the cost of obtaining such insurance becomes prohibitive. Moreover, current policies often exclude coverage for areas where the service of qualified independent directors is most needed. For example, many policies do not cover liabilities or expenses arising from directors' and officers' activities in response to attempts to take over a corporation. Such limitations on the scope of insurance coverage, along with high deductibles and low limits of liability, have undermined meaningful directors and officers liability insurance coverage.

  The unavailability of meaningful directors and officers liability insurance is attributable to a number of factors, many of which are affecting the liability insurance industry generally, including granting of unprecedented damages awards and reduced investment income on insurance company investments.

  According to published sources, the inability of corporations to provide meaningful directors and officers liability insurance has had a damaging effect on the ability of public corporations to recruit and retain corporate directors. Although the Company has not directly experienced this problem, the Company believes it is necessary to take every possible step to ensure that they will be able to attract the best possible officers and directors.

  Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

  Elimination of Liability in Certain Circumstances. Article Sixteenth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent such liability provisions as are provided in Article Sixteenth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteenth eliminates liability of directors for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteenth does not eliminate director liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

  While the Director Liability and Indemnification Provisions provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the directors' duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Sixteenth, which eliminates liability as described above, will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

  Indemnification and Insurance. Under Section 145 of the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indication only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

  Section 7.7 of the Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to
Section 145 of the Delaware General Corporation law.

  Article Eleventh of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article Eleventh also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   2.(i)     Memorandum of Understanding between Marriott Corporation and
             Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
   2.(ii)    Stipulation and Agreement of Compromise and Settlement
             (incorporated by reference from Registration Statement No. 33-
             62444).
   3.1(i)    Restated Certificate of Incorporation of Marriott Corporation
             (incorporated by reference to Current Report on Form 8-K dated
             October 23, 1993).
 **3.1(ii)   Certificate of Correction filed to correct a certain error in the
             Restated Certificate of Incorporation of Host Marriott Corporation
             filed in the Office of the Secretary of State of Delaware on
             August 11, 1992, filed in the Office of the Secretary of State of
             Delaware on October 11, 1994.
   3.2       Amended Marriott Corporation Bylaws (incorporated by reference to
             Current Report on Form 8-K dated October 23, 1993).
   4.1(i)    Indenture between Marriott Corporation and The First National Bank of Chicago dated as of March 1, 1985 (incorporated by reference from Registration Statement No. 2-97034).
   4.1(ii)   Second Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1986
             (incorporated by reference from Current Report on Form 8-K dated
             February 4, 1986).
   4.1(iii)  Third Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of December 1, 1986
             (incorporated by reference from Current Report on Form 8-K dated
             December 10, 1986).
   4.1(iv)   Fourth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 1, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             May 7, 1987).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 4.1(v)      Fifth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of June 12, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             June 18, 1987).
 4.1(vi)     Sixth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of October 23, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             October 30, 1987).
 4.1(vii)    Seventh Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of January 15, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             January 26, 1988).
 4.1(viii)   Eighth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             February 8, 1988).
 4.1(ix)     Ninth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 1, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             May 9, 1988).
 4.1(x)      Tenth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 2, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             May 24, 1988).
 4.1(xi)     Eleventh Supplemental Indenture between Marriott Corporation and
             The First National Bank Chicago dated as of August 27, 1990
             (incorporated by reference from Current Report on Form 8-K dated
             September 4, 1990).
 4.1(xii)    Twelfth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of July 11, 1991
             (incorporated by reference from Current Report on Form 8-K dated
             July 19, 1991).
 4.1(xiii)   Thirteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 22, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             April 29, 1992).
 4.1(xiv)    Fourteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 28, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             May 5, 1992).
 4.1(xv)     Fifteenth Supplemental Indenture between Marriott Corporation and
             Bank One, Columbus, NA. dated as of October 8, 1993 ((incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).
 4.2(i)      Indenture between Marriott Corporation and Chemical Bank dated as of June 5, 1991 (incorporated by reference from Registration
             Statement No. 33-39858).
 4.2(ii)     First Supplemental Indenture dated as of September 30, 1993 among
             Marriott Corporation, Chemical Bank and Marriott International,
             Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
 4.3(i)      Marriott Corporation Certificate of Designation of the Series A
             Cumulative Convertible Preferred Stock dated December 17, 1991
             (incorporated by reference from Current Report on Form 8-K dated
             December 23, 1991).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   4.3(ii)   Marriott Corporation Certificate of Designation, Preferences and
             Rights of Series A Junior Participating Preferred Stock
             (incorporated by reference from Registration Statement No.
             33-39858).
   4.4(i)    Rights Agreement between Marriott Corporation and the Bank of New
             York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).
   4.4(ii)   First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993
             (incorporated by reference to Registration Statement No. 33-
             51707).
   4.5       Indenture by and among Host Marriott Hospitality, Inc., as Issuer,
             HMH Holdings, Inc., as Parent Guarantor, HMH Properties, Inc.,
             Host Marriott Travel Plazas, Inc., Gladieux Corporation, Host
             International, Inc., Marriott Family Restaurants, Inc., Marriott
             Financial Services, Inc., HMH Courtyard Properties, Inc., and
             Marriott Retirement Communities, Inc. and certain of their
             Subsidiaries as Subsidiary Guarantors and Marine Midland Bank,
             N.A., as Trustee, with respect to the New Notes (including the
             Form of New Notes) (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
 **4.6(i)    Form of Warrant Agreement by and between Host Marriott Corporation and First Chicago Trust Company of New York as Warrant Agent.
 **4.6(ii)   Form of Warrant Certificate.
 **5         Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
 **7         Opinion of Potter, Anderson & Corroon as to liquidation preference of Series A Cumulative Convertible Preferred Stock.
  10.1       Marriott Corporation Executive Deferred Compensation plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i)
             of the Annual Report on Form 10-K for the fiscal year ended
             December 28, 1991).
  10.2       Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan
             effective as of October 8, 1993 (incorporated by reference from
             Current Report on Form 8-K dated October 23, 1993).
  10.3       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.4       Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.5       Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.6       Corporate Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.7       Procurement Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
  10.8       Supply Agreement dated as of October 8, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.9       Casualty Claims Administration Agreement dated as of October 8,
             1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.10      Employee Benefits Administration Agreement dated as of October 8,
             1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.11      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.12      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of October 8, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.13      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
 +10.14      Host Marriott Lodging Management Agreement--Marriott Hotels,
             Resorts and Hotels dated September 25, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Registration Statement No. 33-
             51707).
 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
  10.15(i)   Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott
             International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).
  10.15(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated
             September 25, 1993 between a subsidiary of Marriott International,
             Inc. and a subsidiary of the Company (incorporated by reference to
             Registration Statement No. 33-51707).
  10.15(iii) Consolidation Letter Agreement pertaining to Fairfield Inns dated
             September 25, 1993 between a subsidiary of Marriott International,
             Inc. and a subsidiary of the Company (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.16      Marriott Senior Living Services Facilities Lease by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Registration Statement
             No. 33-51707).
  10.17(i)   Line of Credit and Guarantee Reimbursement Agreement by and among
             HMH Holdings, Inc. as borrower, Marriott International, Inc. as lender and Marriott Corporation and certain subsidiaries as guarantors dated as of October 8, 1993 (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

 EXHIBIT NO.  DESCRIPTION
 -----------  -----------
   10.17(ii)  Form of Amendment No. 1 to Line of Credit and Guarantee
              Reimbursement Agreement among HMH Holdings, Inc. as Borrower,
              Marriott International, Inc. as Lender and Host Marriott
              Corporation; HMC Acquisitions, Inc.; Host Marriott GTN
              Corporation; Host La Jolla, Inc.; Marriott Properties, Inc. and
              Willmar Distributors, Inc. as Guarantors (incorporated by
              reference to Registration Statement No. 33-51707).
 **10.17(iii) Amendment No. 2 to Line of Credit and Guarantee Reimbursement
              Agreement dated as of October 4, 1994, among HMH Holdings, Inc.
              as Borrower, Marriott International, Inc. as Lender, and Host
              Marriott Corporation; HMC Acquisitions, Inc.; Host Marriott GTN
              Corporation; Host LaJolla, Inc.; Marriott Properties, Inc. and
              Willmar Distributors, Inc. as Guarantors.
   10.17(iv)  Amendment No. 3 to Line of Credit and Guarantee Reimbursement
              Agreement dated as of November 29, 1994, among HMH Holdings,
              Inc. as Borrower, Marriott International, Inc. as Lender, and
              Host Marriott Corporation; HMC Acquisitions, Inc.; Host Marriott
              GTN Corporation; Host LaJolla, Inc.; Marriott Properties, Inc.
              and Willmar Distributors, Inc. as Guarantors (incorporated by reference to Current Report on Form 10-K dated March 29, 1995).
   10.18      Philadelphia Convention Center Hotel Mortgage Commitment Letter
              dated as of October 8, 1993 by and between Philadelphia Market
              Street Marriott Hotel Limited Partnership and Marriott
              International, Inc. (incorporated by reference to Registration
              Statement No. 33-51707).
   10.19      LYONs Allocation Agreement dated as of September 30, 1993 by and between Marriott Corporation and Marriott International, Inc.
              (incorporated by reference from Current Report on Form 8-K dated
              October 23, 1993).
   10.20      Host Consulting Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
              (incorporated by reference from Current Report on Form 8-K dated
              October 23, 1993).
   10.21       Architecture and Construction Services Agreement dated as of
               October 8, 1993 by and between Marriott Corporation and
               Marriott International, Inc. (incorporated by reference from
               Current Report on Form 8-K dated October 23, 1993).
   10.22      Marriott/Host Marriott Employees' Profit Sharing Retirement and
              Savings Plan and Trust (incorporated by reference from
              Registration Statement No. 33-62444).
   10.23      Working Capital Agreement by and between Host Marriott
              Corporation and Marriott International, Inc. dated as of
              September 25, 1993 (incorporated by reference from Registration
              Statement No. 33-62444)
  *11         Statement re: Computation of Per Share Earnings.
  *12         Computation of Ratio of Earnings to Fixed Charges.
  *22         Subsidiaries of Host Marriott Corporation.
  *23.1       Consent of Independent Public Accountants.
 **23.2       Consent of Christopher G. Townsend, Esq. (included in his
              opinion filed as Exhibit 5).
 **23.3       Consent of Potter, Anderson & Corroon (included in its opinion filed as Exhibit 7).

- --------
 * Filed herewith.
** Previously filed.
 + Agreement filed is illustrative of numerous other agreements to which the Company is a party.

  (b) Financial Statements Schedules

  The following financial statement schedules of Host Marriott Corporation are included:

     Schedule I

                  --Condensed financial information of
                  registrant                       S-2 to S-6

     Schedule III

                  --Real estate and accumulated depreciation   S-7
                  to S-8

  All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

ITEM 17: UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON APRIL 10, 1995.


                                          Host Marriott Corporation

                                                 /s/ Matthew J. Hart
                                          By___________________________________
                                                      Matthew J. Hart
                                            Executive Vice President and Chief
                                                     Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

                                        President, Chief
               *                         Executive Officer      April 10, 1995
- -------------------------------------    (Principal
        STEPHEN F. BOLLENBACH            Executive Officer)
                                         and Director

                                        Executive Vice
      /s/ Matthew J. Hart                President and Chief    April 10, 1995
- -------------------------------------    Financial Officer
           MATTHEW J. HART               (Principal
                                         Financial Officer)

                                        Senior Vice
      /s/ Jeffrey P. Mayer               President-- Finance    April 10, 1995
- -------------------------------------    and Corporate
          JEFFREY P. MAYER               Controller
                                         (Principal
                                         Accounting Officer)

                                        Chairman of the
- -------------------------------------    Board of Directors
         RICHARD E. MARRIOTT

                                        Director
               *                                                April 10, 1995
- -------------------------------------
          R. THEODORE AMMON

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                                        Director
- -------------------------------------
         J.W. MARRIOTT, JR.

                                        Director
               *                                                April 10, 1995
- -------------------------------------
         ANN DORE MCLAUGHLIN

                                        Director
               *                                                April 10, 1995
- -------------------------------------
          HARRY J. VINCENT

                                        Director
               *                                                April 10, 1995
- -------------------------------------
           ANDREW J. YOUNG


      /s/ Matthew J. Hart                                       April 10, 1995
- -------------------------------------
  MATTHEW J. HART ATTORNEY-IN-FACT

           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

TO HOST MARRIOTT CORPORATION

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Host Marriott Corporation and subsidiaries (formerly Marriott Corporation), included in this registration statement and have issued our report thereon dated February 24, 1995. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules appearing on pages S-2 through S-8 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subject to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.

February 24, 1995

                                                                 SCHEDULE I

                                                                PAGE 1 OF 5

                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           CONDENSED BALANCE SHEETS

                              DECEMBER 30, DECEMBER 31,
                                  1994         1993
                              ------------ ------------
                                    (IN MILLIONS)
                        ASSETS
Property and Equipment......     $1,750       $1,249
Investments in Affiliates...         31           66
Notes Receivable............         11           84
Accounts Receivable.........         47           37
Inventories.................          6            7
Investment in and advances
 to Holdings................        820          783
Other Assets................         57          161
Cash and Cash Equivalents...         45           55
                                 ------       ------
    Total Assets............     $2,767       $2,442
                                 ======       ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a Company
   guarantee of repayment...     $  612       $  488
  Debt not carrying a Com-
   pany guarantee of repay-
   ment.....................        754          749
                                 ------       ------
                                  1,366        1,237
Accounts Payable and Accrued
 Expenses...................         67           74
Deferred Income Taxes.......        476          442
Other Liabilities...........        148          164
Convertible Subordinated
 Debt.......................        --            20
                                 ------       ------
    Total Liabilities.......      2,057        1,937
                                 ------       ------
Shareholders' Equity
  Convertible Preferred
   Stock....................         13           14
  Common Stock..............        154          130
  Additional Paid-in Capi-
   tal......................        479          253
  Retained Earnings.........         64          108
                                 ------       ------
                                    710          505
                                 ------       ------
    Total Liabilities and
     Shareholders' Equity...     $2,767       $2,442
                                 ======       ======

- --------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.

          See Accompanying Notes to Condensed Financial Information.

                                                                 SCHEDULE I

                                                                PAGE 2 OF 5

                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED STATEMENTS OF OPERATIONS

  FISCAL YEARS ENDED DECEMBER 30, 1994; DECEMBER 31, 1993; AND JANUARY 1, 1993

                                                           1994   1993   1992
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Revenues.................................................   $352  $ 467  $ 548
Operating costs and expenses.............................    294    445    500
                                                           -----  -----  -----
Operating profit before corporate expenses and interest..     58     22     48
Corporate expenses.......................................    (20)   (28)   (48)
Interest expense.........................................    (86)  (164)  (214)
Interest income..........................................     12     12      7
                                                           -----  -----  -----
Loss before income taxes, equity in earnings of subsidi-
 aries and cumulative effect of changes in accounting
 principles..............................................    (36)  (158)  (207)
Equity in earnings of Holdings...........................      7     71    120
Benefit for income taxes.................................      4     16     38
                                                           -----  -----  -----
Loss before equity in earnings of Marriott International
 and cumulative effect of changes in accounting princi-
 ples....................................................    (25)   (71)   (49)
Equity in earnings of Marriott International, net-of-tax.    --     123    134
                                                           -----  -----  -----
Income (loss) before cumulative effect of changes in ac-
 counting principles.....................................    (25)    52     85
Cumulative effect of changes in accounting principles....    --      (2)   --
                                                           -----  -----  -----
Net income (loss)........................................  $ (25) $  50  $  85
                                                           =====  =====  =====

- --------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.

          See Accompanying Notes to Condensed Financial Information.

                                                                 SCHEDULE I

                                                                PAGE 3 OF 5
                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED STATEMENTS OF CASH FLOWS

  FISCAL YEARS ENDED DECEMBER 30, 1994; DECEMBER 31, 1993; AND JANUARY 1, 1993

                                                        1994    1993    1992
                                                        -----  ------  -------
                                                           (IN MILLIONS)
CASH FROM OPERATIONS................................... $  34  $   81  $    67
                                                        -----  ------  -------
INVESTING ACTIVITIES
  Net proceeds from sale of assets.....................    45      46      377
  Capital expenditures.................................  (133)   (100)     (34)
  Acquisitions.........................................  (417)    --       --
  Other................................................    99     (32)     (77)
                                                        -----  ------  -------
  Cash from (used in) investing activities.............  (406)    (86)     266
                                                        -----  ------  -------
FINANCING ACTIVITIES
  Issuances of debt....................................   211     287      519
  Issuances of common stock............................   238      12        7
  Repayments of debt...................................   (91)   (453)  (1,123)
  Transfers from Marriott International and Holdings,
   net.................................................     4     357      380
  Dividends paid.......................................   --      (33)     (41)
  Cash distributed to Marriott International...........   --     (272)     --
                                                        -----  ------  -------
  Cash from (used in) financing activities.............   362    (102)    (258)
                                                        -----  ------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....... $ (10) $ (107) $    75
                                                        =====  ======  =======

- --------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.

          See Accompanying Notes to Condensed Financial Information.

                                                                 SCHEDULE I

                                                                PAGE 4 OF 5
                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                   NOTES TO CONDENSED FINANCIAL INFORMATION

A) On October 8, 1993, Host Marriott Corporation (the "Parent Company", formerly Marriott Corporation) completed a Distribution of Marriott International common stock and an Exchange Offer. See Note 2 to the Company's consolidated financial statements for more information about the Distribution and Exchange Offer.

  In connection with the Exchange Offer, the Parent Company effected a Restructuring (the "Restructuring"). As a result of the Restructuring, the Parent Company's most significant asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Host Marriott Hospitality, Inc. ("Hospitality"), and Holdings is the borrower under a $630 million Line of Credit with Marriott International.

  In the Restructuring, most of the Parent Company's real estate and operating assets were transferred to subsidiaries of Hospitality. The remaining assets were retained directly by the Parent Company and certain of its other subsidiaries (the "Retained Businesses") and are unrestricted.

  Hospitality is the issuer of senior notes (the "New Notes") secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these New Notes contain covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, incur additional debt, create additional liens on its subsidiaries' assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. At December 30, 1994, substantially all of Hospitality's net assets are restricted.

  Accordingly, the accompanying financial statements present the operations of the Parent Company and Retained Businesses with the investment in, and operations of, Holdings and Hospitality presented on the equity method of accounting.

B) The accompanying financial statements present the financial position, results of operations and cash flows of the Parent Company and Retained Businesses as if the organizational structure described in Note A was in place for all periods presented. Marriott Corporation's historical basis in the assets and liabilities of the Parent Company and Retained Businesses has been carried over. All material intercompany transactions between the companies have been eliminated.

C) As a result of the Distribution and its effect on the structure of the Parent Company and Retained Businesses, the financial statement presentation has been altered to better reflect the Parent Company and Retained Businesses' current business segments and operating environment. Accordingly, certain financial statement information for 1993 and 1992 has been reformatted and reclassified to reflect the Parent Company and Retained Businesses' current business segments and operating environment.

D) Under the terms of the Exchange Offer, Hospitality issued New Notes as partial consideration for Old Notes, originally issued by the Company. Additionally, the Company has secured the Old Series I Notes as discussed in
   Note 2 to the Company's consolidated financial statements. Accordingly, for the twelve-week period from October 8, 1993 through December 31, 1993, and for the fiscal year ended December 30, 1994, Hospitality's financial statements reflect the impact of the New Notes actually issued plus the effects of the Old Series I Notes which have been pushed down to Hospitality. For the periods presented up to October 8, 1993, Hospitality's financial statements reflect the pushed down effects of 100% of that

                                                                 SCHEDULE I

                                                                PAGE 5 OF 5
                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
             NOTES TO CONDENSED FINANCIAL INFORMATION--(CONTINUED)

   portion of the Old Notes that would have been replaced with New Notes had the Company received tenders for 100% of the aggregate amount of Old Notes that were subject to the Exchange Offer. Investments in and advances to Holdings and debt include $87 million at December 30, 1994 and December 31, 1993 which has been pushed down to Hospitality. Related interest expense of $8 million, $94 million and $125 million fiscal 1994, 1993, and 1992, respectively, is included in interest expense in the accompanying condensed statements of income.

  Aggregate debt maturities at December 30, 1994 are (in millions):

     1995................................................................ $   97
     1996................................................................    118
     1997................................................................     54
     1998................................................................    334
     1999................................................................     25
     Thereafter..........................................................    738
                                                                          ------
                                                                          $1,366
                                                                          ======

E) The accompanying statements of income reflect the equity in earnings of Holdings, including its wholly-owned subsidiary Hospitality after elimination of interest expense (see Note D) and before income taxes. Holdings is included in the consolidated income tax returns of Host Marriott Corporation.

F) Corporate expenses in 1993 and 1992 reflect pre-tax costs of $13 million and $16 related to the Distribution discussed in Note A.

                                                               SCHEDULE III

                                                                PAGE 1 OF 2

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                             DECEMBER 30, 1994

                               (IN MILLIONS)

                                                             GROSS AMOUNT AT
                             INITIAL COSTS                  DECEMBER 30, 1994
                           -----------------             ------------------------
                                             SUBSEQUENT                                           DATE OF
                                BUILDINGS &     COSTS         BUILDINGS &         ACCUMULATED  COMPLETION OF   DATE   DEPRECIATION
    DESCRIPTION       DEBT LAND IMPROVEMENTS CAPITALIZED LAND IMPROVEMENTS TOTAL  DEPRECIATION CONSTRUCTION  ACQUIRED     LIFE
    -----------       ---- ---- ------------ ----------- ---- ------------ ------ ------------ ------------- -------- ------------
Full-service Hotels:
  New York Marriott
  Marquis Hotel New
  York, NY..........  $354 $  0    $  552       $ 14     $  0    $  566    $  566    $ (81)          1986        N/A         50
  San Francisco
  Moscone Center San
  Francisco, CA.....   230    0       278          2        0       280       280      (22)          1989        N/A         50
  Other full-service
  properties, each
  less than 5% of
  total.............   254  115       786        193      115       979     1,094     (173)       various    various         40
                      ---- ----    ------       ----     ----    ------    ------    -----
    Total full-
    service.........   838  115     1,616        209      115     1,825     1,940     (276)
Courtyard...........     0  112       395          7      112       402       514      (42)       various        N/A         40
Residence Inn.......     0   38       104         21       40       123       163      (10)       various        N/A         40
Other properties,
each less than 5% of
total...............     0  129         5         23      152         5       157       (1)       various        N/A    various
                      ---- ----    ------       ----     ----    ------    ------    -----
    Total...........  $838 $394    $2,120       $260     $419    $2,355    $2,774    $(329)
                      ==== ====    ======       ====     ====    ======    ======    =====

                                                               SCHEDULE III

                                                                PAGE 2 OF 2

                HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                             DECEMBER 30, 1994

                               (IN MILLIONS)

NOTES:

(A) The change in total cost of properties for the year ended December 30, 1994 is as follows:

     Balance at December 31, 1993....................................... $2,668
      Additions:
       Acquisitions.....................................................    502
       Capital expenditures.............................................     40
      Deductions:
       Dispositions and other...........................................   (436)
                                                                         ------
     Balance at December 30, 1994....................................... $2,774
                                                                         ======

(B) The change in accumulated depreciation and amortization for the year ended December 30, 1994 is as follows:

     Balance at December 31, 1993......................................... $298
      Depreciation and amortization.......................................   58
      Dispositions and other..............................................  (27)
                                                                           ----
     Balance at December 30, 1994......................................... $329
                                                                           ====

(C) The aggregate cost of properties for Federal income tax purposes is approximately $2,231 million at December 30, 1994.

(D) The total cost of properties excludes construction-in-progress properties.

                                 EXHIBIT INDEX

 EXHIBIT NO.  DESCRIPTION
 -----------  -----------
    2.(i)     Memorandum of Understanding between Marriott Corporation and
              Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
    2.(ii)    Stipulation and Agreement of Compromise and Settlement
              (incorporated by reference from Registration Statement No. 33-
              62444).
    3.1(i)    Restated Certificate of Incorporation of Marriott Corporation
              (incorporated by reference to Current Report on Form 8-K dated
              October 23, 1993).
  **3.1(ii)   Certificate of Correction filed to correct a certain error in the
              Restated Certificate of Incorporation of Host Marriott
              Corporation filed in the Office of the Secretary of State of
              Delaware on August 11, 1992, fled in the Office of the Secretary of State of Delaware on October 11, 1994.
    3.2       Amended Marriott Corporation Bylaws (incorporated by reference to
              Current Report on Form 8-K dated October 23, 1993).
    4.1(i)    Indenture between Marriott Corporation and The First National
              Bank of Chicago dated as of March 1, 1985 (incorporated by reference from Registration Statement No. 2-97034).
    4.1(ii)   Second Supplemental Indenture between Marriott Corporation and
              The First National Bank of Chicago dated as of February 1, 1986
              (incorporated by reference from Current Report on Form 8-K dated
              February 4, 1986).
    4.1(iii)  Third Supplemental Indenture between Marriott Corporation and The
              First National Bank of Chicago dated as of December 1, 1986
              (incorporated by reference from Current Report on Form 8-K dated
              December 10, 1986).
    4.1(iv)   Fourth Supplemental Indenture between Marriott Corporation and
              The First National Bank of Chicago dated as of May 1, 1987
              (incorporated by reference from Current Report on Form 8-K dated
              May 7, 1987).
    4.1(v)    Fifth Supplemental Indenture between Marriott Corporation and The
              First National Bank of Chicago dated as of June 12, 1987
              (incorporated by reference from Current Report on Form 8-K dated
              June 18, 1987).
    4.1(vi)   Sixth Supplemental Indenture between Marriott Corporation and The
              First National Bank of Chicago dated as of October 23, 1987
              (incorporated by reference from Current Report on Form 8-K dated
              October 30, 1987).
    4.1(vii)  Seventh Supplemental Indenture between Marriott Corporation and
              The First National Bank of Chicago dated as of January 15, 1988
              (incorporated by reference from Current Report on Form 8-K dated
              January 26, 1988).
    4.1(viii) Eighth Supplemental Indenture between Marriott Corporation and
              The First National Bank of Chicago dated as of February 1, 1988
              (incorporated by reference from Current Report on Form 8-K dated
              February 8, 1988).
    4.1(ix)   Ninth Supplemental Indenture between Marriott Corporation and The
              First National Bank of Chicago dated as of May 1, 1988
              (incorporated by reference from Current Report on Form 8-K dated
              May 9, 1988).

 EXHIBIT NO.  DESCRIPTION
 -----------  -----------
    4.1(x)    Tenth Supplemental Indenture between Marriott Corporation and The
              First National Bank of Chicago dated as of May 2, 1988
              (incorporated by reference from Current Report on Form 8-K dated
              May 24, 1988).
    4.1(xi)   Eleventh Supplemental Indenture between Marriott Corporation and
              The First National Bank Chicago dated as of August 27, 1990
              (incorporated by reference from Current Report on Form 8-K dated
              September 4, 1990).
    4.1(xii)  Twelfth Supplemental Indenture between Marriott Corporation and
              The First National Bank of Chicago dated as of July 11, 1991
              (incorporated by reference from Current Report on Form 8-K dated
              July 19, 1991).
    4.1(xiii) Thirteenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of April 22, 1992
              (incorporated by reference from Current Report on Form 8-K dated
              April 29, 1992).
    4.1(xiv)  Fourteenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of April 28, 1992
              (incorporated by reference from Current Report on Form 8-K dated
              May 5, 1992).
    4.1(xv)   Fifteenth Supplemental Indenture between Marriott Corporation and
              Bank One, Columbus, NA. dated as of October 8, 1993 (incorporated by reference from Current Report on Form 8-K dated October 23,
              1993).
    4.2(i)    Indenture between Marriott Corporation and Chemical Bank dated as of June 5, 1991 (incorporated by reference from Registration
              Statement No. 33-39858).
    4.2(ii)   First Supplemental Indenture dated as of September 30, 1993 among
              Marriott Corporation, Chemical Bank and Marriott International,
              Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
    4.3(i)    Marriott Corporation Certificate of Designation of the Series A
              Cumulative Convertible Preferred Stock dated December 17, 1991
              (incorporated by reference from Current Report on Form 8-K dated
              December 23, 1991).
    4.3(ii)   Marriott Corporation Certificate of Designation, Preferences and
              Rights of Series A Junior Participating Preferred Stock
              (incorporated by reference from Registration Statement No.
              33-39858).
    4.4(i)    Rights Agreement between Marriott Corporation and the Bank of New
              York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).
    4.4(ii)   First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993
              (incorporated by reference to Registration Statement No. 33-
              51707).
    4.5       Indenture by and among Host Marriott Hospitality, Inc., as
              Issuer, HMH Holdings, Inc., as Parent Guarantor, HMH Properties,
              Inc., Host Marriott Travel Plazas, Inc., Gladieux Corporation,
              Host International, Inc., Marriott Family Restaurants, Inc.,
              Marriott Financial Services, Inc., HMH Courtyard Properties,
              Inc., and Marriott Retirement Communities, Inc. and certain of their Subsidiaries as Subsidiary Guarantors and Marine Midland
              Bank, N.A., as Trustee, with respect to the New Notes (including the Form of New Notes) (incorporated by reference from Current
              Report on Form 8-K dated October 23, 1993).
  **4.6(i)    Form of Warrant Agreement by and between Host Marriott
              Corporation and First Chicago Trust Company of New York as
              Warrant Agent.
  **4.6(ii)   Form of Warrant Certificate.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 **5         Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
 **7         Opinion of Potter, Anderson & Corroon as to liquidation preference of Series A Cumulative Convertible Preferred Stock.
  10.1       Marriott Corporation Executive Deferred Compensation plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i)
             of the Annual Report on Form 10-K for the fiscal year ended
             December 28, 1991).
  10.2       Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan
             effective as of October 8, 1993 (incorporated by reference from
             Current Report on Form 8-K dated October 23, 1993).
  10.3       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.4       Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.5       Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.6       Corporate Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.7       Procurement Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.8       Supply Agreement dated as of October 8, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.9       Casualty Claims Administration Agreement dated as of October 8,
             1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.10      Employee Benefits Administration Agreement dated as of October 8,
             1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.11      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.12      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of October 8, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
  10.13      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).

  EXHIBIT NO.  DESCRIPTION
  -----------  -----------
   +10.14      Host Marriott Lodging Management Agreement--Marriott Hotels,
               Resorts and Hotels dated September 25, 1993 by and between
               Marriott Corporation and Marriott International, Inc.
               (incorporated by reference to Registration Statement No. 33-
               51707).
   +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels
               dated September 25, 1993 by and between Marriott Corporation and
               Marriott International, Inc. (incorporated by reference to
               Registration Statement No. 33-51707).
   +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
               September 25, 1993 by and between Marriott Corporation and
               Marriott International, Inc. (incorporated by reference to
               Registration Statement No. 33-51707).
   +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns dated
               September 25, 1993 by and between Marriott Corporation and
               Marriott International, Inc. (incorporated by reference to
               Registration Statement No. 33-51707).
    10.15(i)   Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott
               International, Inc. and a subsidiary of the Company
               (incorporated by reference to Registration Statement No. 33-
               51707).
    10.15(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated September 25, 1993 between a subsidiary of Marriott
               International, Inc. and a subsidiary of the Company
               (incorporated by reference to Registration Statement No. 33-
               51707).
    10.15(iii) Consolidation Letter Agreement pertaining to Fairfield Inns dated September 25, 1993 between a subsidiary of Marriott
               International, Inc. and a subsidiary of the Company
               (incorporated by reference to Registration Statement No. 33-
               51707).
   +10.16      Marriott Senior Living Services Facilities Lease by and between
               Marriott Corporation and Marriott International, Inc.
               (incorporated by reference to Registration Statement
               No. 33-51707).
    10.17(i)   Line of Credit and Guarantee Reimbursement Agreement by and
               among HMH Holdings, Inc. as borrower, Marriott International,
               Inc. as lender and Marriott Corporation and certain subsidiaries as guarantors dated as of October 8, 1993 (incorporated by reference from Current Report on Form 8-K dated October 23,
               1993).
    10.17(ii)  Form of Amendment No. 1 to Line of Credit and Guarantee
               Reimbursement Agreement among HMH Holdings, Inc. as Borrower,
               Marriott International, Inc. as Lender and Host Marriott
               Corporation; HMC Acquisitions, Inc.; Host Marriott GTN
               Corporation; Host La Jolla, Inc.; Marriott Properties, Inc. and
               Willmar Distributors, Inc. as Guarantors (incorporated by
               reference to Registration Statement No. 33-51707).
  **10.17(iii) Amendment No. 2 to Line of Credit and Guarantee Reimbursement
               Agreement dated as of October 4, 1994, among HMH Holdings, Inc.
               as Borrower, Marriott International, Inc. as Lender, and Host
               Marriott Corporation; HMC Acquisitions, Inc.; Host Marriott GTN
               Corporation; Host LaJolla, Inc; Marriott Properties, Inc. and
               Willmar Distributors, Inc. as Guarantors.
    10.17(iv)  Amendment No. 3 to Line of Credit and Guarantee Reimbursement
               Agreement dated as of November 29, 1994, among HMH Holdings,
               Inc. as Borrower, Marriott International, Inc. as Lender, and
               Host Marriott corporation; HMC Acquisitions, Inc.; Host Marriott
               GTN Corporation; Host LaJolla, Inc.; Marriott Properties, Inc.
               and Willmar Distributors, Inc. as Guarantors (incorporated by reference to Current Report on Form 10-K dated March 29, 1995).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   10.18     Philadelphia Convention Center Hotel Mortgage Commitment Letter
             dated as of October 8, 1993 by and between Philadelphia Market
             Street Marriott Hotel Limited Partnership and Marriott
             International, Inc. (incorporated by reference to Registration
             Statement No. 33-51707).
   10.19     LYONs Allocation Agreement dated as of September 30, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
   10.20     Host Consulting Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
   10.21     Architecture and Construction Services Agreement dated as of
             October 8, 1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
   10.22     Marriott/Host Marriott Employees' Profit Sharing Retirement and
             Savings Plan and Trust (incorporated by reference from
             Registration Statement No. 33-62444).
   10.23     Working Capital Agreement by and between Host Marriott Corporation and Marriott International, Inc. dated as of September 25, 1993
             (incorporated by reference from Registration Statement No. 33-
             62444).
  *11        Statement re: Computation of Per Share Earnings.
  *12        Computation of Ratio of Earnings to Fixed Changes.
  *22        Subsidiaries of Host Marriott Corporation.
  *23.1      Consent of Independent Public Accountants.
 **23.2      Consent of Christopher G. Townsend, Esq. (included in his opinion filed as exhibit 5).
 **23.3      Consent of Potter, Anderson & Corroon (included in its opinion filed as exhibit 7).

- --------
 * Filed herewith.
** Previously filed.
 + Agreement filed is illustrative of numerous other agreements to which the Company is a party.